                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )


     Filed by the Registrant [X]

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                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            BRISTOL HOTEL COMPANY
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             BRISTOL HOTEL COMPANY
                               14285 MIDWAY ROAD
                              DALLAS, TEXAS  75244



                                 April 7, 1997






Dear Stockholder:


       You are invited to attend Bristol's 1997 annual meeting of stockholders to be held at 9:00 a.m., local time, on April 28, 1997 at the Company's Harvey Hotel - Addison, located at 14315 Midway Road, Dallas, Texas.


       In addition to the election of Directors and other matters normally presented, at the 1997 annual meeting, stockholders will vote on the adoption of the previously announced agreement under which the Company would acquire Holiday Inns, Inc. The Board of Directors of the Company believes that the Holiday Inns acquisition substantially enhances the Company's leadership position in the United States lodging industry and positions the Company for further growth. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AGREEMENT, AS WELL AS THE OTHER MATTERS EXPECTED TO BE VOTED UPON AT THE MEETING.


       The adoption of the Holiday Inns acquisition agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on March 14, 1997, the record date for the annual meeting. The holder of a majority of such shares has agreed to vote in favor of the adoption of the acquisition agreement and the other matters expected to be voted upon at the meeting. Accordingly, such actions are expected to be approved irrespective of whether or the manner in which other stockholders vote.


       We hope that you are able to attend the annual meeting. Whether or not you are able to attend the meeting, please sign, date and return your proxy card in the enclosed postage paid envelope as soon as possible. If you later decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so and your proxy will have no further effect. If you attend the meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

       The matters to be considered at the annual meeting are described in the enclosed proxy materials, which all stockholders are urged to review carefully.

                                           Very truly yours,


                                           J. Peter Kline
                                           President and Chief Executive Officer

                             BRISTOL HOTEL COMPANY
                               14285 MIDWAY ROAD
                              DALLAS, TEXAS  75244

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Bristol Hotel Company:


       Notice is hereby given that the 1997 annual meeting of stockholders (including any adjournments or postponements thereof, the "Annual Meeting") of Bristol Hotel Company ("Bristol") will be held at 9:00 a.m., local time, on April 28, 1997 at the Harvey Hotel - Addison, located at 14315 Midway Road, Dallas, Texas for the following purposes:


       1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition of Holiday Inns, Inc. ("Holiday Inns") by Bristol. Pursuant to the Merger Agreement, among other things, (i) Holiday Inns will merge with and into Bristol (the "Merger"), (ii) the shares of Holiday Inns Common Stock outstanding immediately prior to the Merger will be converted into the right to receive an aggregate of 2,391,286 shares of Bristol Common Stock, and (iii) Bristol's Board of Directors (the "Board") will be reconstituted so as to consist of the current members thereof and three persons designated for election thereto by Holiday Corporation, Holiday Inns' parent company, and Bass America Inc., an affiliate of Holiday Inns and Holiday Corporation ("BAI" and, together with Holiday Corporation, the "Holiday Entities"). In addition, immediately following the Merger, Bristol will issue an additional 6,981,832 shares of Bristol Common Stock to BAI in satisfaction of a portion of the Holiday Inns debt assumed by Bristol in the Merger;

       2. To consider and vote upon a proposal to amend Bristol's certificate of incorporation (the "Bristol Charter") to increase the number of authorized shares of Bristol Common
              Stock from 75,000,000 to 150,000,000 and to remove the provisions in the Bristol Charter relating to the classification of the Board (the "Charter Amendment");



       3.     To elect two directors;



       4. To ratify the appointment of Arthur Andersen LLP as Bristol's independent accountants; and



       5. To transact such other business as may properly come before the Annual Meeting.


Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this notice. A copy of the Merger Agreement is attached as Annex A thereto. Stockholders are urged to review these materials carefully.

       A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for the ten days prior to the Annual Meeting at Bristol's offices located at 14285 Midway Road, Suite 300, Dallas, Texas 75244.


       The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Bristol Common Stock outstanding on March 14, 1997, the record date for the Annual Meeting (the "Record Date"). The holder of a majority of such shares has agreed to vote such shares in favor of the adoption of the Merger Agreement and the matters referred to in Paragraphs 2, 3 and 4 above. Accordingly, the adoption of the Merger Agreement and the approval of such other matters are expected to occur irrespective of whether or the manner in which other Bristol stockholders vote.


                                           By Order of the Board of Directors,


                                           Joel M. Eastman
                                           Secretary


Dallas, Texas
April 7, 1997

                              PROXY STATEMENT OF

                            BRISTOL HOTEL COMPANY

                     1997 ANNUAL MEETING OF STOCKHOLDERS

                             --------------------



       This Proxy Statement is being furnished to all holders of Bristol Common Stock in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held on April 28, 1997.



       This Proxy Statement relates, among other things, to the Merger Agreement, a copy of which is attached hereto as Annex A, among Bristol, Holiday Corporation and Holiday Inns, pursuant to which, among other things,
(i) Holiday Inns will merge with and into Bristol, (ii) the shares of Holiday Inns Common Stock outstanding immediately prior to the Merger will be converted into the right to receive an aggregate of 2,391,286 shares of Bristol Common Stock (the "Merger Shares"), and (iii) the Board will be reconstituted so as to consist of the current members thereof and three persons designated for election by the Holiday Entities. In addition, immediately following the Merger, Bristol will issue an additional 6,981,832 shares of Bristol Common Stock (the "Debt Exchange Shares") to BAI in satisfaction of a portion of the Holiday Inns debt assumed by Bristol in the Merger (the "Debt Exchange") and use $300 million cash provided by a new credit facility to satisfy the remainder of Holiday Inns' intercompany debt. This Proxy Statement also relates to a proposal to amend the Bristol Charter to increase the number of authorized shares of Bristol Common Stock and to remove the provisions therein relating to the classification of the Board, the election of two members of the Board and the ratification of the appointment of Arthur Andersen LLP as Bristol's independent accountants.



       The Merger Shares and the Debt Exchange Shares are expected to represent 9.2% and 26.9%, respectively, of the shares of Bristol Common Stock outstanding after the Merger and the Debt Exchange. Based on the closing sale price of the Bristol Common Stock on April 4, 1997, the Merger Shares had an aggregate market value of $97.4 million and the Debt Exchange Shares had an aggregate market value of $284.5 million. The Merger Shares and the Debt Exchange Shares constitute all of the shares of Bristol Common Stock that will be issued to the Holiday Entities in connection with the Merger, the Debt Exchange and the related transactions. Such shares are expected to represent 36.1% of the Bristol Common Stock outstanding immediately after such transactions.



       Bristol's largest stockholder has agreed to vote the shares of Bristol Common Stock which it owns or has the power to vote or direct the vote, which shares constitute 51.2% of the outstanding Bristol Common Stock as of the Record Date, in favor of the adoption of the Merger Agreement and the other proposals discussed in this Proxy Statement, and the executive officers and directors of Bristol, who together beneficially own and have the power to vote or direct the vote of shares constituting an additional 13.3% of the Bristol Common Stock outstanding on the Record Date, have informed Bristol that they also intend so to vote such shares. Accordingly, adoption of the Merger Agreement and the approval of such other matters are assured irrespective of whether or the manner in which other stockholders vote at the Annual Meeting.



       This Proxy Statement, the accompanying form of proxy and Bristol's 1996 annual report to stockholders are first being mailed to stockholders of Bristol on or about April 7, 1997.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
SUMMARY ...................................................................    1
       The Annual Meeting .................................................    1
       The Acquisition ....................................................    2
       The Merger Agreement ...............................................    5

CERTAIN FINANCIAL DATA ....................................................    8
       Historical Financial Data ..........................................    8
       Selected Pro Forma Financial Data ..................................    8

THE ANNUAL MEETING ........................................................   10
       Date, Time and Place ...............................................   10
       Matters to be Considered at the Annual Meeting .....................   10
       Record Date; Stock Entitled to Vote; Quorum ........................   10
       Votes Required .....................................................   10
       Voting of Proxies ..................................................   11
       Revocability of Proxies ............................................   11
       Solicitation of Proxies ............................................   11

THE ACQUISITION ...........................................................   12
       General ............................................................   12
       The Combined Company ...............................................   12
       Background of the Acquisition ......................................   12
       Reasons for the Acquisition; Recommendations of the Board ..........   13
       Opinion of Financial Advisor .......................................   15
       Anticipated Accounting Treatment ...................................   19
       Interests of Certain Persons in the Acquisition ....................   19

THE MERGER AGREEMENT ......................................................   22
       General ............................................................   22
       The Parties ........................................................   22
       Structure of the Merger ............................................   22
       Effective Time .....................................................   22
       Merger Consideration; Debt Exchange ................................   22
       Working Capital ....................................................   23
       Capital Expenditures ...............................................   23
       New Credit Facility ................................................   23
       Certain Federal Income Tax Consequences ............................   24
       Representations and Warranties .....................................   24
       Conduct of Business Pending the Merger .............................   24
       Employee Benefits ..................................................   26
       Conditions to the Consummation of the Merger .......................   26
       Indemnification ....................................................   28
       Termination ........................................................   28
       Amendment and Waiver ...............................................   29
       Expenses ...........................................................   29
       Appraisal Rights ...................................................   29
       Required Regulatory Approvals ......................................   29
       Amendment of Bristol Bylaws ........................................   29
       Other Agreements ...................................................   29





                                      (i)

                                                                            PAGE
                                                                            ----
AMENDMENT OF BRISTOL CHARTER ..............................................   33

THE ACQUIRED BUSINESS .....................................................   34

BOARD OF DIRECTORS ........................................................   39
       Election of Directors ..............................................   39
       Board Committees ...................................................   39
       Director Nomination Procedures .....................................   40
       Director Compensation ..............................................   40
       Executive Compensation .............................................   40
       Stock Option Grants ................................................   42
       Compensation Plans and Arrangements ................................   43

REPORT ON EXECUTIVE COMPENSATION ..........................................   43
       Base Salary ........................................................   43
       Bonus Program ......................................................   44
       Stock Options ......................................................   44
       Employment Agreements ..............................................   44
       Tax Effects ........................................................   44

MARKET PRICES FOR BRISTOL COMMON STOCK ....................................   45

PERFORMANCE GRAPH .........................................................   45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............   46

CERTAIN RELATIONSHIPS AND TRANSACTIONS ....................................   48

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS ....................   48

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE .............................   49

MISCELLANEOUS .............................................................   49
       Stockholder Proposals for 1998 Annual Meeting ......................   49
       Other Business .....................................................   49

CERTAIN FORWARD-LOOKING STATEMENTS ........................................   49

ADDITIONAL INFORMATION ....................................................   50

INDEX TO FINANCIAL DATA ...................................................  F-1

ANNEXES
       Agreement and Plan of Merger .......................................  A-1
       Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ......  B-1





                                      (ii)

                                    SUMMARY

       The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entireties.

THE ANNUAL MEETING


Date, Time and Place ................    The Annual Meeting will be held at
                                         9:00 a.m., local time, on April 28,
                                         1997 at the Harvey Hotel - Addison,
                                         located at 14315 Midway Road, Dallas,
                                         Texas.



Matters to be Considered at the
Annual Meeting ......................    At the Annual Meeting, holders of
                                         Bristol Common Stock are being asked
                                         to adopt the Merger Agreement and the
                                         Charter Amendment, elect directors and
                                         ratify the appointment of Bristol's
                                         independent accountants.  See "The
                                         Annual Meeting -- Matters to be
                                         Considered at the Annual Meeting."


Record Date .........................    Only holders of record of Bristol
                                         Common Stock at the close of business
                                         on March 14, 1997 are entitled to
                                         receive notice of and to vote at the
                                         Annual Meeting.  See "The Annual
                                         Meeting -- Record Date; Stock Entitled
                                         to Vote; Quorum."


Votes Required ......................    Holders of Bristol Common Stock as of
                                         the Record Date are entitled to one
                                         vote per share on each matter to be
                                         voted on at the Annual Meeting.  The
                                         adoption of the Merger Agreement and
                                         the Charter Amendment requires the
                                         affirmative vote of the holders of a
                                         majority of the shares of Bristol
                                         Common Stock outstanding on the Record
                                         Date (a "Majority Vote").  The
                                         affirmative vote of the holders of a
                                         majority of the shares of Bristol
                                         Common Stock represented at the Annual
                                         Meeting and actually voted (a
                                         "Plurality Vote") is required for the
                                         election of directors and the
                                         ratification of the appointment of
                                         independent accountants and the
                                         approval of any other matter brought
                                         to a vote at the Annual Meeting.  See
                                         "The Annual Meeting -- Votes
                                         Required."



Security Ownership of Management
and Others ..........................    On the Record Date, directors and
                                         executive officers of Bristol and
                                         their affiliates beneficially owned
                                         and had the right to vote or direct
                                         the vote of, in the aggregate, shares
                                         of Bristol Common Stock representing
                                         approximately 13.3% of the shares of
                                         Bristol Common Stock then outstanding,
                                         and United/Harvey Holdings, L.P.
                                         ("Holdings"), Bristol's largest
                                         stockholder, beneficially owned and
                                         had the right to vote or direct the
                                         vote of shares of Bristol Common Stock
                                         representing approximately 51.2% of
                                         such shares.  Holdings has agreed to
                                         vote such shares in favor of the
                                         adoption of the Merger Agreement and
                                         the Charter Amendment, the election of
                                         directors and the ratification of the
                                         appointment of independent accountants
                                         as contemplated herein, and the
                                         executive officers and directors of
                                         Bristol have informed Bristol that
                                         they also intend so
                                         to vote their shares. Accordingly, each
                                         such matter is expected to be approved
                                         irrespective of whether or the manner
                                         in which other stockholders vote.  See
                                         "The Annual Meeting -- Share Ownership
                                         of Management and Others" and
                                         "Security Ownership of Certain
                                         Beneficial Owners and Management."

THE ACQUISITION


The Merger ..........................    In the Merger, (i) Holiday Inns will
                                         be merged with and into Bristol, (ii)
                                         the shares of Holiday Inns Common
                                         Stock outstanding immediately prior to
                                         the Merger will be converted into the
                                         right to receive an aggregate of
                                         2,391,286 shares of Bristol Common
                                         Stock, and (iii) the Board will be
                                         reconstituted so as to consist of the
                                         current members thereof and three
                                         persons designated for election by
                                         Holiday Corporation. Immediately
                                         following the Merger, Bristol will
                                         issue an additional 6,981,832 shares
                                         of Bristol Common Stock to BAI in
                                         satisfaction of a portion of the
                                         Holiday Inns debt assumed by Bristol
                                         in the Merger.  The Merger Shares and
                                         the Debt Exchange Shares are expected
                                         to represent 9.2% and 26.9%,
                                         respectively, of the Bristol Common
                                         Stock outstanding after the Merger and
                                         the Debt Exchange.


Asset Purchases .....................    In connection with the Merger, Holiday
                                         Inns B.V. and Holiday Inns of Canada,
                                         Ltd., affiliates of Holiday Inns and
                                         Holiday Corporation, will enter into
                                         agreements of purchase and sale (the
                                         "Asset Purchase Agreements") with
                                         Bristol pursuant to which Bristol will
                                         acquire at the effective time of the
                                         Merger (the "Effective Time") seven
                                         hotels owned by such entities for an
                                         aggregate of $91 million in cash.  See
                                         "The Merger Agreement -- Other
                                         Agreements -- Asset Purchase
                                         Agreements." The Merger and the
                                         acquisition of such hotels are
                                         collectively referred to herein as the
                                         "Acquisition." The combined business
                                         conducted by Holiday Inns and such
                                         hotels immediately prior to the
                                         Effective Time is referred to herein
                                         as the "Acquired Business."

Bristol ...........................      Bristol is a leading owner/operator of
                                         hotels in the southern United States,
                                         with 39 hotels containing a total of
                                         approximately 10,000 rooms.  Bristol's
                                         properties are primarily full-service
                                         hotels in the upscale and mid-priced
                                         segments of the lodging industry that
                                         presently operate under Bristol's own
                                         brand names, including Bristol
                                         Suites(TM), Harvey Hotel(TM) and
                                         Harvey Suites(TM), and under franchise
                                         agreements with national hotel chains,
                                         including Holiday Inn(TM), Hampton
                                         Inn(TM) and Marriott(TM).  Bristol's
                                         hotels are located in eight states,
                                         with 28 hotels concentrated in the
                                         Dallas, Houston and Atlanta markets.
                                         Bristol owns all but one of the 39
                                         hotels it manages.

Holiday Inns ......................      Holiday Inns is a leading
                                         owner/operator of hotels in the mid-
                                         priced segment of the lodging industry
                                         under the Holiday Inn(TM) and Holiday
                                         Inn Select(TM) brand names.  At the
                                         Effective Time, it is anticipated that
                                         the Acquired Business will own, lease
                                         and/or manage 61 hotels containing a
                                         total of over 18,000 rooms (the
                                         "Acquired Hotel Assets").  Of these
                                         properties, 45 hotels are owned or
                                         leased by the Acquired Business, 13
                                         hotels are managed (but not owned) by
                                         the Acquired Business and three hotels
                                         are managed by the Acquired Business
                                         and owned by partnerships in which the
                                         Acquired Business owns an equity
                                         interest.  The 61 hotels are located
                                         in 19 states, the District of Columbia
                                         and Canada, with concentrations in the
                                         southern and southwestern United
                                         States and California, and operate
                                         under Holiday Inns' brands.


                                         Holiday Inns was organized as a
                                         Tennessee corporation in 1953.  In
                                         addition to owning, leasing or
                                         managing certain of the Acquired Hotel
                                         Assets, Holiday Inns presently
                                         conducts certain franchise and other
                                         business activities.  These other
                                         businesses, and the related assets and
                                         liabilities, will be transferred out
                                         of Holiday Inns immediately prior to
                                         the Acquisition.  Holiday Corporation
                                         will indemnify Bristol and certain
                                         related persons in respect of
                                         liabilities and obligations unrelated
                                         to the business to be acquired by
                                         Bristol in the Acquisition (the
                                         "Contributed Liabilities").  Because
                                         Holiday Inns is not a publicly traded
                                         company, no solicitation of its
                                         stockholders will be made in
                                         connection with the Acquisition; such
                                         stockholders have already voted in
                                         favor of adoption of the Merger
                                         Agreement.


The Combined Company ................    Following the Acquisition, Bristol
                                         will be the largest Holiday Inn
                                         franchisee in the world and one of the
                                         largest owner/operators of full-
                                         service hotels in the United States.
                                         Bristol's portfolio will consist of 82
                                         owned hotels containing approximately
                                         24,000 rooms, 14 hotel management
                                         contracts and three Bristol-managed
                                         hotels owned by joint ventures.
                                         Bristol plans to spend at least $150
                                         million over the next three years to
                                         redevelop a substantial number of the
                                         Acquired Hotel Assets.  In connection
                                         with the Acquisition, Bristol and
                                         Holiday Corporation entered into
                                         various agreements under which,
                                         subject to certain limitations,
                                         Bristol will have the right to pursue
                                         certain hotel acquisition and
                                         development opportunities presented to
                                         Holiday Corporation and affiliated
                                         entities, and an affiliate of Holiday
                                         Corporation will have the right, with
                                         certain limitations, to franchise each
                                         hotel owned or managed by Bristol.
                                         See "The Merger Agreement -- Other
                                         Agreements -- Hotel Properties
                                         Agreement." Following the Acquisition,
                                         Bristol intends to reflag a number of
                                         its hotels with a Holiday Inn, Holiday
                                         Inn Select or Crowne Plaza brand, to
                                         continue to pursue additional
                                         acquisitions of properties or hotel
                                         management contracts and to pursue
                                         possible capital markets and other
                                         transactions designed to enhance
                                         further Bristol's financial
                                         flexibility and stockholder  value.
                                         Such transactions could include, among
                                         others, the issuance of additional
                                         debt or equity securities by Bristol
                                         or the securitization of certain
                                         assets, including Acquired Hotel
                                         Assets.

Recommendations of the
Board ...............................    The Board has unanimously determined
                                         that the Acquisition is in the best
                                         interests of Bristol and its
                                         stockholders and recommends that
                                         Bristol's stockholders vote "for"
                                         adoption of the Merger Agreement.  See
                                         "The Acquisition -- Reasons for the
                                         Acquisition; Recommendations of the
                                         Board." The Board also recommends that
                                         stockholders vote in favor of the
                                         adoption of the Charter Amendment, the
                                         election of directors and the
                                         ratification of the appointment of
                                         independent accountants as
                                         contemplated herein.


Opinion of Financial Advisor ........    On December 14, 1996, Merrill Lynch,
                                         Pierce, Fenner & Smith Incorporated
                                         ("Merrill Lynch") delivered its
                                         opinion to the Board that, as of such
                                         date, the proposed consideration to be
                                         paid by Bristol pursuant to the
                                         Acquisition was fair to Bristol from a
                                         financial point of view.  Such opinion
                                         was subsequently reconfirmed as of the
                                         date of this Proxy Statement by
                                         Merrill Lynch.  A copy of Merrill
                                         Lynch's opinion, which sets forth the
                                         assumptions and qualifications made,
                                         matters considered and limitations on
                                         the review by Merrill Lynch in
                                         rendering its opinion, is attached as
                                         Annex B to this Proxy Statement, is
                                         incorporated herein by reference and
                                         should be carefully read in its
                                         entirety.  Bristol has agreed to pay
                                         certain fees to Merrill Lynch for its
                                         services in connection with the
                                         Acquisition, a substantial portion of
                                         which are contingent upon consummation
                                         of the Acquisition.  See "The
                                         Acquisition -- Opinion of Financial
                                         Advisor."

Anticipated Accounting Treatment  ...    The Acquisition will be accounted for
                                         by Bristol using the purchase method
                                         of accounting.  See "The Acquisition
                                         -- Anticipated Accounting Treatment."


Interests of Certain Persons
in the Acquisition ..................    Certain directors and executive
                                         officers of Bristol, Holiday
                                         Corporation, BAI and Holdings have
                                         certain interests in the Acquisition
                                         that are different from, or in
                                         addition to, the interests of
                                         stockholders of Bristol generally.
                                         Such interests relate to or arise from
                                         the terms of the Merger Agreement and
                                         related agreements providing for (i)
                                         certain employment agreements for
                                         Bristol's chief executive officer and
                                         chief operating officer (which, among
                                         other things, provide for an increase
                                         in the annual base pay of each of such
                                         officers of approximately $200,000),
                                         (ii) the Board to consist of nine
                                         members, initially consisting of
                                         Bristol's chief executive officer and
                                         chief operating officer, three
                                         directors to be designated by Holdings
                                         (who currently serve on the Board),
                                         three directors to be designated by
                                         the Holiday Entitiesand one director
                                         to be designated by Bristol's chief
                                         executive officer and chief operating
                                         officer and certain other provisions
                                         relating to the governance of Bristol
                                         after the Merger, (iii) the election
                                         of Donald J. McNamara, a principal of
                                         an affiliate of Holdings, as Chairman
                                         of the Board, so long as he is a
                                         director of Bristol, (iv) the grant to
                                         each of Holdings and the Holiday
                                         Entities of preemptive rights in the
                                         event of certain issuances of Bristol
                                         Common Stock for cash,

                                         (v) the grant to an affiliate of
                                         Holiday Corporation of the right,
                                         subject to certain limitations, to
                                         franchise each hotel owned or managed
                                         by Bristol, and (vi) the Acquired
                                         Hotel Assets to be operated under
                                         Holiday Inns' brands with franchise
                                         fees payable to affiliates of the
                                         Holiday Entities.  In addition, in
                                         connection with the Acquisition,
                                         Bristol and Holiday Hospitality Corp.
                                         ("HHC"), a subsidiary of Holiday Inns,
                                         will enter into an agreement pursuant
                                         to which certain services will be
                                         provided to Bristol for a transitional
                                         period following the Acquisition.  See
                                         "The Acquisition -- Interests of
                                         Certain Persons in the Acquisition"
                                         and "The Merger Agreement -- Other
                                         Agreements -- Stockholders' Agreement"
                                         and "-- Hotel Properties Agreement."

THE MERGER AGREEMENT

The Merger ..........................    At the Effective Time, Holiday Inns
                                         will merge with and into Bristol, with
                                         Bristol being the surviving
                                         corporation.


Conversion of Shares ................    At the Effective Time, the outstanding
                                         shares of Holiday Inns Common Stock
                                         will be converted into the right to
                                         receive an aggregate of 2,391,286
                                         shares of Bristol Common Stock.  See
                                         "The Merger Agreement -- Merger
                                         Consideration; Debt Exchange." The
                                         Merger Shares are expected to
                                         represent 9.2% of the Bristol Common
                                         Stock outstanding after the
                                         Acquisition.  Based on the closing
                                         sale price of the Bristol Common Stock
                                         on April 4, 1997, the aggregate value
                                         of the Merger Shares is $97.4 million.



Debt Exchange .......................    In connection with the Merger, Bristol
                                         will assume $500 million of
                                         indebtedness owed by Holiday Inns to
                                         BAI (the "Holiday Inns Intercompany
                                         Debt"). Immediately following the
                                         Effective Time, Bristol will issue an
                                         additional 6,981,832 shares of Bristol
                                         Common Stock to BAI in satisfaction of
                                         $199,854,939 of the Holiday Inns
                                         Intercompany Debt and will repay
                                         $300,145,061 of the debt with cash
                                         expected to be provided to Bristol
                                         pursuant to a new $560 million bank
                                         credit facility.  See "The Merger
                                         Agreement -- Merger Consideration;
                                         Debt Exchange" and "-- New Credit
                                         Facility." The Debt Exchange Shares
                                         are expected to represent 26.9% of the
                                         Bristol Common Stock outstanding after
                                         the Acquisition.  Based on the closing
                                         sale price of the Bristol Common Stock
                                         on April 4, 1997, the aggregate value
                                         of the Debt Exchange Shares is $284.5
                                         million.



Fixed Acquisition Pricing ...........    There is no provision in the Merger
                                         Agreement to adjust the number of
                                         Merger Shares or Debt Exchange Shares
                                         for changes in market prices for
                                         Bristol Common Stock.  Since the
                                         announcement of the Merger Agreement
                                         on December 15, 1996, market prices
                                         for Bristol Common Stock have
                                         increased substantially.  See "Market
                                         Prices for Bristol Common Stock."


Working Capital ...................      Within 90 days after the Effective
                                         Time, Holiday Corporation and Bristol
                                         will agree upon the amount of final
                                         working capital of Holiday Inns.  If
                                         the Working Capital amount exceeds $0,
                                         Bristol
                                         will pay to HHC such excess.  If the
                                         working capital is less then $0,
                                         Holiday Corporation will pay Bristol
                                         such deficiency. See "The Merger
                                         Agreement -- Working Capital."


Capital Expenditures ................    Within 90 days after the Effective
                                         Time, Holiday Corporation and Bristol
                                         will agree upon the amount of capital
                                         expenditures made from October 1, 1996
                                         to the Effective Time with respect to
                                         the Acquired Hotel Assets.  If the
                                         amount exceeds the sum of $15.0
                                         million and 4% of Holiday Inns' hotel
                                         revenues during such period, then
                                         Holiday Inns will borrow the excess
                                         from BAI, and Bristol will assume such
                                         debt.  If the amount is less than the
                                         sum of $15.0 million and 4% of such
                                         revenues, then Holiday Corporation
                                         will pay Bristol such deficiency.  See
                                         "The Merger Agreement -- Capital
                                         Expenditures."


Certain Federal Income Tax
Consequences ........................    The Merger is intended to be a tax-
                                         free reorganization as a result of
                                         which no gain or loss will be
                                         recognized by Bristol or Holiday Inns
                                         and no gain or loss will be recognized
                                         by Bristol's stockholders.  It is a
                                         condition to the consummation of the
                                         Merger that Holiday Inns receive (i)
                                         an advance letter ruling (the "Tax
                                         Ruling") from the Internal Revenue
                                         Service to the effect that certain
                                         transactions in connection with the
                                         Merger will qualify as tax-free
                                         transactions under the Internal
                                         Revenue Code of 1986, as amended (the
                                         "Code"), and (ii) an opinion (the "Tax
                                         Opinion" and, together with the Tax
                                         Ruling, the "Tax Assurances") of its
                                         counsel, Davis Polk & Wardwell, to the
                                         effect that, among other things, the
                                         Merger will constitute a tax-free
                                         reorganization under the Code.  On
                                         February 28, 1997, Holiday Inns
                                         received the Tax Ruling.  See "The
                                         Merger Agreement -- Certain Federal
                                         Income Tax Consequences" and "--
                                         Conditions to the Consummation of the
                                         Merger."


Conditions to the Merger ............    The obligations of Bristol and Holiday
                                         Inns to consummate the Merger are
                                         subject to various conditions,
                                         including adoption of the Merger
                                         Agreement by Bristol's stockholders;
                                         financing being available to Bristol
                                         under a new credit facility (as
                                         described in "The Merger Agreement --
                                         New Credit Facility"); the absence of
                                         legal restraints or prohibitions
                                         preventing the consummation of the
                                         Merger; the consummation of certain
                                         transactions in connection with, and
                                         the execution of certain agreements
                                         related to, the Merger, including the
                                         execution of, and the consummation of
                                         the transactions contemplated by, the
                                         Asset Purchase Agreements; receipt by
                                         Holiday Inns of the Tax Assurances;
                                         the execution of employment agreements
                                         with Bristol's chief executive officer
                                         and chief operating officer; and the
                                         absence of material adverse
                                         changes with respect to Bristol and
                                         Holiday Inns.  See "The Merger
                                         Agreement -- Conditions to the
                                         Consummation of the Merger."

Termination of the
Merger Agreement ....................    Subject to certain limitations, the
                                         Merger Agreement is subject to
                                         termination at the option of Bristol,
                                         Holiday Corporation or Holiday Inns if
                                         the Merger is not consummated on or
                                         before June 30, 1997, and prior to
                                         such time upon the occurrence of
                                         certain events.  See "The Merger
                                         Agreement -- Termination."

Appraisal Rights ....................    The holders of Bristol Common Stock
                                         are not entitled to appraisal rights
                                         in connection with the adoption of the
                                         Merger Agreement.  See "The Merger
                                         Agreement -- Appraisal Rights."

                             CERTAIN FINANCIAL DATA


HISTORICAL FINANCIAL DATA


       Certain selected consolidated historical financial data of Bristol are included elsewhere in, or incorporated by reference into, this Proxy Statement and are based on consolidated financial statements of Bristol that may be obtained as described in "Additional Information." Certain historical financial data for the Acquired Business are also included elsewhere in this Proxy Statement. See "Index to Financial Data."


       Bristol was formed pursuant to the combination (the "Combination") of United Inns, Inc. ("United Inns") and Harvey Hotel Company, Ltd. ("Harvey Hotel Company"), which was completed on January 31, 1995. On December 18, 1995, Bristol completed its initial public offering of Common Stock (the "IPO"), the net proceeds of which, together with the proceeds of related debt financings (consisting of $70 million aggregate principal amount of Senior Notes Due 2000 (the "Senior Notes") and a $120 million bank credit facility (the "1995 Senior Credit Facility")), were used to refinance certain of Bristol's then-existing indebtedness and for general corporate purposes. In light of the foregoing, the historical financial data of Bristol incorporated or included elsewhere in this Proxy Statement are not necessarily comparable period-to-period or indicative of their respective future results of operations. The financial data for the Acquired Business included elsewhere in this Proxy Statement (referred to in the historical financial statements elsewhere herein as the "Holiday Inn CMH Business") are carve-out financial data and, as such, give effect to the transactions contemplated by (i) the agreement entered into in connection with the Merger Agreement pursuant to which the Acquired Business conducted by Holiday Inns (the "Retained Business") will be separated from the businesses, assets and liabilities that Bristol is not to acquire pursuant to the Merger Agreement (the "Contribution Agreement") and (ii) the transactions contemplated by the Asset Purchase Agreements.

SELECTED PRO FORMA FINANCIAL DATA


       The following table sets forth certain unaudited pro forma financial data for Bristol after giving effect to (i) the Merger and related transactions, including the consummation of the transactions contemplated by the Asset Purchase Agreements, the Contribution Agreement and the Debt Exchange, (ii) the refinancing of the indebtedness outstanding under the 1995 Senior Credit Facility pursuant to borrowings under the new credit facility described in "The Merger Agreement -- New Credit Facility," and (iii) certain other transactions described in "Pro Forma Financial Data" as if the transactions referred to in (i) through (iii) (collectively, the "Pro Forma Transactions") had occurred on December 31, 1996, in the case of the pro forma balance sheet data, and on January 1, 1996, in the case of the pro forma income statement data. The pro forma financial data below have been prepared based on various assumptions set forth in "Pro Forma Financial Data" included elsewhere in this Proxy Statement. The Acquisition will be accounted for under the purchase method of accounting. In connection therewith, the purchase price will be allocated to the assets and liabilities acquired as of the Effective Time, including joint venture interests, and the results of operations of the Acquired Business will be included within Bristol's results of operations from and after the Effective Time. The purchase price has been allocated in the pro forma financial data that follow to identifiable assets and liabilities based on management's best estimates available as of the date of this Proxy Statement. Following the Acquisition, such allocation will be in accordance with appraisals and other information then available to Bristol, which could be materially different from the estimates reflected herein. For purposes of purchase price determination, the value of Bristol Common Stock to be issued in the Merger and the Debt Exchange is $28-5/8 per share. The Merger Agreement was entered into and publicly announced on December 15, 1996. On December 13, 1996, the last trading day before the announcement of the Merger Agreement, the closing sale price per share for Bristol Common Stock as reported in the New York Stock Exchange ("NYSE") Composite Transactions Report was $28-5/8.


       The pro forma income statement data do not give effect to severance and other one-time costs relating to such transactions, inasmuch as such costs are nonrecurring, or synergies and other benefits expected to be achieved in connection with the Acquisition. The pro forma financial data set forth below should be read in conjunction with the historical financial statements of Bristol, including the notes thereto, incorporated by reference in this Proxy Statement and the historical financial statements for the Acquired Business, selected historical financial data of Bristol and the Acquired Business and the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Pro Forma Financial Data," "Additional Information" and "Index to Financial Data." The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Pro Forma Transactions been consummated on the dates indicated or that may occur in the future.


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          FOR THE YEAR ENDED
                                                           DECEMBER 31, 1996
                                                          ------------------
INCOME STATEMENT DATA
Revenue ...........................................            $571,866
Operating income ..................................             103,708
Income before extraordinary item ..................              31,064
Income per common share ...........................                1.18

                                                                 AS OF
                                                           DECEMBER 31, 1996
                                                           -----------------
BALANCE SHEET DATA
Cash and cash equivalents .........................          $   12,944
Working capital ...................................              (6,032)
Total assets ......................................           1,512,268
Long-term debt, including current portion .........             659,837
Total equity ......................................             517,573





             See "Pro Forma Financial Data" and the Notes thereto.

                               THE ANNUAL MEETING

DATE, TIME AND PLACE


       The Annual Meeting will be held at 9:00 a.m., local time, on April 28, 1997 at the Harvey Hotel - Addison, located at 14315 Midway Road, Dallas, Texas.


MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


       At the Annual Meeting, holders of Bristol Common Stock are being asked to adopt the Merger Agreement and the Charter Amendment, elect directors and ratify the appointment of Bristol's independent accountants. THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF BRISTOL AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. ALTHOUGH IT IS PRESENTLY EXPECTED THAT THE ACQUISITION WILL BE CONSUMMATED SHORTLY AFTER THE ANNUAL MEETING, AND THEREUPON THE BOARD WILL BE RECONSTITUTED AS DESCRIBED IN "THE ACQUISITION -- INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION," THE BOARD NEVERTHELESS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, WHO WOULD CONTINUE TO SERVE ON THE BOARD FOR A THREE-YEAR TERM IF THE ACQUISITION IS NOT CONSUMMATED, THE ADOPTION OF THE CHARTER AMENDMENT AND THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS BRISTOL'S INDEPENDENT ACCOUNTANTS.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


       Only holders of record of Bristol Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 16,565,840 shares of Bristol Common Stock were issued and outstanding. A majority of the shares of Bristol Common Stock outstanding on the Record Date must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present for purposes of voting on the matters presented at the meeting. Holdings has informed Bristol that it intends to be represented in person or by proxy at the Annual Meeting, in which event a quorum would be assured. In the event that a quorum is not present at the Annual Meeting, it is expected that such meeting will be adjourned or postponed.


VOTES REQUIRED


       Holders of record of Bristol Common Stock as of the Record Date are each entitled to one vote per share on each matter to be considered at the Annual Meeting. The adoption of the Merger Agreement and the Charter Amendment requires a Majority Vote. The election of directors and the ratification of the appointment of independent accountants require a Plurality Vote.



       On the Record Date, executive officers and directors of Bristol and their affiliates beneficially owned and had the right to vote or direct the vote of 2,199,986 shares of Bristol Common Stock, which represented approximately 13.3% of the shares of Bristol Common Stock then outstanding, and Holdings beneficially owned and had the right to vote or direct the vote of 8,477,924 shares of Bristol Common Stock, which represented approximately 51.2% of such shares. (Holdings and certain directors beneficially own other shares pursuant to presently exercisable options and otherwise which shares are not included in the foregoing computation. See "Security Ownership of Certain Beneficial Owners and Management.") Holdings has agreed to vote such shares in favor of the adoption of the Merger Agreement and the Charter Amendment, the election of directors and the ratification of the appointment of independent accountants as contemplated herein, and the executive officers and directors of Bristol have informed Bristol that they also intend so to vote their shares. Accordingly, each of such matters is expected to be approved irrespective of whether or the manner in which other stockholders vote.


VOTING OF PROXIES


       Shares represented by properly executed proxies received in time for the Annual Meeting will be voted at such Annual Meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of adoption of the Merger Agreement and the Charter Amendment, the election of the director nominees identified herein and the ratification of the appointment of Arthur Andersen LLP as Bristol's independent accountants.


       Shares of Bristol Common Stock represented at the Annual Meeting but not voting, including shares for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For voting purposes at the Annual Meeting, only shares affirmatively voted in favor of a proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting with respect to the adoption of the Merger Agreement or the Charter Amendment will have the same effect as a vote against such proposal. With respect to all other proposals, abstentions will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained and therefore will have no effect on the outcome of the vote on such matters. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to a proposal in the absence of specific instructions from such customers ("broker nonvotes"). Accordingly, broker nonvotes will have the same effect as abstentions.



       The persons named as proxies by a Bristol stockholder may propose and vote for one or more adjournments or postponements of the Annual Meeting, including adjournments or postponements to permit further solicitations of proxies in favor of any proposal; however, no proxy that is voted against the proposal to adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.


       Bristol is not aware of any matter to be considered at the Annual Meeting that is not described herein. If any such matter is properly presented for such consideration, the proxies will vote any shares represented by a duly executed proxy in such manner as they see fit in their sole discretion.

REVOCABILITY OF PROXIES

       The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Bristol a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

       Bristol will bear the cost of the solicitation of proxies from its stockholders, the cost of printing this Proxy Statement and the fees associated with the filing of this Proxy Statement with the Securities and Exchange Commission (the "Commission"). In addition to solicitation by mail, directors, officers and employees of Bristol may solicit proxies from Bristol's stockholders by telephone, in person or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Bristol Common Stock held of record by such persons, and Bristol will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                                THE ACQUISITION

GENERAL


       At the Effective Time, it is anticipated that the Acquired Business will own, lease or manage 61 hotels containing a total of over 18,000 rooms. Of these properties, 45 hotels are owned or leased by the Acquired Business, 13 hotels are managed (but not owned) by the Acquired Business and three hotels are managed by the Acquired Business and owned by partnerships in which the Acquired Business owns an equity interest. The 61 hotels are located in 19 states, the District of Columbia and Canada, with concentrations in the southern and southwestern United States and California, and operate under Holiday Inns' brands.


THE COMBINED COMPANY


       Following the Acquisition, Bristol will be the largest Holiday Inn franchisee in the world and one of the largest owner/operators of full-service hotels in the United States. Bristol's portfolio will consist of 82 owned hotels containing approximately 24,000 rooms, 14 hotel management contracts and three Bristol-managed hotels owned by joint ventures. Bristol plans to spend at least $150 million over the next three years to redevelop a substantial number of the Acquired Hotel Assets. In connection with the Acquisition, Bristol and Holiday Corporation entered into various agreements under which, subject to certain limitations, Bristol will have the right to pursue certain hotel acquisition and development opportunities presented to Holiday Corporation and affiliated entities, and an affiliate of Holiday Corporation will have the right to franchise the Acquired Hotel Assets. See "The Merger Agreement -- Other Agreements -- Hotel Properties Agreement." Following the Acquisition, Bristol intends to reflag a number of its hotels with a Holiday Inn, Holiday Inn Select or Crowne Plaza brand, to continue to pursue additional acquisitions of properties or hotel management contracts and to pursue possible capital markets and other transactions designed to enhance further Bristol's financial flexibility and stockholder value. Such transactions could include, among others, the issuance of additional debt or equity securities by Bristol or the securitization of certain assets, including Acquired Hotel Assets.


BACKGROUND OF THE ACQUISITION


       Bristol was formed on January 31, 1995 pursuant to the Combination and completed its IPO in December 1995. Following the Combination, Bristol undertook a substantial program to redevelop 20 of its hotels involving the expenditure of approximately $130 million in the aggregate over a two-year period. From time to time following the IPO, Bristol's management considered possible acquisition and business combination transactions and in connection therewith engaged in preliminary discussions with representatives of other hotel companies. However, these discussions did not give rise to any agreements providing for any material transaction. In addition, during this period, Bristol acquired two hotels and the number of its management contracts decreased by one as a result of the sale of the underlying hotel by the third-party owner.


       In the summer of 1996, representatives of Bristol contacted representatives of Holiday Corporation to determine whether Holiday Corporation would be interested in pursuing a possible sale of Holiday Corporation's North American hotel assets. Bristol and Holiday Corporation entered into a confidentiality agreement providing for the exchange of information relating to their respective businesses, and the parties exchanged information and from time to time engaged in discussions relating to a possible business combination transaction. In connection therewith, Bristol retained Merrill Lynch to provide financial advisory services to Bristol and Jones, Day, Reavis & Pogue ("Jones Day") to be Bristol's legal counsel. Merrill Lynch was the managing underwriter in connection with Bristol's IPO and Jones Day was Bristol's counsel in connection with its IPO and other matters.


       The primary focus of the parties' contacts during the period through October 1996 was the due diligence investigation that each party conducted in respect of the other, as well as preliminary discussions of the possible structure of a business combination and various of the terms thereof. In a series of discussions and other communications during November 1996, representatives of the parties discussed the key structural, financial, governance and related terms of a possible transaction, and toward the end of November 1996 exchanged and discussed various drafts of definitive documentation relating thereto. During the approximately two-week period ending December 15, 1996, financial, legal, accounting and management representatives of Bristol, Holiday Corporation and Bass plc ("Bass"), an English public limited company and ultimate parent of Holiday Inns and the Holiday Entities, and their respective legal and financial advisors met or otherwise communicated on a substantially continuous basis in respect of the financial, structural, legal and other terms of a possible acquisition transaction and the definitive documentation relating thereto. These discussions culminated in an agreement on the definitive terms of the Acquisition during the weekend of December 14-15, 1996. None of such meetings or communications is believed by Bristol to have been individually determinative in respect of the process of reaching a definitive agreement providing for the Acquisition.


       A special meeting of the Board was held on November 20, 1996 to review the possible transaction with Holiday Corporation. At that meeting, management described the discussions that had been conducted to date and the terms of a possible transaction. In addition, representatives of Jones Day made a detailed presentation relating to the legal considerations relating to a possible transaction, and representatives of Bristol's management and Merrill Lynch reviewed the Acquired Hotel Assets with the Board and discussed certain financial and strategic considerations.

       A special meeting of the Board was held on December 14, 1996, at which the possible transaction with Holiday Corporation was reviewed with the Board by Bristol's senior management with the assistance of Jones Day and Merrill Lynch. The presentations to and discussions by the Board were wide-ranging and detailed and included, among other things, (i) a presentation by management regarding events since the November 20, 1996 Board meeting, including the negotiations of the terms of definitive documentationand a description of the material terms of the Merger Agreement, the Asset Purchase Agreements and related documents, including the Stockholders' Agreement described in "The Merger Agreement -- Other Agreements -- Stockholders' Agreement," (ii) a presentation by Jones Day regarding the duties of the directors, (iii) a presentation by Merrill Lynch regarding its analysis of the possible transaction, including the terms thereof, and (iv) a detailed presentation by Jones Day regarding the provisions of the documentation in which management or Holdings had interests that were different from or in addition to the interests of Bristol's stockholders generally. Thereafter, Merrill Lynch orally advised the Board, which advice was subsequently confirmed in writing (see "-- Opinion of Financial Advisor") that, as of December 14, 1996, the proposed consideration to be paid by Bristol pursuant to the Acquisition was fair to Bristol from a financial point of view. Management then reviewed the terms of the financing commitment that had been arranged in connection with the transaction, and the capital and human resources required to carry out the redevelopment of certain of the Holiday Inns properties to be acquired in the Acquisition and the effect thereof on other opportunities that may become available to Bristol. Thereafter, the Board, by unanimous vote, approved the Merger Agreement, the Asset Purchase Agreements and related documents (with the members of the Board unaffiliated with Holdings or management separately approving the Stockholders' Agreement, the Management Stockholders' Agreement and the proposed employment agreements with Messrs. Kline and Beckert, each as described herein).

       On December 15, 1996, the parties executed the Merger Agreement and certain related documents and publicly announced the Acquisition.

REASONS FOR THE ACQUISITION; RECOMMENDATIONS OF THE BOARD


       THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF BRISTOL AND ITS STOCKHOLDERS AND RECOMMENDS THAT BRISTOL STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. The decision of the Board to approve the Merger Agreement and recommend the adoption thereof by holders of Bristol Common Stock was based upon various factors. In addition to the factors mentioned in "-- Background of the Acquisition," the material factors considered by the Board were as follows:


                (i) the Board's knowledge of the conditions of the North American lodging industry and the likelihood of the future consolidation in the industry;

               (ii) the Board's consideration of the business, operations, financial position, prospects and personnel of Bristol and the Acquired Hotel Assets;

              (iii) the expectation that Bristol would spend at least $150 million over a three-year period to redevelop certain of the Acquired Hotel Assets, the management time and focus that would be required in connection therewith and the integration of Bristol's existing operation with those of the Acquired Hotel Assets;



               (iv) the potential effect of the Acquisition on other acquisition or other opportunities that might otherwise become available to Bristol in the future, particularly in light of the high level of merger and acquisition activity in the domestic hotel industry (although Bristol was not considering any specific transaction that management regarded as comparable or an alternative to the Acquisition during the period of its consideration of the Acquisition beginning in the summer of 1996);



                (v) the terms of the Merger, the Asset Purchase Agreements and the Debt Exchange in relation to the Acquired Hotel Assets, historical market prices for Bristol Common Stock and other factors;



               (vi) the fact that the numbers of Merger Shares and Debt Exchange Shares issuable in the Acquisition were not subject to adjustment based on changes in market prices for Bristol Common Stock;



              (vii) the other terms of the proposed transaction, including the terms relating to the relationship of Bristol and Holiday Corporation following the Acquisition, the composition of the Board and preemptive rights and other terms of the Stockholders' Agreement and Management Stockholders' Agreement and each of the other matters described in "-- Interests of Certain Persons in the Acquisition," including the interests of Board members in such matters;



             (viii) the availability and terms of the financing contemplated under the New Credit Facility described in "The Merger Agreement -- New Credit Facility";



               (ix) the terms of the Merger Agreement relating to the indemnification of Bristol for the Contributed Liabilities;



                (x) the expectation that the transaction would be accomplished on a tax-free basis to Bristol and Bristol's stockholders and the contemplated accounting treatment of the transaction under the purchase method;



               (xi) the opinion of Merrill Lynch described below (on which the Board relied, inasmuch as it did not independently conduct a fairness evaluation) that, as of December 14, 1996, the proposed consideration to be paid by Bristol pursuant to the Acquisition was fair to Bristol from a financial point of view; and



              (xii) the willingness of Holdings to pursue the transaction and its agreement to cause the Bristol Common Stock owned by it to be voted in favor of adoption of the Merger Agreement.



       Consistently throughout the course of the negotiations, representatives of the Holiday Entities informed Bristol representatives that the Holiday Entities would consider only a transaction in which the exchange ratio was fixed, rather than a pricing structure in which the exchange ratio would fluctuate based on changes in market prices for Bristol Common Stock. The Board was informed of this position at the November 20, 1996 meeting of the Bristol Board and as well as of management's expectation that, while there could be no assurance with respect thereto, market prices for Bristol Common Stock would increase following the public announcement of the Acquisition. These considerations were believed to be a necessary aspect of the Acquisition. In addition, the fact that increases in market prices for Bristol Common Stock would benefit Bristol's existing stockholders, including Holdings and the Bristol management stockholders, was believed by the Board to be supportive of the Acquisition to the extent that any market price increases were attributable to the Acquisition, particularly in light of the relative contribution by Bristol and the Acquired Business to the estimated operating results of the resulting company. See "-- Opinion of Financial Advisor -- Contribution Analysis." Since the public announcement of the Acquisition on December 15, 1996, market prices for Bristol Common Stock have increased substantially. See "Market Prices for Bristol Common Stock." Among other things, the Holiday Entities would receive $300 million of cash and Debt Exchange Shares having a value, based upon the closing sale price per share for Bristol Common Stock on April 4, 1997, as reported in the NYSE Composite Transactions Report, of $284.5 million in the aggregate for $500 million of Holiday Inns Intercompany Debt, and Merger Shares having a value of $97.4 million in the aggregate, based upon such market price.



       In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Board may have given different weights to different factors. However, in general, except for the factors described in subparagraphs (iii), (vi) and (viii) in the next preceding paragraph and the factors described in the immediately preceding paragraph, which were believed by the Board to be an inherent consequence of the transaction or an integral portion of the negotiated terms thereof, each of the factors referenced above was regarded as supporting, or being a neutral factor in respect of, the Board's decision to approve the Acquisition and to recommend that stockholders vote to adopt the Merger Agreement or, with respect to the terms of the Acquisition, being such that, when considered with all other terms of the Acquisition, supported such decision and recommendation.


OPINION OF FINANCIAL ADVISOR

       Bristol retained Merrill Lynch as its financial advisor in connection with the Acquisition. Merrill Lynch orally advised the Board on December 14, 1996 (which opinion was subsequently confirmed in writing) that, in the opinion of Merrill Lynch, as of such date, the proposed consideration to be paid by Bristol pursuant to the Acquisition was fair to Bristol from a financial point of view. At Bristol's request, Merrill Lynch reconfirmed such opinion as of the date of this Proxy Statement.

       A COPY OF MERRILL LYNCH'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND INCORPORATED HEREIN BY REFERENCE. MERRILL LYNCH'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO BRISTOL OF THE PROPOSED CONSIDERATION TO BE PAID BY BRISTOL PURSUANT TO THE ACQUISITION AND DOES NOT ADDRESS BRISTOL'S UNDERLYING BUSINESS DECISION TO EFFECT THE ACQUISITION OR CONSTITUTE A RECOMMENDATION TO ANY BRISTOL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE ACQUISITION. THE SUMMARY OF MERRILL LYNCH'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. WHILE THE DISCLOSURE HEREIN SUMMARIZES THE MATERIAL ASPECTS OF MERRILL LYNCH'S OPINION, STOCKHOLDERS ARE NONETHELESS URGED TO READ MERRILL LYNCH'S OPINION IN ITS ENTIRETY.

       In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed Bristol's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1995, Form 8-K dated June 17, 1996 and Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed certain information, including historical financial statements and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Bristol and the Acquired Business which were based on information provided to Merrill Lynch by Bristol and Holiday Inns; (iii) conducted discussions with members of senior management of Bristol and Holiday Inns concerning their respective business prospects and proposed capital expenditure programs, and the expected financial impact of such capital expenditure programs; (iv) reviewed the historical market prices and trading activity for Bristol Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Bristol; (v) considered the pro forma effect of the Acquisition on the combined entity's capitalization ratios and earnings, cash flow and book value per share; (vi) compared the results of operations of Bristol and the Acquired Business with those of certain companies which Merrill Lynch deemed to be reasonably similar to Bristol and the Acquired Business, respectively; (vii) compared the proposed financial terms of the Acquisition with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed the Merger Agreement and the other transaction documents referenced therein; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary. In connection with its reconfirmation of its opinion, Merrill Lynch, among other things, reviewed Bristol's financial position and results of operations for the year ended December 31, 1996, Holiday Inns' results of operations for the three months ended December 31, 1996, market prices and trading activity for Bristol Common Stock since December 15, 1996 and such other matters as Merrill Lynch determined to be appropriate. As part of such reconfirmation, Merrill Lynch considered among other things, the effects of recent changes in the market prices for Bristol Common Stock. See "-- Reasons for the Acquisition; Recommendations of the Board " and "Market Prices for Bristol Common Stock." Merrill Lynch concluded that such changes did not alter its opinion as described herein.

       In preparing its opinion, Merrill Lynch relied, with Bristol's consent, on the accuracy and completeness of all information supplied or otherwise made available to it by Bristol and Holiday Inns, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Bristol or the Acquired Business. With respect to the financial forecasts provided to it, Merrill Lynch assumed that such forecasts were based on reasonable assumptions and reflected the best currently available estimates and judgment of Bristol's management as to the expected future financial performance of Bristol or the Acquired Business, as well as the expected financial impact of the proposed capital expenditure programs to be implemented by Bristol. In addition, Merrill Lynch assumed, at Bristol's direction, that the tax effects to Bristol's stockholders resulting from the Acquisition would be immaterial. Merrill Lynch's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion.

       The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion, which were described by Merrill Lynch in connection with its presentation to the Board on December 14, 1996.

       Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance of selected publicly traded companies with similar financial and operating data and projected financial performance of each of Bristol (based on estimates provided by Bristol management) and the Acquired Business (based on estimates provided by Holiday Inns management). The companies chosen by Merrill Lynch as reasonably similar to both Bristol and the Acquired Business included: Host Marriott Corporation, Capstar Hotel Company, Interstate Hotels Company, Prime Hospitality Corporation, Servico, Inc. and John Q. Hammons Hotels, Inc. (collectively, the "Comparable Companies").

       Merrill Lynch determined multiples for the Comparable Companies of enterprise value (defined as the product of primary shares outstanding and market price plus total debt plus preferred equity at liquidation value plus minority interest less cash and marketable securities) to estimated 1996 and estimated 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") and multiples for the Comparable Companies of share price to estimated 1996 and estimated 1997 earnings per share. An analysis of the multiples for the Comparable Companies, as adjusted to exclude certain multiples which were deemed not meaningful by Merrill Lynch because they reflected valuations that were determined to be statistically insignificant or inapplicable in the circumstances, produced the following results: enterprise value to estimated 1996 EBITDA yielded a range of 7.8x to 12.7x, with a mean of 9.7x (with Bristol at 10.2x); enterprise value to estimated 1997 EBITDA yielded a range of 5.5x to 9.1x, with a mean of 7.4x (with Bristol at 8.2x); share price to estimated 1996 earnings per share yielded a range of 22.1x to 32.3x, with a mean of 26.6x (with Bristol at 26.7x); and share price to estimated 1997 earnings per share yielded a range of 15.9x to 26.9x, with a mean of 20.4x (with Bristol at 18.9x). Merrill Lynch observed that Bristol's multiples were within the range of comparable public companies. Accordingly, these analyses supported Merrill Lynch's opinion.

       Merrill Lynch considered the companies utilized in the above analysis to be reasonably similar to Bristol and the Acquired Business because each participates in the lodging industry in a real estate intensive manner; however, none of these companies is identical to Bristol or the Acquired Business. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies or Company to which they are being compared. In addition, the multiples of enterprise value to estimated EBITDA and share price to estimated earnings per share for the Comparable Companies were based on projections prepared by research analysts using only publicly available information and mean First Call Corporation estimates, respectively. Accordingly, such estimates may or may not prove to be accurate.

       Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch reviewed certain publicly available information regarding certain selected business combinations involving lodging companies announced since July 12, 1990 (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement, were the following: the acquisition of Red Lion Hotels, Inc. by Doubletree Hotel Company; the acquisition of Forte by Granada; the acquisition of Forte PLC - US Travelodge by an investor group; the acquisition of Red Roof Inns Inc. by Morgan Stanley & Co.; the acquisition of Super 8 Motels, Inc. by HFS, Inc.; the acquisition of Days Inn of America by HFS, Inc. and the acquisition of Motel 6 - L.P. by Accor SA.

       Merrill Lynch then compared certain ratios for the Comparable Transactions to those of the Acquisition. Merrill Lynch compared the prices paid in the Comparable Transactions in terms of, among other things, the transaction value (defined as offer value (defined as offer price per share multiplied by shares and in-the-money options outstanding) plus preferred equity at liquidation value plus short-term debt plus long-term debt plus minority interest less cash and marketable securities less exercisable option proceeds) as a multiple of last twelve months ("LTM") EBITDA, LTM earnings before interest and taxes ("EBIT") and LTM revenues. An analysis of the multiples for the Comparable Transactions produced the following results: (i) transaction value to LTM EBITDA yielded a range of 6.5x to 14.6x, with a mean of 10.1x (with the combined consideration in the Acquisition at 7.6x); (ii) transaction value to LTM EBIT yielded a range of 8.6x to 28.1x, with a mean of 15.7x (with the combined consideration in the Acquisition at 11.9x); and (iii) transaction value to LTM revenues yielded a range of 1.84x to 5.16x, with a mean of 2.75x (with the combined consideration in the Acquisition at 1.96x). Merrill Lynch observed that the implied multiples for the Acquisition were within the ranges for Comparable Transactions. Accordingly, these analyses supported Merrill Lynch's opinion.

       Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Bristol, based upon forecasts prepared by Bristol. Utilizing these forecasts, Merrill Lynch calculated a range of equity per share values based upon the sum of the discounted net present value of Bristol's five-year stream of projected unlevered after-tax free cash flow and the present value of a terminal value based on a range of multiples of its projected calendar year 2001 EBITDA. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 10.0% to 13.0% and terminal value multiples of calendar year 2001 EBITDA ranging from 7.5x to 9.5x. Based on this analysis, Merrill Lynch calculated a range of equity per share values of Bristol Common Stock of $21.79 to $32.87. Merrill Lynch observed that the closing market price at December 6, 1996 (the last date prior to public announcement by the parties of discussions regarding the Acquisition) of $27.00 per share of Bristol Common Stock was within such range of values. Accordingly, this analysis supported Merrill Lynch's opinion.

       Merrill Lynch also performed a discounted cash flow analysis of the Acquired Business, based upon forecasts prepared by Holiday Inns. Utilizing these forecasts, Merrill Lynch calculated a range of enterprise values based upon the sum of the discounted net present value of the Acquired Business's five-year stream of projected unlevered after-tax free cash flow and the present value of a terminal value based on a range of multiples of its projected calendar year 2001 EBITDA. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 10.0% to 13.0% and terminal value multiples of calendar year 2001 EBITDA, ranging from 7.5x to 9.5x. Based on this analysis, Merrill Lynch calculated a range of total enterprise values of $690.2 million to $933.2 million. Because the combined consideration was valued below this range of calculated total enterprise value, this analysis supported Merrill Lynch's opinion.


       Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Acquisition, including the effect on Bristol's forecasted earnings per share, cash flow per share and EBITDA/net interest expense. The analysis indicated that the Acquisition would increase both earnings per share and cash flow per share in each of the years 1997 through 1999, inclusive. Accordingly, this analysis supported Merrill Lynch's opinion.

       Contribution Analysis. Merrill Lynch analyzed the respective contributions of each of Bristol and the Acquired Business to the estimated EBITDA and revenues of the resulting company giving effect to the Acquisition for the years 1996 through 1999, and compared such contributions to the relative ownership positions of the existing Bristol stockholders and Holiday Corporation after the Merger. The analysis indicated that Bristol would contribute to (i) estimated EBITDA, 43.2% in 1996, 45.2% in 1997, 44.2% in 1998 and 42.2% in 1999 and (ii) estimated revenues, 37.8% in 1996, 39.8% in 1997,
39.9% in 1988 and 39.5% in 1999. Merrill Lynch also compared the relative values contributed to the combined entity based upon the discounted cash flow analysis. The analysis indicated that Bristol would contribute a minimum of 38.7% and a maximum of 53.2%. On a pro forma basis giving effect to the Acquisition, existing Bristol stockholders would beneficially own 63.9% of the Bristol Common Stock as of the Effective Time, which ownership compares favorably with Bristol's contribution to the total combined entity as detailed above. Accordingly, this analysis supported Merrill Lynch's opinion.


       The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch or of its presentations to the Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by it, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and its opinion. Merrill Lynch has not made any attempt to assign specific weights to particular analyses in preparing its opinion. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bristol, Holiday Inns or Merrill Lynch. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, Bristol, Holiday Inns or any other person assumes responsibility in the event that actual results of operations are different from the results assumed in such estimates. Merrill Lynch did not express any opinion as to the prices at which Bristol Common Stock will trade following the announcement or consummation of the Acquisition, which, Merrill Lynch noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the prices of securities. The opinion of Merrill Lynch did not address the relative merits of the Acquisition and alternative business combinations with third parties.


       As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Board retained Merrill Lynch to act as its financial advisor because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Acquisition.

       Merrill Lynch has, in the past, provided financial advisory and financing services to Bristol and Bass, including acting as underwriter in connection with Bristol's IPO, and has received customary fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade Bristol Common Stock and Bass securities for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

       For its financial advisory services in connection with the Acquisition, Bristol will become obligated to pay Merrill Lynch a fee of $3.0 million upon consummation of the Acquisition ($500,000 of which was earned upon the signing of the Merger Agreement and is payable upon the earlier of consummation of the Acquisition or termination of discussions regarding the Acquisition). Bristol has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

ANTICIPATED ACCOUNTING TREATMENT

       The Acquisition is expected to be accounted for by Bristol using the purchase method of accounting. In accordance with such treatment, the total purchase price will be allocated to the Acquired Business's identifiable assets and liabilities based on estimated fair values.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

       Certain directors and executive officers of Bristol, Holiday Corporation, BAI and Holdings have certain interests in the Acquisition that are different from, or in addition to, the interests of stockholders of Bristol generally. Such interests relate to or arise from, among other things, the terms of the Merger Agreement and related agreements providing for (i) certain employment agreements for Bristol's chief executive officer and chief operating officer, (ii) the Board to consist of nine members, initially consisting of Bristol's chief executive officer and chief operating officer, three directors to be designated by Holdings (who currently serve on the Board), three directors to be designated by the Holiday Entities, and one director to be designated by Bristol's chief executive officer and chief operating officer,
(iii) the election of Donald J. McNamara, a principal of an affiliate of Holdings, as Chairman of the Board, so long as he is a director of Bristol,
(iv) the grant to each of Holdings and the Holiday Entities of preemptive rights in the event of certain issuances of Bristol Common Stock for cash, (v) the grant to an affiliate of Holiday Corporation of the right, subject to certain limitations, to franchise each hotel owned or managed by Bristol, and
(vi) the Acquired Hotel Assets to be operated under Holiday Inn brands with franchise fees payable to affiliates of the Holiday Entities. In addition, in connection with the Acquisition, Bristol and HHC will enter into an agreement pursuant to which certain services will be provided to Bristol for a transition period following consummation of the Acquisition. The Board was aware of these interests of the directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, and the members of the Board not affiliated with Holdings or employed by Bristol separately voted to approve these matters.

       Employment Agreements. The Merger Agreement provides that Bristol will enter into employment agreements with J. Peter Kline, Bristol's chief executive officer, and John A. Beckert, Bristol's chief operating officer. Under the employment agreements, for a four-year term commencing at the Effective Time, each of Messrs. Kline and Beckert will be entitled to such salary and bonus amounts as may be determined by the compensation committee of the Board (the "Compensation Committee"), provided that the base salary for each will not be less than $450,000 per annum (an increase of approximately $200,000 per annum over their 1996 base compensation levels). Messrs. Kline and Beckert will also be eligible for future grants of stock-based incentive awards and other benefits provided to senior executives of Bristol. Bristol has agreed not to change adversely the titles or responsibilities of Messrs. Kline or Beckert during the four-year employment term or relocate Bristol's headquarters out of the Dallas, Texas area without their prior consent. In addition, so long as they are required to retain at least one-third of their Bristol Common Stock pursuant to the Management Stockholders' Agreement (see "The Merger Agreement -- Other Agreements -- Management Stockholders' Agreement"), Bristol has agreed to use its reasonable best efforts to cause each of them to be elected to the Board.

       For a discussion of executive compensation generally, see "Board of Directors -- Executive Compensation."

       Board of Directors. Pursuant to the Stockholders' Agreement, as of the Effective Time, the Board is to be reconstituted such that it will consist of Messrs. Kline and Beckert and seven other directors, three of whom will be designated by Holdings, three of whom will be designated by the Holiday Entities and one of whom will be designated by Messrs. Kline and Beckert. One of the three directors to be designated by each of Holdings and the Holiday Entities, and the director designated by Messrs. Kline and Beckert, must be an Outside Director. For this purpose, an "Outside Director" is a director who is not an employee, executive officer or affiliate of Bristol, the Holiday Entities or Holdings and who is not an associate of a business primarily engaged in operating, managing or developing Mid-Scale Lodging Facilities and who qualifies as an "independent director" within the meaning of the New York Stock Exchange Listed Company Manual. A "Mid-Scale Lodging Facility" is a full-service lodging facility providing a degree of sophistication and full-service amenities and facilities which (i) are of a type and standard generally consistent with hotels operated as Holiday Inn hotels, (ii) do not primarily offer suites, (iii) are not designed to accommodate extended stays, and (iv) do not generally compete as upscale or economy hotels.

       Pursuant to the Stockholders' Agreement, each of Holdings and the Holiday Entities will vote its shares of Bristol Common Stock and take all other necessary actions in order to ensure that the composition of the Board is as set forth above; provided, however, that (i) if at any time either Holdings or the Holiday Entities is not one of the two largest beneficial owners of Bristol Common Stock, it will be entitled to designate (a) only two directors, neither of whom need be an Outside Director, if it beneficially owns fewer than 3,936,710 shares, but 2,624,473 or more shares, of Bristol Common Stock and (b) only one director, who need not be an Outside Director, if it beneficially owns fewer than 2,624,473 shares of Bristol Common Stock (in each case equitably adjusted to reflect any stock split, stock dividend, reclassification or any similar event), and (ii) Bristol's chief executive officer and chief operating officer will be entitled to serve on the Board and elect an Outside Director pursuant to the above-described provisions only so long as such persons are entitled to serve on the Board pursuant to the Management Stockholders' Agreement.


       Holdings has indicated its intention to designate Donald J. McNamara, Kurt C. Read and Robert H. Lutz, Jr. (Outside Director) as its initial designeesand Messrs. Kline and Beckert have indicated their intention to designate David A. Dittman as their initial Outside Director designee. The Holiday Entities have indicated their intention to designate Richard C. North and Craig H. Hunt as two of their initial designees and to designate their Outside Director designee after the Effective Time. Upon the expiration of the term of any of the directors designated by the Holiday Entities or any such director's resignation, removal, death or inability to serve as a director, the Holiday Entities will designate one person from each of the following categories to fill the Holiday Entities' designated director seats: (i) a member of the executive committee of Bass (other than the member who is the chief executive officer of Holiday Corporation) and (ii) a senior executive officer of Holiday Corporation. Pursuant to a separate agreement, Bass has agreed to cause the directors designated by the Holiday Entities to vote for Donald J. McNamara to serve as Chairman of the Board so long as he is a director of Bristol.


       The following is certain information relating to the persons expected to serve as members of the Board as of the Effective Time. If any such person is unable or unwilling to serve, it is anticipated that the person or entity having the right to designate such member of the Board as described in the immediately preceding paragraph will name a substitute designee.

       John A. Beckert, 43, has been Chief Operating Officer and Executive Vice President of Bristol (and its predecessor, Harvey Hotel Company) since 1981 and a Director of Bristol since February 1995. John A. Beckert is the brother of Richard N. Beckert, who is Senior Vice President, Administration of Bristol.

       David A. Dittman, 50, has been a Director of Bristol since December 1995. Since 1990, Mr. Dittman has been the Dean of the Cornell University School of Hotel Administration and an E.M. Statler Professor.

       Craig H. Hunt, 44, will become a Director of Bristol at the Effective Time. Mr. Hunt has been President - Americas Franchise Division of Holiday Inns since 1996 and a member of the Holiday Inns board of directors since 1990. Prior to 1996, he served as Senior Vice President and Chief Operating Officer, Company Managed Hotels - Americas and Senior Vice President and managing director for the United States, Caribbean and Latin American Region of Holiday Inn International.

       J. Peter Kline, 49, has been the President and Chief Executive Officer of Bristol (and its predecessor, Harvey Hotel Company) since 1981 and a Director of Bristol since February 1995.



       Robert H. Lutz, Jr., 47, has been a Director of Bristol since December 1995. Since 1994, Mr. Lutz has been the Chairman and Chief Executive Officer, and is a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of

Balcor/Allegiance Realty Group, a subsidiary of American Express Company engaged in real estate ownership and management.


       Donald J. McNamara, 43, has been Chairman of the Board since November 1994. Mr. McNamara has been the Chairman and Chief Executive Officer (or Co-Chief Executive Officer) of The Hampstead Group, L.L.C. ("Hampstead"), a privately held real estate investment company and an affiliate of Holdings, since the founding of the firm in 1988. Mr. McNamara also is a director of FelCor Suite Hotels, Inc.


       Richard C. North, 47, will become a Director of Bristol at the Effective Time. Mr. North has been the Finance Director of Bass since 1994. Prior thereto, Mr. North served as the Finance Director of The Burton Group plc.


       Kurt C. Read, 34, has been a Director of Bristol since April 1997 and has been a Senior Vice President of Hampstead since 1989.



       Currently, the Bristol Charter and the Bylaws of Bristol (the "Bristol Bylaws") provide for the Board to be divided into three classes, with the directors in each class serving for three-year terms. At the Effective Time, the Bristol Charter and the Bristol Bylaws will be amended and restated so as to remove all provisions relating to the classification of the Board. See "Amendment of Bristol Charter" and "The Merger Agreement -- Amendment of Bristol Bylaws."


       At the Annual Meeting, Bristol's stockholders will be asked to elect two members of the Board to serve as such during the period between the Annual Meeting and the Effective Time and for a three-year term if the Merger is not consummated. See "Board of Directors -- Election of Directors."

       Certain Preemptive Rights. Pursuant to the Stockholders' Agreement, in the event of a proposed issuance of equity securities of Bristol or any securities convertible into or exchangeable for, or any rights or warrants to acquire, any equity securities of Bristol for cash, each of Holdings and the Holiday Entities will have the right to maintain its relative percentage ownership of the Bristol Common Stock outstanding immediately prior to such issuance. Such right will not apply, however, with respect to Bristol's first underwritten public offering of equity securities following the consummation of the Acquisition, unless the offering would result in either such stockholder's ownership being reduced to less than 30% of the Bristol Common Stock outstanding after the offering, in which case such stockholder will be permitted to purchase a sufficient number of shares in the offering to maintain its ownership interest at 30% of the Bristol Common Stock then outstanding.

       Franchise Arrangements and Acquisition Opportunities. For a description of the agreements between Bristol and Holiday Corporation relating to the franchise of hotels owned or managed by Bristol and the Acquired Hotel Assets, as well as certain hotel acquisition and development opportunities, see "The Merger Agreement -- Other Agreements -- Hotel Properties Agreement."

       Interim Services. Pursuant to an agreement to be executed by Bristol and Holiday Corporation in connection with the Acquisition, Holiday Corporation will provide certain accounting, payroll, employee benefit, training, treasury, management information and construction and design services to Bristol for a transition period following the Acquisition. In consideration for such services, Bristol will reimburse Holiday Corporation for the actual cost incurred by it in connection with providing the services, including salaries and related benefits, supplies and postage, overhead and all third-party out-of-pocket expenses incurred by Holiday Corporation in connection with providing the services. Bristol believes that the terms of such agreement are as favorable to Bristol as those it could have obtained from unaffiliated providers of such services.

                              THE MERGER AGREEMENT

GENERAL

       This section of the Proxy Statement describes the material aspects of the Merger and the Merger Agreement. The description of the Merger and the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A. All stockholders of Bristol are urged to read carefully the Merger Agreement.

THE PARTIES

       Bristol is a leading owner/operator of hotels in the southern United States, with 39 hotels containing a total of approximately 10,000 rooms. Bristol's properties are primarily full-service hotels in the upscale and mid-priced segments of the lodging industry that presently operate under Bristol's own brand names, including Bristol Suites(TM), Harvey Hotel(TM) and Harvey Suites(TM), and under franchise agreements with national hotel chains, including Holiday Inn(TM), Hampton Inn(TM) and Marriott(TM). Bristol's hotels are located in eight states, with 28 hotels concentrated in the Dallas, Houston and Atlanta markets. Bristol owns all but one of the 39 hotels it manages.

       Holiday Inns is a leading owner/operator of hotels in the mid-priced segment of the lodging industry under the Holiday Inn(TM) and Holiday Inn Select(TM) brand names. Holiday Inns was organized as a Tennessee corporation in 1953. In addition to owning, leasing or managing certain of the Acquired Hotel Assets, Holiday Inns presently conducts certain franchise and other business activities. These other businesses, and the related assets and liabilities, will be transferred out of Holiday Inns immediately prior to the Merger. Holiday Corporation will indemnify Bristol and certain related persons in respect of the Contributed Liabilities.

STRUCTURE OF THE MERGER


       Subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Tennessee Business Corporation Act, at the Effective Time, Holiday Inns will merge with and into Bristol, with Bristol continuing as the surviving corporation. The Bristol Charter, as amended and restated as described herein (see "Amendment of Bristol Charter"), will be the certificate of incorporation of the surviving company, and the Bristol Bylaws as amended and restated as described herein (see "-- Amendment of Bristol Bylaws"), will be the bylaws of the surviving company.


EFFECTIVE TIME

       The Effective Time will be the time of the filing of a Certificate of Merger with the Secretaries of State of the States of Delaware and Tennessee or such later time as is specified in such Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable after satisfaction or waiver of the conditions to consummation of the Merger set forth in the Merger Agreement. See "-- Conditions to the Consummation of the Merger."

MERGER CONSIDERATION; DEBT EXCHANGE

       Upon consummation of the Merger, the outstanding shares of Holiday Inns Common Stock will be converted into the right to receive an aggregate of 2,391,286 shares of Bristol Common Stock.

       Pursuant to the Merger Agreement, at the Effective Time, the amount of indebtedness owed by Holiday Inns to BAI will be $500 million. Immediately following the Effective Time, Bristol will (i) effect the Debt Exchange, pursuant to which Bristol will satisfy $199,854,939 of the Holiday Inns Intercompany Debt through the issuance to BAI of 6,981,832 shares of Bristol Common Stock, and (ii) repay the remaining portion of the Holiday Inns Intercompany Debt with cash (the "Cash Payment"). If the amount of Holiday Inns Intercompany Debt assumed by Bristol in the Merger is reduced as a result of the decision of the parties to remove any hotels from the Acquired Hotel Assets, the number of shares and cash exchanged for the Holiday Inns Intercompany Debt will be reduced such that the total number of shares and cash received by Holiday Corporation and BAI, collectively, pursuant to the Merger and the Debt Exchange is reduced pro rata. Bristol expects to finance the Cash Payment through borrowings under its new credit facility. See "-- New Credit Facility."

       There is no provision in the Merger Agreement to adjust the number of Merger Shares or Debt Exchange Shares for changes in market prices for Bristol Common Stock.


       Bristol Common Stock is listed for trading on the NYSE. On December 13, 1996, the last trading day prior to the announcement by Bristol and Holiday Inns of the execution of the Merger Agreement, the high and low sale prices of Bristol Common Stock as reported in the NYSE Composite Transactions Report were $28 -3/4 and $28-5/8 per share, respectively. On April 4, 1997, the last trading day prior to the date of this Proxy Statement, the closing sale price per share of Bristol Common Stock as reported in the NYSE Composite Transactions Report was $40-3/4 per share. See "Market Prices for Bristol Common Stock."


WORKING CAPITAL

       The Merger Agreement provides that, within 90 days after the Effective Time, Holiday Corporation and Bristol will agree upon the amount of final working capital of Holiday Inns immediately prior to the Effective Time and after giving effect to the Merger and the related transactions. If the final working capital of Holiday Inns exceeds $0, Holiday Inns will issue a note to HHC in an amount equal to such excess and Bristol will assume such note in the Merger and will repay the amount of such note, plus interest from the Effective Time, within ten days after Holiday Corporation and Bristol agree upon the final working capital amount. If the final working capital of Holiday Inns is less than $0, Holiday Corporation will pay to Bristol the amount of such deficiency, plus interest from the Effective Time, within 10 days after Holiday Corporation and Bristol agree upon the final working capital amount. For purposes of determining the final working capital of Holiday Inns, a deemed value of $7 million will be added to Holiday Inns' assets as a result of the addition of a hotel to the Acquired Hotel Assets. The working capital of the Acquired Business (including the deemed value of $7 million noted above) on December 27, 1996 was $12.3 million. It is currently anticipated that the Working Capital amount will be either equal to or less than $0. Accordingly, it is expected that any payment made pursuant to the above will run from Holiday Corporation to Bristol.

CAPITAL EXPENDITURES

       The Merger Agreement also provides that, within 90 days after the Effective Time, Holiday Corporation and Bristol will agree upon the amount of capital expenditures (the "Capital Expenditures") made from October 1, 1996 to the Effective Time (the "Capital Expenditure Period") with respect to the Acquired Hotel Assets. If the amount of the Capital Expenditures exceeds the sum of $15.0 million and 4% of Holiday Inns' hotel revenues during the Capital Expenditure Period, then Holiday Inns will borrow an amount equal to that excess from BAI, and Bristol will assume that indebtedness pursuant to the Merger and repay that indebtedness with accrued interest within ten days after the amount of the Capital Expenditures is agreed upon by Holiday Corporation and Bristol. If the amount of the Capital Expenditures is less than the sum of $15.0 million and 4% of Holiday Inns' hotel revenues during the Capital Expenditure Period, then Holiday Corporation will pay Bristol the amount of such deficiency plus interest from the Effective Time within such ten-day period.

NEW CREDIT FACILITY


       The consummation of the Merger is subject to, among other conditions (see "-- Conditions to the Consummation of the Merger"), Bristol's obtaining a new senior credit facility that would provide for up to $560 million aggregate amount of term loan borrowings (the "New Credit Facility"), the material terms of which are described herein. The ability to borrow funds and maintain outstanding loans under the New Credit Facility will be subject to a borrowing base calculated as the aggregate of various multiples of EBITDA for the hotel properties that will constitute collateral for the New Credit Facility. For a period of 30 months following the initial closing of the New Credit Facility, up to $100 million in aggregate principal amount of term loans under the New Credit Facility may be repaid from the proceeds of sales of hotel properties (including the Acquired Hotel Assets) serving as collateral for the New Credit Facility and an unlimited principal amount of term loans under the New Credit Facility may be repaid from the net proceeds of the issuance of equity securities by Bristol; such repaid amounts may be reborrowed to acquire and renovate hotel properties, including the Acquired Hotel Assets. Additionally, during such 30-month period, up to $25 million in aggregate principal amount of term loans will be available on a revolving basis for any general corporate purpose, including renovations and other capital improvements. The New Credit Facility will mature in three years, subject to Bristol's option to extend the maturity for up to two additional years, upon satisfaction of certain conditions. Bristol's obligations under the New Credit Facility will be secured principally by a pledge of the outstanding capital stock of Bristol's subsidiaries, mortgages on the Acquired Hotel Assets and certain other hotel properties and will be guaranteed by Bristol and its subsidiaries. Outstanding principal amounts under the New Credit Facility will bear interest at a rate equal to, at Bristol's election, one-, two-, three-, six- or, if available, nine- or twelve- month LIBOR plus 2.0%, subject to adjustment downward to 1.5% if certain ratings and financial tests are satisfied. Bristol will pay customary fees in connection with the New Credit Facility, including a commitment fee equal to 0.25% per annum of the unused portion of the commitments under the New Credit Facility, payable quarterly in arrears.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following describes the material federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the Holiday Inns Common Stock to be converted in the Merger is held as a capital asset by Holiday Corporation and does not take account certain rules that may apply to Holiday Corporation. Also, the discussion does not address state, local or foreign tax consequences.


       It is expected that (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) Bristol and Holiday Inns will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no income, gain or loss will be recognized for federal income tax purposes by either Bristol or Holiday Inns or any stockholder of Bristol as a result of the consummation of the Merger. Consummation of the Merger is conditioned upon the receipt by Holiday Inns of the Tax Assurances. See "-- Conditions to the Consummation of the Merger."


REPRESENTATIONS AND WARRANTIES

       The Merger Agreement contains various representations and warranties of the parties thereto. Holiday Inns made certain representations and warranties with respect to corporate organization and qualification, corporate authority, authorization, capitalization, interests in the Acquired Hotel Assets, information supplied in connection with this Proxy Statement, operating statements, the absence of certain changes or events, compliance with applicable laws, real property, litigation, taxes, employee benefit plans, environmental matters, brokerage commissions and finders' fees, employees and contractual obligations. Bristol made certain representations and warranties with respect to corporate organization and qualification, corporate authority, authorization, capitalization, subsidiaries, information supplied in connection with this Proxy Statement, filings with the Commission and financial statements included therein, the absence of certain changes or events, compliance with applicable laws, real property, litigation, taxes, environmental matters, brokerage commissions and finders' fees, employees, the New Credit Facility and its capital expenditure plan.

CONDUCT OF BUSINESS PENDING THE MERGER

       Holiday Inns. Pursuant to the Merger Agreement, each of Holiday Corporation and Holiday Inns agreed that, except as contemplated by the Merger Agreement and the related agreements, Holiday Inns would, and would cause each of its subsidiaries that own interests in the Acquired Hotel Assets (collectively, the "Retained Companies") to, conduct the Retained Business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and permits and to use its reasonable efforts to (i) preserve intact the Acquired Hotel Assets, (ii) keep available the services of their current officers and other key employees, and
(iii) preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Holiday Inns further agreed not to (a) issue, transfer, sell dispose of or pledge any shares of capital stock or any voting securities of any of the Retained Companies, or any options or other securities convertible into or exchangeable for any such shares or securities, or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date of the Merger

Agreement, other than the issuance, transfer, sale or disposition by a wholly owned subsidiary of its capital stock to its parent, (b) amend Holiday Inns' charter or bylaws or the comparable organizational documents of any Retained Company, (c) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any property or business or make any other investment in any person that would be part of the Retained Business, except for acquisitions or investments by Holiday Inns pursuant to the existing contractual obligations specified in the Merger Agreement or investments in any entity that was a Retained Company before giving effect to such investment, (d) sell, lease, license, encumber or otherwise dispose of any of the assets of the Retained Business other than in the ordinary course of business consistent with past practice or pursuant to existing contractual commitments and other arrangements specified in the Merger Agreement, (e) except as required by law, (1) adopt any plan, arrangement or policy which would become an employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) or amend an employee benefit plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Retained Business that would not either be fully performed or satisfied prior to the Effective Time or assumed by HHC pursuant to the Contribution Agreement or (2) adopt any increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option or stock purchase rights or plans, (f) other than in the ordinary course of the Retained Business consistent with past practice, (1) grant any increases in the base compensation of any Retained Company's employees except for increases previously scheduled to go into effect on January 1, 1997 or (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any of the employee benefit plans as in effect on the date of the Merger Agreement to any Retained Company's employees, (g) create, incur, suffer to exist or assume any lien on the Acquired Hotel Assets (other than the seven hotels to be acquired by Bristol pursuant to the Asset Purchase Agreements) or the capital stock of the Retained Companies (collectively, the "Retained Assets"), except for certain permitted liens, (h) take prior to the Effective Time any action that would disqualify the Contribution (as defined in "-- Other Agreements -- Contribution Agreement") and the Exchange (as defined in "-- Other Agreements -- Contribution Agreement") from being treated as a "reorganization" under the Code, the Exchange from being treated as tax-free under the Code or the Merger from being treated as a "reorganization" under the Code, (i) take any action that would make any representation or warranty of Holiday Corporation or Holiday Inns under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, (j) terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement affecting the Retained Assets or the liabilities to be assumed by Bristol in connection with the Merger (the "Retained Liabilities") or affecting the rights or obligations of Holiday Inns thereunder from and after the Effective Time, (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Holiday Inns or any of the Retained Companies, (l) enter into any contract providing for acceleration of payment of any liability or performance of any benefit or payment or other consequence as a result of a change of control of Holiday Inns or any of the Retained Companies or enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice or involves the payment by Holiday Inns or any of the Retained Companies of more than $100,000 unless such purchase or lease is necessary to correct, on an emergency basis, any condition that could be reasonably expected to affect adversely the life, safety or health of the customers and employees of the Retained Business, or (m) enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing.

       Bristol. Pursuant to the Merger Agreement, Bristol agreed that, prior to the Effective Time, except as otherwise contemplated by the Merger Agreement or the agreements related thereto or agreed by Holiday Corporation and Bristol, it would, and would cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and permits and use its reasonable efforts to (i) preserve intact its business, (ii) keep available the services of its current officers and other key employees, and (iii) preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing business would be unimpaired at the Effective Time. Bristol further agreed that, prior to the Effective Time, it would not
(a) issue, transfer, sell, dispose of or pledge or authorize any shares of its capital stock or voting securities, or any options or other securities convertible into or exchangeable for any such shares of capital stock or voting securities, or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date of the Merger Agreement, other than pursuant to employee or director plans filed as exhibits to documents filed by Bristol with the Commission, (b) amend the Bristol Charter or Bristol Bylaws,

(c) permit its indebtedness to be in excess of the indebtedness permitted to be incurred by it pursuant to Bristol's existing credit agreement plus $25 million aggregate principal amount of additional indebtedness at any time outstanding,
(d) sell, lease, license, encumber or otherwise dispose of any of Bristol's hotels other than pursuant to existing contractual commitments or other arrangements specified in the Merger Agreement unless the proceeds of the hotels to be disposed of would in the aggregate be less than $25 million, (e) take any action that would make any representation or warranty of Bristol under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, (f) change any of its accounting principles, except as may be required by generally accepted accounting principles, or (g) enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing. Notwithstanding the foregoing, Bristol is permitted to take any action (1) if such action could not reasonably be expected to involve the expenditure or incurrence of obligations of more than $25 million or (2) with the prior written consent of Holiday Corporation.

EMPLOYEE BENEFITS

       The Merger Agreement provides that, for 12 months following the Effective Time, Bristol will provide the Retained Companies' employees with the same base pay levels and bonus opportunities as they received immediately prior to the Merger. In addition, Bristol is required to establish plans comparable to the nonqualified plans, group health plan and vacation and sick leave policies covering the Retained Companies' employees immediately prior to the Merger. Bristol will be responsible for 50% of all severance payments to former Holiday Inns employees terminated in connection with the Merger (up to a maximum of $625,000 to be paid by Bristol) and for all bonuses paid to certain employees designated by Holiday Corporation and Bristol equal to 25% of the base salary of each such employee between the date of the Merger Agreement and six months after the Effective Time or, if earlier, the date such employee's employment is terminated.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

       Conditions to Each Party's Obligations to Consummate the Merger. Each party's obligation to consummate the Merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

                (i) the Merger Agreement shall have been adopted and the Debt Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Bristol Common Stock outstanding on the Record Date;

               (ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Acquisition;


              (iii) the Contribution and the Exchange shall have been consummated; and



               (iv) the parties shall have entered into the Stockholders' Agreement, Hotel Properties Agreement, Registration Rights Agreement and Asset Purchase Agreements (each as described herein), and the closings under the Asset Purchase Agreements shall have taken place simultaneously with the closing of the Merger. In addition, Bristol shall have entered into standard Holiday Inn franchise agreements for the Acquired Hotel Assets and certain of the hotels currently owned by Bristol.


       Conditions to Obligation of Bristol to Consummate the Merger. The obligation of Bristol to consummate the Merger is subject to the following additional conditions:

                (i) each of Holiday Inns and HHC shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and related agreements;

               (ii) the representations and warranties of Holiday Inns set forth in the Merger Agreement that are qualified as to materiality shall be true, and the representations and warranties of Holiday Inns set forth in the Merger Agreement that are not so qualified shall be true in all material respects, in each case at and as of the Effective Time as though made at and as of such time;

              (iii) certain third party consents required to have been obtained by Bristol in connection with the execution, delivery and performance of the Merger Agreement, the failure of which to obtain could reasonably be expected to have a material adverse effect on Bristol, shall have been obtained;

               (iv) there shall not have occurred any event resulting in a material adverse effect on the Retained Business;

                (v) Bristol shall have obtained the financing described in "-- New Credit Facility";

               (vi) there shall not be pending or threatened any litigation, proceeding or claim brought by any governmental authority seeking to enjoin the Acquisition seeking any hold-separate, divestiture or other order relating thereto or to any other business or asset of Bristol or any subsidiary thereof or seeking any other relief that Bristol reasonably determines would be materially adverse; and

              (vii) Bass International Holdings N.V. shall have entered into a guarantee of the indemnity obligations of Holiday Corporation and HHC under the Merger Agreement and the Contribution Agreement reasonably satisfactory to Bristol.

       Conditions to the Obligation of Holiday Inns to Consummate the Merger. The obligation of Holiday Inns to consummate the Merger is subject to the following additional conditions:

                (i) Bristol shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement and related agreements;

               (ii) the representations and warranties of Bristol set forth in the Merger Agreement that are qualified as to materiality shall be true, and the representations and warranties of Bristol set forth in the Merger Agreement that are not so qualified shall be true in all material respects, in each case at and as of the Effective Time as though made at and as of such time;

              (iii) Holiday Inns shall have determined in good faith, after considering the advice of Davis Polk & Wardwell, legal counsel to the Holiday Entities, that there has not occurred after the date of the Merger Agreement any adverse tax development that has a reasonable possibility of or will result in the imposition of a material amount of federal income tax to Holiday Inns, HHC or any of their affiliates, subsidiaries or stockholders by reason of the Contribution, Exchange or Merger;

               (iv)  Holiday Inns shall have received the Tax Assurances;

                (v) there shall not have occurred any event resulting in a material adverse effect on Bristol; and

               (vi) Bristol shall have entered into the employment agreements with J. Peter Kline and John A. Beckert described in "The Acquisition -- Interests of Certain Person in the Acquisition."

       Waiver and Amendment. Each party may waive any condition that runs to its benefit, and the parties may amend any provision of the Merger Agreement, subject to certain exceptions. See "-- Amendment and Waiver."

INDEMNIFICATION

       Survival. The covenants, agreements, representations and warranties contained in the Merger Agreement generally will survive until June 1, 1998 except that (i) the representations and warranties relating to litigation, certain matters regarding taxes and environmental matters and the condition of the Acquired Hotel Assets will not survive after the Effective Time, (ii) the representations and warranties relating to the environmental liability of Holiday Inns and Bristol will survive until 40 months after the Effective Time,
(iii) the representations and warranties, covenants and agreements relating to certain tax matters will survive all applicable statutes of limitations relating thereto, and (iv) the indemnification provisions relating to environmental matters will survive until 40 months after the Effective Time.


       Environmental Damages Suffered by Bristol. With respect to damages, losses, liabilities, costs and expenses arising out of violations or requirements of environmental laws relating to the Acquired Hotel Assets, Holiday Corporation or its affiliates will, subject to certain limitations, indemnify and hold harmless Bristol to the extent of 70% of the damages suffered by Bristol up to a maximum of $4 million.



       Other Damages Suffered by Bristol. With respect to damages, losses, liabilities, costs and expenses suffered by Bristol, Holiday Inns or any of their respective subsidiaries as a result of any misrepresentation or breach of covenant made or to be performed by Holiday Inns (prior to the Effective Time) or Holiday Corporation pursuant to the Merger Agreement, Holiday Corporation and HHC jointly and severally will indemnify and hold harmless Bristol, Holiday Inns and their respective subsidiaries from any and all such damages, provided that the total amount of such damages suffered by Bristol exceeds $1 million.


       Damages Suffered by Holiday Corporation. With respect to damages suffered by Holiday Corporation, HHC and their respective affiliates (collectively, the "Holiday Indemnities") as a result of any misrepresentation or breach of covenant made or to be performed by Bristol pursuant to the Merger Agreement, Bristol will indemnify and hold harmless the Holiday Indemnities from any and all such damages, provided that the total amount of such damages suffered by the Holiday Indemnities exceeds $1 million.

TERMINATION


       The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of Bristol, Holiday Corporation and Holiday Inns, (ii) by Holiday Corporation or Holiday Inns if the requisite approval by Bristol's stockholders is not obtained at the Annual Meeting, (iii) by Holiday Corporation or Holiday Inns if (a) Bristol shall have failed to perform any covenant in the Merger Agreement and such failure to perform has not been remedied within 20 business days after Holiday Corporation or Holiday Inns delivers written notice thereof or (b) any condition to Holiday Inns' obligation to consummate the Merger as set forth in the Merger Agreement has not been satisfied and is not capable of being satisfied prior to June 30, 1997, (iv) by Bristol if (a) Holiday Corporation or Holiday Inns shall have failed to perform any covenant in the Merger Agreement and such failure to perform has not been remedied within 20 business days after Bristol delivers written notice thereof or (b) any condition to Bristol's obligation to consummate the Merger as set forth in the Merger Agreement has not been satisfied and is not capable of being satisfied prior to June 30, 1997, and (v) by any party if the Merger has not been consummated by June 30, 1997, so long as the terminating party is not then in breach of any of its obligations under the Merger Agreement. In the event of termination of the Merger Agreement, except for the provisions of the Merger Agreement relating to expenses and the confidentiality of information exchanged in connection with the Merger, the Merger Agreement will become null and void and have no further effect, without any liability on the part of any party thereto or its directors, officers or stockholders except that no party will be relieved of any liability for its breach of the Merger Agreement.


AMENDMENT AND WAIVER


       Any provisions of the Merger Agreement may be amended or waived by an instrument in writing and signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom the waiver is to be effective, except that, after the adoption of the Merger Agreement by the Bristol stockholders, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for shares of Holiday Inns Common Stock, (ii) any term of the Bristol

Charter or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of the Bristol Common Stock.

EXPENSES

       Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses.

APPRAISAL RIGHTS


       Under the DGCL, holders of Bristol Common Stock are not entitled to appraisal rights in connection with the Merger.


REQUIRED REGULATORY APPROVALS


       The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified HSR Act waiting period requirements have been satisfied. On March 21, 1997, the waiting period under the HSR Act was terminated. Neither Bristol nor Holiday Inns believes that the Merger will violate federal antitrust laws.



AMENDMENT OF BRISTOL BYLAWS



       Pursuant to the Merger Agreement, as of the Effective Time, the Bristol Bylaws will be amended and restated to (i) remove the provisions therein relating to the classification of the Board, (ii) remove the requirement that the Chairman of the Board serve on the executive committee of the Board (the "Executive Committee"), and (iii) amend certain provisions regarding the constitution of certain committees of the Board so that such provisions are consistent with the terms of the Merger Agreement and related agreements. The Board approved the amendment of the Bristol Bylaws in connection with its approval of the Merger Agreement. Accordingly, approval or ratification of the amendment by Bristol's stockholders is not necessary and is not being sought in this Proxy Statement. Bristol believes that the foregoing amendments to the Bristol Bylaws do not result in a material risk, or have a material impact on, holders of Bristol Common Stock.



       For the text of the proposed Amended and Restated Bylaws of Bristol, see Exhibit "J" to the Merger Agreement, which is attached as Annex A to this Proxy Statement and incorporated herein by reference. The Bristol Bylaws will not be amended as described herein if the Merger is not consummated.


OTHER AGREEMENTS


       The following is a discussion of the material terms of agreements to be executed in connection with the Acquisition.


Contribution Agreement


       Prior to the consummation of the Merger, Holiday Corporation, Holiday Inns, HHC and Bristol will execute the Contribution Agreement pursuant to which Holiday Inns will contribute to HHC (the "Contribution") all its assets (the "Contributed Assets") other than the Retained Assets and HHC will assume all the Contributed Liabilities. In particular, Holiday Inns will contribute to HHC its Crowne Plaza hotels, its partnership interests in and asset management agreements for five Holiday Inn hotels, Holiday Inns' franchise business, all computer software licensed for use by Holiday Inns or its affiliates, all Holidex reservation terminals and all computer hardware related to Holiday Inns' Encore property management system. Following the Contribution, Holiday Inns will, in a partial liquidation, exchange with Holiday Corporation all of the outstanding common stock of HHC for shares of Holiday Inns Common Stock (the "Exchange").

       Pursuant to the Contribution Agreement, (i) Bristol will indemnify Holiday Corporation and HHC against any damages, losses, liabilities, costs and expenses arising out of or in connection with (a) the Retained Liabilities, (b) the operation and ownership of the Retained Assets from and after the Effective Time, and (c) any breach of the Contribution Agreement by Bristol or Holiday Inns (after the Effective Time) and (ii) Holiday Corporation and HHC jointly and severally will indemnify Bristol and Holiday Inns against any damages arising out of or in connection with (a) the Exchange, the Contribution, the Contributed Liabilities or the Contributed Assets, (b) the operation or ownership of any of the businesses contributed by Holiday Inns to HHC, and (c) any breach of the Contribution Agreement by HHC or Holiday Corporation. Bass International Holdings, N.V. will also guarantee HHC's and Holiday Corporation's indemnity obligations under the Contribution Agreement.


Asset Purchase Agreements

       In connection with the Merger Agreement, Holiday Inns B.V. and Holiday Inns of Canada Ltd., affiliates of Holiday Inns and Holiday Corporation, will enter into the Asset Purchase Agreements with Bristol pursuant to which Bristol will acquire at the Effective Time seven hotels owned by such entities for an aggregate of $91 million in cash. Except where the difference in structure renders it inappropriate, the Asset Purchase Agreements incorporate representations, covenants, capital expenditure and indemnification provisions substantially similar to those in the Merger Agreement.

Hotel Properties Agreement


       At the Effective Time, Bristol and Holiday Corporation will execute a hotel properties agreement (the "Hotel Properties Agreement"). Except as otherwise described below, the Hotel Properties Agreement will expire on the earlier of (i) six months after Holiday Corporation has delivered to Bristol the Holiday Notice (as defined below) and (ii) the mutual agreement of Bristol and Holiday Corporation.


       Right of First Offer to Franchise. Pursuant to the Hotel Properties Agreement, Bristol will offer to Holiday Corporation the opportunity to enter into a standard Holiday Corporation franchise agreement in effect at such time with respect to each Mid-Scale Lodging Facility located in the United States and Canada that Bristol manages, develops or acquires and that is reasonably appropriate to be franchised as a Holiday Inn or Holiday Inn Select, unless such hotel is subject to another franchise arrangement that cannot be terminated without any material cost or expense to Bristol or unless such hotel is subject to an existing franchise agreement for a Holiday Inn Hotel Brand (as defined below) until, in either case, such franchise arrangement is terminated or expires. The franchise fees to be paid to Holiday Corporation by Bristol pursuant to such franchise agreements will be at market rates.


       Bristol will not be permitted to own, lease, acquire, develop or manage a hotel if the total number of rooms in all hotels, including such hoteland the hotels owned, leased or managed by Bristol prior to the Effective Time, then owned, leased or managed by Bristol under a brand other than a Holiday Inn Hotel Brand would exceed 15% of the aggregate number of rooms in all of the hotels leased, owned or managed by Bristol. Certain exceptions to this limitation exist for hotels to be converted within 12 months and hotels acquired in portfolio acquisitions. "Holiday Inn Hotel Brands" are Holiday Inn, Holiday Inn Select, Holiday Inn Express, Crowne Plaza and any other hotel brand controlled by Holiday Corporation or its affiliates.



       The above provisions of the Hotel Properties Agreement will expire on the earlier to occur of (i) the effectiveness of the Holiday Notice and (ii) Holiday Corporation no longer holding a controlling equity interest in the person that franchises the Holiday Inn Hotel Brands or in the person that directly or indirectly holds the intellectual property rights related to the Holiday Inn Hotel Brands.


       Right of First Offer on Future Opportunities. Pursuant to the Hotel Properties Agreement, if Holiday Corporation wishes to acquire an equity or similar interest in, or the right to develop, a Mid-Scale Lodging Facility located in the United States or Canada, Holiday Corporation must first offer such opportunity to Bristol, subject to certain limitations. Holiday Corporation will be permitted, however, to (i) terminate its obligations under this provision at any time following 24 months from the Effective Time upon six months' advance notice to Bristol (the "Holiday Notice") and (ii) acquire up to five hotels, and develop an unlimited number of hotels, in the United States and Canada for research and training (each, a "Research & Training Hotel")so long as (a) Holiday Corporation provides advance notice to Bristol of its intention to acquire or develop any such hotel and (b) none of such hotels is located in the same geographic markets as Bristol's hotels. If Holiday Corporation proposes to sell any Research & Training Hotel that it owns, it will be required to first offer to sell such hotel to Bristol.


       Conversion of Existing Bristol Hotels. After execution of the Hotel Properties Agreement, Bristol and Holiday Corporation will enter into franchise agreements pursuant to which certain Bristol properties will be reflagged to Holiday Inn Hotel Brands, subject to the normal franchising procedures of Holiday Inns Franchising Inc. Franchise fees payable to an affiliate of Holiday Corporation for the converted hotels will equal 0% of room revenues for the remainder of 1997, increasing to 1% in 1998, 3% in 1999 and 5% in 2000.
The particular hotels to be reflagged and the particular Holiday Inn Hotel Brand under which certain hotels will operate following the Effective Time have not been conclusively determined as of the date hereof.

Stockholders' Agreement


       At the Effective Time, Bristol, Holdings, Holiday Corporation, BAI and Bass will enter into a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement will expire on the earliest of: (i) the dissolution or liquidation of Bristol, (ii) the mutual agreement of the parties thereto, (iii) the date on which either Holdings or the Holiday Entities ceases to beneficially own any shares of Bristol Common Stock, and (iv) a merger, consolidation or other business combination in which Bristol is not the surviving entity, except that the standstill provisions discussed below will terminate on the third anniversary of the date of the Stockholders' Agreement if such provisions are not terminated earlier as a result of one of the foregoing events.


       Board Representation and Voting. Upon execution of the Stockholders' Agreement, the Board will be reconstituted as described in "The Acquisition -- Interests of Certain Persons in the Acquisition."


       Executive Committee and Management Committee. Pursuant to the Stockholders' Agreement, Bristol, Holdings and the Holiday Entities will agree to take all actions necessary to cause the Executive Committee to consist of at least (i) either the chief executive officer or the chief operating officer of Bristol (so long as such persons are entitled to serve on the Board pursuant to the Management Stockholders' Agreement), (ii) a director designated by the Holiday Entities, and (iii) a director designated by Holdings. Bristol will also agree to create a management committee (the "Management Committee") to consist of at least three persons among Bristol's chief executive officer, chief financial officer, chief operating officer and general counsel. Any proposed acquisition, improvement, disposition or financing transaction must be approved by (a) the Management Committee if it involves $25 million or less,
(b) the Executive Committee if it involves an amount over $25 million and up to $50 million, and (c) the full Board if it involves an amount over $50 million.



       Restrictions on Transfer. Pursuant to the Stockholders' Agreement, neither Holdings nor the Holiday Entities will be permitted to transfer any of its shares of Bristol Common Stock to a third party (a "Third-Party Sale"), except (i) to certain permitted transferees, (ii) in a public offering pursuant to the Registration Rights Agreement (as described in "-- Registration Rights Agreement"), (iii) pursuant to a tender offer or other transaction that has been approved by the Board and is made to all holders of the Bristol securities that are the subject of the tender offer or other transaction, and (iv) for any pledge made in connection with a bona fide loan to such stockholder or any foreclosure thereof, without first complying with a right of first refusal procedure in favor of such other stockholder (the "Non-Selling Stockholder") pursuant to which the Non-Selling Stockholder will have the first right to purchase such shares of Bristol Common Stock at the price and on the other terms of such proposed Third-Party Sale. If the Non-Selling Stockholder does not exercise its right to purchase such shares of Bristol Common Stock, the stockholder (the "Selling Stockholder") desiring to sell the shares in such Third-Party Sale will be free to do so for a period of 60 days.


       The Non-Selling Stockholder will also have the right to participate in the Third-Party Sale at the same price and on the same terms as the Selling Stockholder and sell a specified number of its shares of Bristol Common Stock based upon the number of shares of Bristol Common Stock owned by the Non-Selling Stockholder compared to the aggregate number of shares of Bristol Common Stock owned by the Selling Stockholder and the Non-Selling Stockholder and the aggregate number of shares proposed to be sold by each stockholder.


       Certain Preemptive Rights. For a description of certain preemptive rights to be granted to Holdings and the Holiday Entities pursuant to the Stockholders' Agreement, see "The Acquisition -- Interests of Certain Persons in the Acquisition -- Certain Preemptive Rights."


       Standstill Obligations. Pursuant to the Stockholders' Agreement, neither Holdings nor the Holiday Entities will acquire any shares of Bristol Common Stock or other voting securities of Bristol without the prior written approval of (i) the other such stockholder if such acquisition would increase the purchasing stockholder's ownership of Bristol Common Stock and other voting securities to greater than 36.5% but less than 45% of the Bristol voting securities then outstanding or (ii) the other such stockholder and a majority of the members of the Board if such acquisition would increase the purchasing stockholder's total ownership of Bristol voting securities to greater than 45% of the voting securities then outstanding.

Management Stockholders' Agreement


       At the Effective Time, Bristol, Holdings, J. Peter Kline and John A. Beckert will execute a management stockholders' agreement (the "Management Stockholders' Agreement") pursuant to which (i) the parties will agree to take all actions necessary to cause (a) each of Messrs. Kline and Beckert (collectively, the "Management Stockholders") to be nominated as a director of Bristol so long as he is an officer and employee of Bristol and permit them, collectively, or either of them, as the case may be, to designate an Outside Director so long as at least one of the Management Stockholders is an officer and employee of Bristol, (b) the Executive Committee to include either Management Stockholder, and (c) the Management Committee to include each Management Stockholder and (ii) certain limitations will be placed on the Management Stockholders' ability to transfer their shares of Bristol Common Stock. Pursuant to the Management Stockholders' Agreement, for a period of five years from the Effective Time, neither Management Stockholder may transfer any of his shares of Bristol Common Stock owned as of the Effective Time or acquired pursuant to options held by them at such time except (1) pursuant to a tender offer or other transaction that has been approved by the Board and is made to all holders of the Bristol securities that are the subject of the tender offer or other transaction, (2) any involuntary transfer resulting from a lender's foreclosing on any pledge of Bristol Common Stock, which pledge existed on the date of the Management Stockholders' Agreement, (3) one-third of such shares may be sold after compliance with certain rights of first refusal held by Holdings and Holiday Corporation, (4) sales of such number of such shares as are proportionate to the dispositions of Bristol Common Stock held by Holdings and Holiday Corporation (on a combined basis), or (5) any transfer made with the prior written consent of Holdings.


Registration Rights Agreement

       At the Effective Time, Bristol, BAI, Holiday Corporation and Holdings will execute a registration rights agreement (the "Registration Rights Agreement") pursuant to which Bristol will agree, subject to certain limitations and under certain circumstances, to register for sale shares of Bristol Common Stock that are held by Holdings or the Holiday Entities and requested by any such stockholder to be so registered (a "Demand Registration"), but not fewer shares than would result in the Bristol Common Stock being registered having an aggregate value of less than $25 million; provided that (i) the number of Demand Registrations in which only one party participates may not exceed three on behalf of Holdings and three on behalf of the Holiday Entities and (ii) no stockholder may demand a registration until
(a) 120 days after the effective date of the previous Demand Registration and
(b) the earlier of (1) 180 days after Bristol's first underwritten public offering of equity securities after the Effective Time or (2) 12 months after the Effective Time.

       The Registration Rights Agreement will also provide that, subject to certain exceptions, in the event that Bristol files a registration statement with respect to an offering of any class of equity securities, Bristol will offer Holdings and the Holiday Entities the opportunity to include their shares of Bristol Common Stock in such registration.

                          AMENDMENT OF BRISTOL CHARTER


       Pursuant to the Merger Agreement, as of the Effective Time the Bristol Charter will be amended and restated to increase the number of authorized shares of Bristol Common Stock from 75,000,000 to 150,000,000 and to remove all provisions relating to the classification of the Board.


       The Bristol Charter currently authorizes the issuance of 75,000,000 shares of Bristol Common Stock and 25,000,000 shares of Bristol preferred stock. On the Record Date, an aggregate of 17,965,840 shares of Bristol Common Stock were issued and outstanding or reserved for issuance. Bristol expects to issue 9,373,118 shares of Bristol Common Stock to the Holiday Entities in the Merger. After taking into account the shares of Bristol Common Stock issued or reserved for issuance on the Record Date and the shares of Bristol Common Stock to be issued in the Merger, Bristol would have 47,661,042 remaining shares authorized for issuance if the Bristol Charter were not amended. The Board believes it is desirable to authorize additional shares of Bristol Common Stock so that there will be sufficient shares available for issuance after the Acquisition for purposes that the Board may hereafter determine to be in the best interests of Bristol and its stockholders. Such purposes could include the offer of shares for cash, acquisitions or employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board believes that it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of Bristol Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. For the foregoing reasons, the Merger Agreement provides that the authorized shares of Bristol Common Stock will be increased to 150,000,000 in order to have additional shares available for issuance from time to time after the Acquisition.


       Bristol currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Bristol Common Stock, except for the shares to be issued in the Merger and under its existing employee option plans. Following the Acquisition, Bristol intends, among other things, to pursue possible capital markets and other transactions designed to enhance further Bristol's financial flexibility and stockholder value. Such transactions could include, among others, the issuance of additional debt or equity securities by Bristol or the securitization of certain assets, including Acquired Hotel Assets. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of Bristol's capital stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of the Board regarding the submission thereof to Bristol's stockholders. The current rules of the NYSE, however, would require stockholder approval if the number of shares of Bristol Common Stock to be issued in certain transactions (excluding, among others, public offerings) would equal or exceed 20% of the number of such shares of Bristol Common Stock outstanding immediately prior to such issuance.

       The issuance of the Merger Shares and the Debt Exchange Shares in the Acquisition will decrease the relative percentage equity ownership interest of existing stockholders in Bristol. Future issuances of Bristol Common Stock could also dilute the relative equity ownership interest of Bristol stockholders and future issuances of Bristol Common Stock at prices below then-prevailing market prices could result in the dilution of the value, as determined by such market prices, of Bristol Common Stock.

       It is not presently contemplated that such additional shares of Bristol Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in Bristol more difficult, time-consuming or costly. However, it should be noted that shares of Bristol Common Stock could be issued for that purpose and to that effect, and the Board reserves its right (if consistent with its fiduciary responsibilities) to issue Bristol Common Stock for such purpose.


       The Charter Amendment is an integral part of the Merger and, pursuant to the Merger Agreement, will be effected automatically at the Effective Time. Accordingly, a vote by a stockholder "against" the Charter Amendment will be counted also as a vote by such stockholder "against" adoption of the Merger Agreement and a vote by a stockholder "against" adoption of the Merger Agreement will be counted also as a vote by a stockholder "against" the Charter Amendment, irrespective of whether or the manner in which such stockholder votes with respect to such other proposal. The Bristol Charter will not be amended as described herein if the Merger is not consummated.




       For the text of the proposed Amended and Restated Bristol Charter, see Exhibit "I" to the Merger Agreement, which is attached as Annex A to this Proxy Statement and incorporated herein by reference.



                             THE ACQUIRED BUSINESS


       At the Effective Time, it is expected that the Acquired Business will own, lease and/or manage 61 hotels containing a total of over 18,000 rooms. Of these properties, 45 hotels are owned or leased by the Acquired Business, 13 hotels are managed (but not owned) by the Acquired Business and three hotels are managed by the Acquired Business and owned by partnerships in which the Acquired Business owns an equity interest. The 61 hotels are located in 19 states, the District of Columbia and Canada, with concentrations in the southern and southwestern United States and California, and operate under Holiday Inns' brands.



       The following table sets forth certain information with respect to the 61 hotels currently owned, leased or managed by the Acquired Business. In connection with the Acquisition, Bristol will acquire the Acquired Business's interest in each of these properties.

                                                                                               TWELVE MONTHS ENDED
                                                                                                DECEMBER 27, 1996
                                                                                          ----------------------------
                                                                NUMBER    YEAR    DATE
                   HOTEL                    METROPOLITAN AREA  OF ROOMS  BUILT  ACQUIRED  OCCUPANCY  ADR(1)  REVPAR(2)
----------------------------------------   ------------------  --------  -----  --------  ---------  ------  ---------
OWNED AND LEASED HOTELS
Holiday Inn - East                          Montgomery, AL       213      1964    1988         66.1% $ 59.61  $39.37
Holiday Inn - Texarkana (I-30) (3)          Texarkana, AR        210      1970    1990         56.3    55.89   31.45
Holiday Inn Select - Orange County
   Airport                                  Irvine, CA           334      1986    1990         69.9    62.40   43.60
Holiday Inn Select - Pleasanton             Pleasanton, CA       244      1986    1990         73.1    77.52   56.65
Holiday Inn - San Diego on the Bay (3)      San Diego, CA        600      1965    1990         80.7    77.23   62.33
Holiday Inn - San Francisco Financial
   District (3)                             San Francisco, CA    566      1970    1990         80.0    89.23   71.41
Holiday Inn - San Francisco Fisherman's
   Wharf (3)                                San Francisco, CA    584      1970    1990         87.5   100.51   87.98
Holiday Inn Select - San Francisco Union
   Square                                   San Francisco, CA    400      1970    1992         87.4   114.30   99.91
Holiday Inn - Hartford Downtown             Hartford, CT         342      1973    1991         69.7    56.94   39.69
Holiday Inn Select - Stamford               Stamford, CT         385      1984    1996         35.6    69.85   24.85
Holiday Inn - Cocoa Beach                   Cocoa Beach, FL      501      1960    1988         68.1    61.31   41.77
Holiday Inn Select - Miami Airport (3)      Miami, FL            304      1983    1988         79.1     70.0   55.39
Holiday Inn - Orlando Disney Main
   Gate (3)                                 Orlando, FL          529      1974    1988         87.2    48.42   42.24
Holiday Inn - Orlando International Drive   Orlando, FL          652      1972    1988         85.5    59.95   51.24
Holiday Inn - Orlando Winter Park           Orlando, FL          200      1974    1988         75.6    46.74   35.35
Holiday Inn Select - Orlando International
   Airport                                  Orlando, FL          289      1984    1988         86.2    68.40   58.97
Holiday Inn - Tampa Busch Gardens (3)       Tampa, FL            399      1966    1989         77.0    54.34   41.82
Holiday Inn - Columbus Airport (I-185)      Columbus, GA         223      1969    1990         68.0    53.62   36.45

                                                                                               TWELVE MONTHS ENDED
                                                                                                DECEMBER 27, 1996
                                                                                          ----------------------------
                                                                NUMBER    YEAR    DATE
                   HOTEL                    METROPOLITAN AREA  OF ROOMS  BUILT  ACQUIRED  OCCUPANCY  ADR(1)  REVPAR(2)
----------------------------------------   ------------------  --------  -----  --------  ---------  ------  ---------
Holiday Inn - New Orleans French
   Quarter (3)                              New Orleans, LA      276      1969    1990         72.0  $114.76  $ 82.65
Holiday Inn Select - Boston Government
   Center                                   Boston, MA           305      1968    1990         80.3   135.68   109.02
                                            Olive Branch, MS
Holiday Inn Executive Conference Center     (Memphis)            177      1972    1990         62.0    81.41    50.48
Holiday Inn - Kansas City Northeast
   (I-435 North)                            Kansas City, MO      167      1975    1990         77.9    68.70    53.49
Holiday Inn - Albuquerque Mountainview
   (Midtown)                                Albuquerque, NM      363      1968    1990         63.1    58.93    37.21
Holiday Inn Select - Philadelphia City
   Center                                   Philadelphia, PA     457      1970    1992         74.7    97.61    72.96
Holiday Inn - Charleston Mills House        Charleston, SC       214      1982    1995         74.4   114.94    85.47
Holiday Inn - Columbia Airport              Columbia, SC         148      1966    1988         70.8    53.86    38.15
Holiday Inn Select - Greenville             Greenville, SC       208      1984    1988         69.4    75.44    52.34
Holiday Inn - Spartanburg, SC               Spartanburg, SC      224      1962    1988         58.7    56.55    33.17
Holiday Inn - Chatanooga Southeast (I-75)   Chatanooga, TN       231      1964    1988         61.4    46.91    28.81
Holiday Inn - Knoxville West                Knoxville, TN        242      1966    1988         61.1    66.22    40.43
Holiday Inn Select - Briley Parkway (3)     Nashville, TN        385      1981    1988         70.5    86.11    60.72
Holiday Inn - Amarillo (I-40) (3)           Amarillo, TX         248      1970    1990         59.6    54.62    32.55
Holiday Inn - Austin Town Lake              Austin, TX           321      1967    1990         73.5    72.35    53.21
Holiday Inn - Beaumont Midtown (I-10)       Beaumont, TX         191      1967    1990         70.8    54.56    38.61
Holiday Inn Select - Houston West           Houston, TX          345      1984    1990         71.4    72.64    51.90
Holiday Inn - San Antonio Downtown (3)      San Antonio, TX      316      1968    1990         73.1    67.25    49.17
Holiday Inn Select - San Antonio Airport    San Antonio, TX      397      1981    1990         65.8    71.73    47.20
Holiday Inn - Waco (I-35)                   Waco, TX             172      1970    1990         68.7    57.03    39.18
Holiday Inn - Salt Lake City Airport        Salt Lake City, UT   191      1963    1990         76.8    67.08    52.88

                                                                                               TWELVE MONTHS ENDED
                                                                                                DECEMBER 27, 1996
                                                                                          ----------------------------
                                                                NUMBER    YEAR    DATE
                   HOTEL                    METROPOLITAN AREA  OF ROOMS  BUILT  ACQUIRED  OCCUPANCY  ADR(1)  REVPAR(2)
----------------------------------------   ------------------  --------  -----  --------  ---------  ------  ---------
Holiday Inn - Cambridge                     Ontario, Canada      139      1969    1989         84.8   $47.73   $40.48
Holiday Inn - Kitchener                     Kitchener, Canada    182      1965    1989         74.6    54.33    40.54
Holiday Inn - Peterborough                  Peterborough, Canada 155      1965    1989         77.8    45.55    35.45
Holiday Inn - Sarnia                        Sarnia, Canada       151      1970    1989         79.7    48.68    38.79
Holiday Inn - Toronto Airport               Toronto, Canada      444      1970    1989         87.9    54.36    47.79
Holiday Inn - Yorkdale                      Toronto, Canada      370      1970    1989         91.5    55.41    50.71

JOINT VENTURE HOTELS (4)
Holiday Inn - Milpitas                      San Jose, CA         305      1987    1990
Holiday Inn - New Orleans Chateau
   LeMoyne (3)                              New Orleans, LA      171      1971    1990
Holiday Inn - Washington Franklin Square    Washington, DC       208      1972    1990

MANAGED HOTELS (5)
Holiday Inn - Hollywood                     Hollywood, CA        471      1970    1990
Holiday Inn - Los Angeles City Center       Los Angeles, CA      195      1967    1990
Holiday Inn - Los Angeles Woodland Hills    Los Angeles, CA      124      1966    1994
Holiday Inn - San Francisco Civic Center    San Francisco, CA    391      1970    1990
Holiday Inn - Harbor Gateway                Torrance, CA         329      1987    1996
Holiday Inn - South Bend University (6)     South Bend, IN       228      1960    1990
Holiday Inn - Lexington North (6)           Lexington, KY        303      1966    1990
Holiday Inn - New Orleans Metairie          New Orleans, LA      195      1969    1993
Holiday Inn - Cincinnati North (6)          Cincinnati, OH       409      1961    1990
Holiday Inn - Pittsburgh University Center  Pittsburgh, PA       253      1988    1990
Holiday Inn - Memphis East (6)              Memphis, TN          243      1986    1990

                                                                                               TWELVE MONTHS ENDED
                                                                                                DECEMBER 27, 1996
                                                                                          ----------------------------
                                                                NUMBER    YEAR    DATE
                   HOTEL                    METROPOLITAN AREA  OF ROOMS  BUILT  ACQUIRED  OCCUPANCY  ADR(1)  REVPAR(2)
----------------------------------------   ------------------  --------  -----  --------  ---------  ------  ---------
Holiday Inn - Nashville Vanderbilt          Nashville, TN        300      1969    1990
Holiday Inn - San Antonio Riverwalk (6)     San Antonio, TX      313      1987    1990


---------------


(1) "ADR" means average daily rate and is calculated by dividing room revenues by occupied rooms.



(2) "REVPAR" means room revenues per available room and is calculated by dividing room revenues by average available rooms.



(3) This hotel is subject to a ground lease. The Holiday Inn - San Francisco Financial District and the Holiday Inn - San Francisco Fisherman's Wharf hotels are also subject to building leases.




(4) The Acquired Business owns a 50% equity interest in the owner of each of these hotels and manages each of them pursuant to management agreements. Occupancy, ADR and REVPAR are not included for these hotels because the Acquired Business receives only a fee for management services provided to the hotels which is not determined by such performance measures.



(5) The Acquired Business manages but, unless otherwise noted, does not own an equity interest in these hotels. The management contracts covering these hotels expire on dates generally ranging from 1997 (in the case of Holiday Inns - New Orleans Metairie and Holiday Inns - San Francisco Civic Center) to 2008 (in the case of Holiday Inns Select - Pittsburgh University Center), generally with one or more options to extend five or ten years. Occupancy, ADR and REVPAR are not included for these hotels because the Acquired Business receives only a fee for management services provided to the hotels which is not determined by such performance measures.



(6) Holiday Inns is the general partner of and owns a 12.7% equity interest in the owner of this hotel. This equity interest is not being acquired by Bristol pursuant to the Acquisition.

                               BOARD OF DIRECTORS

ELECTION OF DIRECTORS

       The management of Bristol is under the direction of the Board. The Board held a total of five meetings during 1996. No director failed to attend at least 75% of the meetings of the Board held while he was a director. Additionally, each director appointed to serve on one or more committees of the Board attended at least 75% of the meetings of such committee or committees held while he was a member thereof.


       The Bristol Charter and Bylaws currently provide that the Board is to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. The terms of the persons presently serving on the Board expire at the annual meeting of stockholders for the years indicated: J. Peter Kline and Kurt C. Read: 1997; Robert H. Lutz, Jr.: 1998; and John A. Beckert, David A. Dittman and Donald J.
McNamara: 1999.



       Although it is expected that the Acquisition will be consummated shortly after the close of the Annual Meeting, and thereupon the Board will be reconstituted as described herein, the Board has nominated Messrs. Kline and Read for election as directors at the Annual Meeting (each of whom will serve for a three-year term to expire at the annual meeting of stockholders to be held in 2000 if the Acquisition is not consummated).


       A Plurality Vote is required to elect each of Messrs. Kline and Read as a director. Each of Messrs. Kline and Read has consented to being named in this Proxy Statement and to serve if elected. If either of them should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein as proxies for a substitute designated by the Board.

       For information with respect to Messrs. Kline and Read, the other members of the Board and the designees to serve as such after the Effective Time, see "The Acquisition -- Interests of Certain Persons in the Acquisition."

BOARD COMMITTEES


       The Board has established five committees: the Executive Committee, a finance committee (the "Finance Committee"), an audit review committee (the "Audit Review Committee"), the Compensation Committeeand a director plan committee (the "Director Plan Committee").


       Except as to certain matters for which action of the full Board is required by law, the Executive Committee has the authority to exercise all of the powers of the Board in the oversight of the management of the business and affairs of Bristol. The Executive Committee also is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board committee assignments. During 1996, the Executive Committee did not meet. The current members of the Executive Committee are Donald J. McNamara (Chairman), John A. Beckert and J. Peter Kline. Following consummation of the Acquisition, it is expected that the Executive Committee will be reconstituted to consist of Donald J. McNamara (Chairman), J. Peter Kline and Richard C. North.

       The Finance Committee has the authority to exercise all of the powers of the Board in the oversight of the financial affairs of Bristol. The current sole member of the Finance Committee is J. Peter Kline. Following consummation of the Acquisition, it is expected that the Finance Committee will be reconstituted to consist of Donald J. McNamara (Chairman) and J. Peter Kline.

       The Audit Review Committee reviews the professional services provided by Bristol's independent accountants and the independence of such accountants from management. The Audit Review Committee also reviews the scope of the audit by Bristol's independent accountants, the annual financial statements of Bristol, Bristol's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Bristol as it finds appropriate or as are brought to its attention, and meets from time to time with members of Bristol's internal audit staff. The Audit Review Committee met four times during 1996. At least two members of the Audit Review Committee must be directors who are not employed by Bristol,

Holdings, the Holiday Entities or any of their respective affiliates ("Unaffiliated Directors"). The current members of the Audit Review Committee are David A. Dittman (Chairman) and Robert H. Lutz, Jr. Following consummation of the Acquisition, it is expected that the Audit Review Committee will be reconstituted to consist of David A. Dittman (Chairman), Craig H. Huntand Kurt
C. Read.


       The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of Bristol and approves the salaries and other benefits of the executive officers of Bristol. In addition, the Compensation Committee consults with Bristol's management regarding pension and other benefit plans and compensation policies and practices of Bristol. This committee met twice during 1996. Members of the Compensation Committee must be persons who are not full time employees of Bristol and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate) and include at least two Unaffiliated Directors. The current members of the Compensation Committee are Donald J. McNamara (Chairman), David
A. Dittman and Robert H. Lutz, Jr. Following consummation of the Acquisition, it is expected that the Compensation Committee will be reconstituted to consist of Donald J. McNamara (Chairman), Robert H. Lutz, Jr. and Richard C. North.


       The sole function of the Director Plan Committee is to administer Bristol's Stock Option Plan for Non-Employee Directors. The current members of the Director Plan Committee are Donald J. McNamara (Chairman) and Robert H. Lutz, Jr. Following consummation of the Acquisition, it is expected that the Director Plan Committee will be reconstituted to consist of Donald J. McNamara (Chairman) and Richard C. North.

DIRECTOR NOMINATION PROCEDURES


       Nomination for election of directors of Bristol may be made by the Board or by any stockholder entitled to vote in the election of directors generally. The Bristol Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Bristol not later than 60 days in advance of the meeting of stockholders, except that in the event that the date of the meeting is not publicly announced by Bristol by inclusion in a report filed with the Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of Bristol not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Bristol Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Bristol's stock owned of record or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of Bristol if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.


DIRECTOR COMPENSATION

       For his or her services as a member of the Board and of any committee thereof, each director who is not a full-time employee of Bristol or an employee of a 10% beneficial owner or an affiliate thereof automatically is granted annually a non-qualified option to purchase 5,000 shares of Bristol Common Stock at an exercise price equal to the then-current market price of the Bristol Common Stock. In addition, all directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding the compensation paid to Bristol's chief executive officer and each of the four other most highly compensated executive officers of Bristol who earned at least $100,000 in total salary and bonus in 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION      SECURITIES
                                                        --------------------      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR        SALARY       BONUS       OPTIONS(1)    COMPENSATION(2)
---------------------------                  ----       --------     -------      ----------    ---------------
J. Peter Kline ............................  1996       $250,502    $ 69,350            --        $     852
  President and Chief                        1995        231,353      87,183       150,000            2,073
  Executive Officer                          1994        146,400     130,254            --            3,429
John A. Beckert ...........................  1996        250,502      69,350            --              852
  Chief Operating Officer and                1995        231,353      79,724       150,000            2,072
  Executive Vice President                   1994        146,400     121,571            --            3,310
Jeffrey P. Mayer (3) ......................  1996        186,033      56,448       130,000           46,633
  Senior Vice President and                  1995             --          --            --               --
  Chief Financial Officer                    1994             --          --            --               --
Edward J. Rohling .........................  1996        199,541      55,480        20,000              948
  Senior Vice President,                     1995        163,576      82,922       144,000            2,088
  Corporate Development                      1994        120,000     130,254            --            2,711
Robert L. Miars (4) .......................  1996        144,000     120,515        10,000               --
  Vice President,                            1995        125,866      74,282        33,000               --
  Design & Construction                      1994             --          --            --               --


       ---------------
       (1) Reflects options to acquire shares of Bristol Common Stock granted pursuant to Bristol's 1995 Equity Incentive Plan.

       (2) Consists entirely of contributions by Bristol to Bristol's 401(k) plan except for Mr. Mayer, whose other compensation consists of reimbursements for relocation expenses.

       (3)    Mr. Mayer joined Bristol in January 1996.

       (4)    Mr. Miars joined Bristol in February 1995.

STOCK OPTION GRANTS

       The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                           POTENTIAL REALIZED VALUE AT
                            NUMBER OF                                                     ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES                                                         PRICE APPRECIATION FOR
                           UNDERLYING     % OF TOTAL OPTIONS    EXERCISE                          OPTION TERM (1)
                             OPTIONS           GRANTED TO          OR        EXPIRATION   -----------------------------
          NAME               GRANTED       EMPLOYEES IN 1996   BASE PRICE       DATE            5%             10%
          ----               -------       -----------------   ----------    ----------     ----------      ----------
J. Peter Kline ........           --               --              --            --               --              --
John A. Beckert .......           --               --              --            --               --              --
Jeffrey P. Mayer ......        100,000            35.7%          $20.50         2006        $2,083,334      $4,531,514
                                30,000            10.7            26.60         2006           600,818       1,429,340
Edward J. Rohling .....         20,000             7.1            26.60         2006           400,545         952,893
Robert L. Miars .......         10,000             3.6            26.60         2006           200,273         476,447

       ---------------
       (1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on Bristol Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods. The use of the assumed 5% and 10% returns is established by the Commission and is not intended by Bristol to forecast possible future appreciation of the price of Bristol Common Stock.

       The following table sets forth certain information with respect to options held at December 31, 1996 by the Named Executive Officers.

                       OPTION VALUES AT DECEMBER 31, 1996

                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                           OPTIONS AT            IN-THE-MONEY OPTIONS AT
               NAME                    DECEMBER 31, 1996 (1)      DECEMBER 31, 1996 (2)
               ----                   ----------------------     -----------------------
J. Peter Kline ..................            150,000                   $2,887,500
John A. Beckert .................            150,000                    2,887,500
Jeffrey P. Mayer ................            130,000                    1,279,500
Edward J. Rohling ...............            164,000                    2,875,000
Robert L. Miars .................             43,000                      686,750


       ---------------
       (1) All options held by the Named Executive Officers at December 31, 1996 were unexercisable.


       (2) The closing price per share of Bristol Common Stock as reported in the NYSE Composite Transactions Report on December 31, 1996 was $31.75. Value is calculated on the basis of the difference between the option exercise price and $31.75 multiplied by the number of shares of Bristol Common Stock covered by the option.

COMPENSATION PLANS AND ARRANGEMENTS

       Management Bonus Plan. Bristol has established a Management Bonus Plan, pursuant to which key management employees of Bristol are eligible to receive cash bonuses based upon the achievement of specified targets and goals for Bristol and for the particular employees. Each officer of Bristol is eligible to receive annual bonus awards based on the achievement of performance criteria, as well as personal criteria, established by the Compensation Committee.

       401(k) Plan. Bristol maintains and offers to its employees, including its executive officers, a profit sharing plan with a 401(k) feature (the "401(k) Plan"). Eligible employees may contribute to the 401(k) Plan through salary deferral elections of not less than 1% nor more than 16% of the employee's salary. Contributions of up to 6% of a participant's salary are eligible for matching contributions from Bristol. Such matching contributions are discretionary with Bristol and are subject to change as authorized by the Board, provided that aggregate matching contributions by Bristol do not exceed certain statutory limitations. Contributions by participants are always 100% vested and contributions by Bristol vest over a period of years, becoming fully vested after seven years of continuous employment. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by participants or by Bristol to the 401(k) Plan, and income earned on such contributions, are not taxable to the participants until withdrawn from the 401(k) Plan.

       Incentive Plan. Bristol's 1995 Equity Incentive Plan (the "Incentive Plan") is designed to attract and retain qualified officers and other key employees of Bristol. The Incentive Plan authorizes the grant of options to purchase shares of Bristol Common Stock, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. The Compensation Committee administers the Incentive Plan and determines to whom award thereunder are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.


       Bristol has granted options to purchase an aggregate of 1,103,456 shares of Bristol Common Stock pursuant to the Incentive Plan. Of these options, 923,456 options, which were granted at various dates since February 1995, have a term of ten years and become exercisable over a period of three to five years from the date of grant, and 180,000 options, which were granted in December 1996, have a term of ten years and currently become exercisable as to 100% of the shares covered thereby on the ninth anniversary of the date of grant but, at the Effective Time, will become exercisable as to 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. In addition, all of the options granted to Bristol's executive officers will become exercisable as to 100% of the shares covered thereby upon a change in control of Bristol (as defined in the option agreements).


                        REPORT ON EXECUTIVE COMPENSATION

       The overall compensation and benefit levels of Bristol's executive officers were established at the time of the Combination following negotiations between representatives of Holdings and representatives of senior management and in the context of the substantial equity stakes in Bristol held by those parties. Since the IPO, Bristol's compensation program has had three principal components: base salary, incentive bonus and long-term compensation in the form of stock options. The Compensation Committee believes this mix of compensation provides executive officers with a base salary that is competitive and an incentive portion which is performance based.

BASE SALARY

       Each of Bristol's executive officers receives an annual performance review. In connection with this review, each executive officer's base salary is evaluated and adjusted as deemed appropriate by the Compensation Committee. In determining appropriate salary levels, the Compensation Committee considers the existing compensation levels, the level and scope of responsibility, experience and individual performance over the past year, as well as the pay practices of other lodging industry companies.


       Base salaries for 1996 for the Chief Executive Officer and other Named Executive Officers were established at the time of the IPO. In connection with the Acquisition and in recognition of the increased size and scope of Bristol's business resulting therefrom, it is anticipated that the annual base salary of each of Messrs. Kline and Beckert will be increased from $250,502 to $450,000. See "-- Employment Agreements."


BONUS PROGRAM

       During 1996, Bristol maintained an incentive compensation program which provided for the payment of cash bonuses to its executive officers and other key employees based upon the achievement of Bristol's performance criteria, as well as personal performance criteria, established by the Compensation Committee. Under the 1996 program, each of the executive officers, including Mr. Kline, was eligible for an incentive award of up to 50% of his base salary. It is anticipated that this basic philosophy will be continued following the Acquisition.

STOCK OPTIONS

       Bristol has employed the award of stock options to senior management, including Mr. Kline and the other Named Executive Officers, further to incentivize management and, accordingly, awarded stock options to senior management personnel at the time of the IPO. In addition, in connection with the proposed Acquisition, in December 1996, the Compensation Committee determined it appropriate to grant stock options to certain executive officers and key employees other than Messrs. Kline and Beckert, who are to become parties to the employment agreements described below and who had requested that no additional options be granted to them so that additional options would be available for other employees. The number of options granted to each executive officer was based on that individual's evolving role at Bristol. The options currently are not exercisable until the ninth anniversary of the date of grant. Upon consummation of the Acquisition, however, the options will automatically become exercisable at the rate of 20% on each of the first five anniversaries of the date of grant.

       The Compensation Committee has no formal policy as to the timing of granting of stock options and may grant further options in the future.

EMPLOYMENT AGREEMENTS


       The Merger Agreement provides that Bristol will enter into employment agreements with Messrs. Kline and Beckert. Under the employment agreements, for a four-year term commencing at the Effective Time, each of Messrs. Kline and Beckert will be entitled to such salary and bonus amounts as may be determined by the Compensation Committee, provided that the base salary for each will not be less than $450,000 per annum. Messrs. Kline and Beckert will also be eligible for future grants of stock-based incentive awards and other benefits provided to senior executives at Bristol, including bonus opportunities of up to 50% of base pay. For a discussion of certain other provisions of the employment agreements, see "The Acquisition -- Interests of Certain Persons in the Acquisition -- Employment Agreements."


TAX EFFECTS

       The Company believes that the compensation paid to its executive officers during 1996 is deductible for federal income tax purposes. In connection with future executive compensation determinations, the Compensation Committee presently intends to consider, together with such other factors as may be deemed pertinent under the circumstances, whether such compensation will be deductible for federal income tax purposes.


                                        Respectfully submitted,


                                        David A. Dittman
                                        Robert H. Lutz, Jr.
                                        Donald J. McNamara, Chairman

                     MARKET PRICES FOR BRISTOL COMMON STOCK


       Bristol Common Stock has been listed on the NYSE since December 13, 1995 under the symbol "BH." The following table sets forth the high and low sale prices for the periods indicated as reported in the NYSE Composite Transactions Report. Holiday Inns Common Stock is not traded on any securities exchange.



1995                                                          HIGH          LOW
----                                                        --------      -------
December 13 to December 31, 1995 ......................      $24.500      $22.500

1996
----
First Quarter .........................................       28.625       24.375
Second Quarter ........................................       32.500       27.375
Third Quarter .........................................       32.125       26.250
Fourth Quarter ........................................       31.750       25.000

1997
----

First Quarter .........................................       44.500       31.625
April 1 to April 4, 1997 ..............................       43.375       40.625




       On December 6, 1996, the last trading day prior to Bristol's announcement that it was engaged in discussions with Holiday Inns relating to the Acquisition, the closing sales price per share of Bristol Common Stock as reported in the NYSE Composite Transactions Report was $27.00; on December 13, 1996, the last trading day prior to the announcement of the Merger Agreement, the closing sales price per share of Bristol Common Stock as so reported was $28-5/8; on the last trading day immediately preceding the date of this Proxy Statement, the closing sales price per share of Bristol Common Stock as so reported was $40-3/4. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT STOCK PRICE QUOTATIONS.



                               PERFORMANCE GRAPH

       The following graph compares the cumulative total stockholder return on the Bristol Common Stock with the Standard & Poor's 500 Stock Index and the BT Lodging Owner/Operator Index from the date trading of the Bristol Common Stock on the NYSE commenced through December 31, 1996, assuming an initial investment of $100 and the reinvestment of all dividends.

                                    [GRAPH]


-------------------------------------------------------------------------------
                                    12/13/95     12/31/95      12/31/96
-------------------------------------------------------------------------------
Bristol Hotel Company                 100.00        105.98        138.04
BT Lodging Owner/Operator Index       100.00        106.67        132.48
S&P 500 Index                         100.00         99.07        119.15
-------------------------------------------------------------------------------




         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


       The following table sets forth certain information regarding the beneficial ownership of Bristol Common Stock, both prior to and after giving effect to the Acquisition, as of the close of business on the Record Date by
(i) each person known to Bristol to own beneficially more than 5% of the Bristol Common Stock, (ii) each director and Named Executive Officer of Bristol, and (iii) all directors and executive officers of Bristol as a group. Except as otherwise indicated, the address for each of the individuals named in the table is 14285 Midway Road, Suite 300, Dallas, Texas 75244. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. See "Board of Directors -- Executive Compensation" for information pertaining to options held by executive officers.

                                                                     BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
                                                                   PRIOR TO THE ACQUISITION    AFTER THE ACQUISITION
                                                                   ------------------------    ---------------------
                                                                       NUMBER      PERCENT       NUMBER     PERCENT
NAME OF BENEFICIAL OWNER                                             OF SHARES     OF CLASS     OF SHARES   OF CLASS
------------------------                                             ---------     --------     ---------   --------
Donald J. McNamara (1) ......................................             --          --             --        --
J. Peter Kline (2) ..........................................          795,634       4.8%         795,634     3.1%
John A. Beckert (2) .........................................          465,736       2.8          465,736     1.8
Jeffrey P. Mayer ............................................             --          --             --        --
Edward J. Rohling ...........................................          150,840        *           150,840      *
Robert L. Miars (2) .........................................          649,436       3.9          649,436     2.5
David A. Dittman (3) ........................................            8,350        *             8,350      *
Robert H. Lutz, Jr. (4) .....................................            9,350        *             9,350      *
Kurt C. Read ................................................             --          --             --        --
H.K. Huie, Jr. (5) ..........................................          963,768       5.8          963,768     3.7
13279 Meadowside Drive
Dallas, Texas  75204
Cohen & Steers Capital Management, Inc (6)...................        1,378,000      8.32        1,378,000     5.3
757 Third Avenue
New York, New York 10017
United/Harvey Holdings, L.P. (7) ............................        9,373,118      56.6        9,373,118    36.1
4200 Texas Commerce Tower West
2200 Ross Avenue
Dallas, Texas 75201
All directors and executives officers
  as a group (nine persons) (1)(8) ..........................        2,216,686      13.4        2,216,686     8.5
Holiday Corporation .........................................             --          --        2,391,286     9.2
Three Ravina Drive, Suite 2900
Atlanta, Georgia 30346
Bass America Inc. ...........................................             --          --        6,981,832    26.9
Three Ravina Drive, Suite 2900
Atlanta, Georgia 30346




       ---------------
       *      Less than 1%


       (1) Mr. McNamara is the founder and Co-Chief Executive Officer of Hampstead. Holdings and its general partner were formed by Hampstead. The limited partners of Holdings include entities affiliated with Hampstead and certain unaffiliated institutional investors, none of which has the right to direct the management of the business of Holdings. However, by virtue of the foregoing relationships, Mr. McNamara may be deemed to beneficially own the shares of Bristol Common Stock owned by Holdings. Mr. McNamara disclaims beneficial ownership of all shares owned by Holdingsand, accordingly, such shares are not shown in the table as being beneficially owned by him.

       (2) At the time of execution of the Merger Agreement, it was contemplated that the Named Executive Officers would be entitled to sell up to one-third of the Bristol Common Stock owned by him as of the Record Date. Such transactions may be completed prior to the Annual Meeting.

       (3) Mr. Dittman has the right to acquire (through the exercise of options) all of these shares within 60 days of the Record Date, including 6,650 shares which Mr. Dittman will have the right to acquire following the Annual Meeting.

       (4) Includes 8,350 shares which Mr. Lutz has the right to acquire (through the exercise of options) within 60 days of the Record Date, including 6,650 shares which Mr. Lutz will have the right to acquire following the Annual Meeting.

       (5) All but 68,574 shares beneficially owned by Mr. Huie are subject to a call option pursuant to which Holdings has an immediately exercisable right to purchase such shares.

       (6)    Based on a Schedule 13G filed with the Commission on February 3,
              1997.

       (7) Based on a Schedule 13G filed with the Commission on February 13, 1996. Includes 895,194 shares which may be purchased from H.K. Huie, Jr. upon exercise of a call option on such shares.

       (8) Includes 16,700 shares which Messrs. Dittman and Lutz have the right to acquire (through the exercise of options) within 60 days of the Record Date.


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


       Until September 30, 1996, Bristol leased space for its principal executive offices from Huie-Miars Midway Atriums J.V. (which is owned 75% by H.K. Huie, Jr., who owns approximately 5.8% of the outstanding Bristol Common Stock, and 25% by Robert L. Miars, who is Vice President, Design & Construction of Bristol). Rental payments under the lease totaled $347,000 in 1996. Each of the parcels of real property on which the Harvey Hotel - Dallas, Bristol Suites and the Harvey Hotel - DFW Airport are located is owned by a separate joint venture (collectively, the "Huie Land Ventures") in which Mr. Huie owns a significant interest. Bristol has entered into a ground lease with each of the Huie Land Ventures. Total ground rents paid to the Huie Land Ventures were $2,317,000 in 1996. In addition, Bristol has agreed to manage a hotel owned by Mr. Huie for a three-year period commencing upon completion of construction of the hotel, which is expected to occur in the fall of 1997. The management contract provides for a management fee of 4% of gross revenues, an accounting fee of 1% of gross revenues and an incentive fee of 30% of operating profit. Bristol believes that the terms of the management agreement, as well as the office lease and the ground leases, were at least as favorable to Bristol as those it could have obtained from unaffiliated persons at the time it entered into these arrangements. See Note 14 to the financial statements contained in Bristol's Annual Report on Form 10-K for the year ended December 31, 1996 for a discussion of certain transactions prior to 1996.



             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

       On June 17, 1996, Bristol appointed Arthur Andersen LLP as independent accountants to replace Price Waterhouse LLP effective with such appointment. The change in independent accountants was approved by the Audit Review Committee.

       Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

       Based solely on a review of the copies of reports furnished to Bristol and written representations of directors and executive officers that no other reports were required with respect to their beneficial ownership of Bristol Common Stock during 1996, Bristol believes that directors and executive officers and all beneficial owners of more than 10% of the Bristol Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to their beneficial ownership of Bristol Common Stock during 1996.


                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


       If any stockholder of Bristol intends to present a proposal for consideration at the 1998 Annual Meeting of Stockholders and wishes to have such proposal in the proxy statement and form of proxy distributed by the Board with respect to such meeting, such proposal must be received at Bristol's principle executive offices, 14285 Midway Road, Suite 300, Dallas, Texas 75244,
Attention: Joel M. Eastman, Secretary, no later than December 5, 1997. In addition, any stockholder intending to present a proposal for consideration at the 1998 Annual Meeting of Stockholders must also comply with certain provisions of the Bristol Bylaws. See "Board of Directors -- Director Nomination Procedures."


OTHER BUSINESS


       The Board does not know of any matter to be considered at the Annual Meeting or any adjournment or postponement thereof other than as stated in the Notice of Annual Meeting. If any such matter is properly presented for such consideration, the proxies will vote any shares represented by a duly executed proxy in such manner as they see fit in their sole discretion.



                       CERTAIN FORWARD-LOOKING STATEMENTS

       This Proxy Statement (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Bristol and Holiday Inns that are based on the beliefs of the management of Bristol or Holiday Inns, as applicable, as well as assumptions made by and information currently available to the management of Bristol or Holiday Inns, as applicable, as well as assumptions made by and information relating to Bristol or Holiday Inns, as applicable. When used in this Proxy Statement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Bristol or Holiday Inns or the management of either of them, identify forward-looking statements. Such statements reflect the current views of Bristol or Holiday Inns, as applicable, with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations and results of operations of Bristol following the Acquisition, including as a result of competitive factors and pricing pressures; shifts in market demand and general economic conditions; assumed cost savings and other synergistic benefits resulting from the Acquisition; competition from other lodging properties; changes in property tax rates; availability, cost and terms of financing; impact of present and future laws; ongoing need for capital improvements; changes in operating expenses; changes in travel patterns due to changes in technologies and costs; earthquakes and other natural disasters; adverse changes in governmental rules and policies and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Accordingly, stockholders are cautioned not to place undue reliance on such forward-looking statements.

                             ADDITIONAL INFORMATION

       The following documents filed with the Commission by Bristol (File No. 1-14062) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:


       1. Bristol's Annual Report on Form 10-K for the year ended December 31, 1996;



       2.     Bristol's Current Report on Form 8-K dated March 14, 1997; and



       3. The description of Bristol Common Stock set forth in Bristol's Registration Statement on Form 8-A, dated November 7, 1995, filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.


       All documents and reports filed by Bristol pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


       This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available, without charge, to any person, including any beneficial owner of capital stock of Bristol, to whom this Proxy Statement is delivered on written or oral request to Bristol Hotel Company, 14285 Midway Road, Suite 300, Dallas, Texas 75244,
Attention: Secretary (telephone number (972) 391-3052). In order to ensure delivery of the documents prior to the Annual Meeting, requests should be received by April 14, 1997.

                            INDEX TO FINANCIAL DATA



PRO FORMA FINANCIAL DATA
Unaudited Pro Forma Consolidated Balance Sheet at December 31, 1996 .....    F-3
Notes to Unaudited Pro Forma Consolidated Balance Sheet .................    F-4
Unaudited Pro Forma Consolidated Statements of Income for the year
  ended December 31, 1996 ...............................................    F-5
Notes to Unaudited Pro Forma Consolidated Statements of Income ..........    F-6

SELECTED FINANCIAL DATA
Selected Financial Data of Bristol ......................................    F-8
Selected Financial Data of Harvey Hotel Companies and United Inns, Inc...    F-9
Selected Financial Data of the Acquired Business ........................   F-10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of the Acquired Business ....................   F-11

CARVE-OUT FINANCIAL STATEMENTS FOR THE ACQUIRED BUSINESS
Independent Auditors' Report ............................................   F-15
Combined Statements of Net Assets as of September 27, 1996 and
  September 29, 1995 ....................................................   F-16
Combined Statements of Operations for the years ended September 27, 1996,
  September 29, 1995 and September 30, 1994 .............................   F-17
Combined Statements of Cash Flows for the years ended
  September 27, 1996, September 29, 1995 and September 30, 1994 .........   F-18
Notes to Combined Financial Statements ..................................   F-19
Combined Statements of Net Assets as of December 27, 1996
  (unaudited) and September 27, 1996 ....................................   F-31
Combined Statements of Operations for the 13 weeks ended
  December 27, 1996 and December 29, 1995 (unaudited) ...................   F-32
Combined Statements of Cash Flows for the 13 weeks ended
  December 27, 1996 and December 29, 1995 (unaudited) ...................   F-33
Notes to Combined Financial Statements ..................................   F-34

                            PRO FORMA FINANCIAL DATA


              The following pro forma financial data are certain unaudited pro forma financial data for Bristol after giving effect to (i) the Merger and related transactions, including the consummation of the transactions contemplated by the Asset Purchase Agreements, the Contribution Agreement and the Debt Exchange, (ii) the refinancing of the indebtedness outstanding under the 1995 Senior Credit Facility pursuant to borrowings under the New Credit Facility and (iii) certain other transactions described in "Pro Forma Financial Data" as if the transactions referred to in (i) through (iii) (collectively, the "Pro Forma Transactions") had occurred on December 31, 1996, in the case of the pro forma balance sheet data, and on January 1, 1996, in the case of the pro forma income statement data. The pro forma financial statements below have been prepared based on various assumptions set forth in notes thereto. The Acquisition will be accounted for under the purchase method of accounting. In connection therewith, the purchase price will be allocated to the assets and liabilities acquired as of the Effective Time, including joint venture interests, and the results of operations of the Acquired Business will be included within Bristol's results of operations from and after the Effective Time. The purchase price has been allocated in the pro forma financial statements that follow to identifiable assets and liabilities based on management's best estimates available as of the date of this Proxy Statement. Following the Acquisition, such allocation will be in accordance with appraisals and other information then available to Bristol, which could be materially different from the estimates reflected herein. For purposes of purchase price determination, the value of Bristol Common Stock to be issued in the Merger and the Debt Exchange is $28-5/8 per share. The Merger Agreement was entered into and publicly announced on December 15, 1996. On December 13, 1996, the last trading day before the announcement of the Merger Agreement, the closing sales price per share for Bristol Common Stock as reported in the NYSE Composite Transactions Report was $28-5/8.


              The pro forma income statement data do not give effect to severance and other one-time costs relating to such transactions, inasmuch as such costs are nonrecurring, or synergies and other benefits expected to be achieved in connection with the Acquisition.

              The pro forma financial data set forth below should be read in conjunction with the historical financial statements of Bristol, including the notes thereto, incorporated by reference in this Proxy Statement and the historical financial statements for the Acquired Business, selected historical financial data of Bristol and the Acquired Business and the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Pro Forma Transactions been consummated on the dates indicated or that may occur in the future.

                             BRISTOL HOTEL COMPANY
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)


                                                                           ACQUIRED
                                                                           BUSINESS
                                                       BRISTOL             HISTORICAL       PRO FORMA        BRISTOL
                                                      HISTORICAL     (AT DECEMBER 27, 1996) ADJUSTMENT      PRO FORMA
                                                      ----------      --------------------- ----------      ----------
ASSETS
Current assets:
  Cash and cash equivalents .......................    $  4,666              $  3,544       $  4,734  (A)   $   12,944
  Marketable securities ...........................         116                    --             --               116
  Accounts receivable (net) .......................      10,501                18,125             --            28,626
  Inventory .......................................       3,320                 1,809             --             5,129
  Deposits and other current assets ...............       6,354                   330             --             6,684
                                                       --------              --------       --------        ----------
      Total current assets ........................      24,957                23,808          4,734            53,499

Property and equipment ............................     552,564               643,176        868,072  (A)    1,420,636
                                                                                            (643,176) (B)
Investments in joint ventures .....................          --                   443         11,955  (A)       11,955
                                                                                                (443) (B)
Other assets:
  Restricted cash .................................       3,069                    --             --             3,069
  Deferred charges and other noncurrent assets ....      12,198                 4,065          4,432  (A)       23,109
                                                                                               8,469  (A)
                                                                                              (4,065) (B)
                                                                                              (1,990) (C)
                                                       --------              --------       --------        ----------
      Total assets ................................    $592,788              $671,492       $247,988        $1,512,268
                                                       ========              ========       ========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt ...............    $ 15,769              $     75       $ (9,945) (D)   $    5,899
  Accounts payable ................................      10,626                10,488          5,252  (B)       26,366
  Accrued property, sales and use tax .............       7,346                 7,925             --            15,271
  Accrued insurance ...............................       6,920                    --             --             6,920
  Other accrued expenses ..........................       5,075                    --             --             5,075
                                                       --------              --------       --------        ----------
    Total current liabilities .....................      45,736                18,488         (4,693)           59,531

 Long-term debt, excluding current portion ........     216,925                    68        436,945  (D)      653,938
 Deferred income taxes ............................      75,619               107,934        203,256  (A)      278,875
                                                                                            (107,934) (B)
 Other liabilities ................................       2,351                 1,412         (1,412) (B)        2,351
                                                       --------              --------       --------        ----------
    Total liabilities .............................     340,631               127,902        526,162           994,695
                                                       --------              --------       --------        ----------

Common stock ......................................         166                    --             94  (E)          260
Additional paid-in-capital ........................     231,181                    --        268,212  (E)      499,393
Retained earnings (deficit) .......................      20,810                    --         (2,890) (F)       17,920
Net assets ........................................          --               543,590       (543,590) (B)           --
                                                       --------              --------       --------        ----------
         Total equity .............................     252,157               543,590       (278,174)          517,573
                                                       --------              --------       --------        ----------
         Total liabilities and equity .............    $592,788              $671,492       $247,988        $1,512,268
                                                       ========              ========       ========        ==========

               The accompanying notes are an integral part of the
                unaudited pro forma consolidated balance sheet.

                             BRISTOL HOTEL COMPANY
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


(A) Reflects the allocation of the purchase price to the assets and liabilities acquired in the Acquisition and the deferred financing costs related to the New Credit Facility, as follows:


Assets:
   Cash .............................................      $    4,734
   Property and equipment ...........................         868,072
   Investment in joint ventures .....................          11,955
   Deferred charges and other noncurrent assets:
        Management contracts ........................           4,432
        Deferred financing costs ....................           8,469

Liabilities:
   Deferred income taxes ............................         203,256


       Cash represents the amount of deferred financing costs incurred prior to December 31, 1995.


(B) The following reflects the removal of the Acquired Business's basis in the non-current assets being acquired and the liabilities being assumed. Bristol's allocation of the purchase price attributable to these assets and liabilities is reflected in Note (A). In addition, the $5,252 adjustment in accounts payable reflects the recording of the payable to HHC for the positive working capital assumed pursuant to the Merger Agreement. See "The Merger Agreement -- Working Capital."



Property and equipment ..............................       $(643,176)
Investment in joint ventures ........................            (443)
 Deferred charges and other noncurrent assets .......          (4,065)
Accounts payable ....................................          (5,252)
Deferred income taxes ...............................         107,934
Other liabilities ...................................           1,412
                                                            ---------

Net assets ..........................................       $(543,590)
                                                            ---------



(C) Reflects a write-off of $1,990 of deferred financing costs related to the 1995 Senior Credit Facility.

(D) Reflects borrowings under the New Credit Facility to pay the portion of the Holiday Inns Intercompany Debt not satisfied by the Debt Exchange, transaction costs and decrease in current portion of refinanced mortgage debt as follows:

Cash at closing .....................................         398,000

Acquisition costs ...................................          29,000
Decrease in current portion of long-term debt
   for refinanced mortgage debt .....................           9,945
                                                             --------
                                                             $436,945
                                                             ========


       For a discussion of the material terms of the New Credit Facility, see "The Merger Agreement -- New Credit Facility."

(E) Reflects the issuance of 9,373,118 shares of Common Stock related to the Acquisition.

(F) Reflects the write-off of $1,990 in deferred financing costs related to the 1995 Senior Credit Facility and $900 in indirect costs related to the Acquisition, the principal components of which are travel expense ($500) and certain accounting expenses ($385).

                             BRISTOL HOTEL COMPANY
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         BRISTOL         ACQUIRED BUSINESS
                                                   -----------------   --------------------
                                                      YEAR ENDED        TWELVE MONTHS ENDED        PRO FORMA            BRISTOL
                                                   DECEMBER 31, 1996   DECEMBER 27, 1996(A)       ADJUSTMENTS          PRO FORMA
                                                   -----------------   --------------------       -----------          ---------
Revenue:
  Rooms .........................................        149,794            269,264                 $ 2,220  (B)        $421,278

  Food and beverage .............................         44,344             57,739                     483  (B)         102,566
  Other .........................................         15,689             25,213                     251  (B)          41,153
  Management fees ...............................          2,013              4,866                      --                6,879
                                                         -------            -------                 -------             --------
    Total revenue ...............................        211,840            357,082                   2,954              571,876

Operating costs and expenses:
  Departmental expenses:
    Rooms .......................................         37,706             70,675                     728  (B)         119,655
                                                                                                     10,546  (C)
    Food and beverage ...........................         31,282             47,767                     497  (B)          79,546
    Other operating departments .................          4,528             11,584                     121  (B)          16,233
  Undistributed operating expenses:
    Administrative and general ..................         18,266             36,939                     512  (B)          55,717
    Marketing ...................................         15,555             22,949                     236  (B)          40,278
                                                                                                      1,538  (D)
    Property occupancy costs ....................         17,499             33,948                     353  (B)          51,800
    Property taxes, rent and insurance ..........         10,903             22,172                     240  (B)          33,315
    Depreciation and amortization ...............         18,377             40,495                  (8,660) (E)          50,212
    Corporate expense ...........................         10,958             10,454                      --               21,412
                                                         -------            -------                 -------             --------
      Operating income ..........................         46,766             60,099                  (3,157)             103,708

Other (income) expense:
  Interest expense ..............................         18,616                916                  34,783  (F)          54,315
  Equity in income of joint ventures ............             --             (1,469)                    218  (G)          (1,251)
                                                         -------            -------                 -------             --------

Income before income taxes and
  extraordinary item ............................         28,150             60,652                 (38,158)              50,644

Income taxes ....................................         10,401             24,226                 (15,047) (H)          19,580
                                                         -------            -------                 -------             --------

Income before extraordinary item ................        $17,749            $36,426                 $(23,111)           $ 31,064
                                                         =======            =======                 ========            ========

Income per common share .........................                                                                       $   1.18
                                                                                                                        ========
Common shares (I) ...............................                                                                     26,397,123
                                                                                                                      ==========





               The accompanying notes are an integral part of the
             unaudited pro forma consolidated statement of income.

                             BRISTOL HOTEL COMPANY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

(A) Derived from the historical combined statement of operations for the Acquired Business for the twelve months ended September 27, 1996 and from the unaudited statements of operations for the three months ended December 27, 1996 and December 29, 1995. Certain reclassifications to the historical financial statements for the Acquired Business presented elsewhere herein have been made to conform to the Bristol presentation.

(B) Gives effect to the results of operations (unaudited) for the Acquired Business Additions (Holiday Inns' acquisition of the Stamford, Connecticut hotel) as of January 1, 1996:

                                                            ACQUIRED BUSINESS
                                                                ADDITIONS
                                                            -----------------
Revenue:
  Rooms ...............................................        $ 2,200
  Food and beverage ...................................            483
  Other operating departments .........................            251

Departmental expenses:
  Rooms ...............................................            728
  Food and beverage ...................................            497
  Other operating departments .........................            121
Administrative and general ............................            512
Marketing .............................................            236
Property operating ....................................            353
Property taxes, rent and
  insurance ...........................................            240


(C) Reflects the franchise fee payments to Holiday Corporation with respect to the Acquired Hotel Assets (based on 5% of historical room revenues) and the Bristol hotels assumed to be converted to Holiday flags (the "Conversion Properties") (based on 1% of room revenues), reduced by the reversal of franchise fees on 21 of the 44 Acquired Hotel Assets:

Pro forma franchise fee payments ..........................          $ 14,505
Actual franchise fee payments .............................            (3,959)
                                                                     --------
                                                                     $ 10,546
                                                                     ========




       Franchise fees (calculated as a percentage of room revenues) due to Holiday Corporation for the Bristol conversion properties are scheduled to be 0% from closing to December 31, 1997, 1% in 1998, 3% in 1999 and 5% in 2000.

(D) Reflects the pro forma advertising fee payments (based on 2% of room revenues) to Holiday Corporation with respect to the Conversion Properties of $1.5 million.

(E) Pro forma depreciation and amortization expense has been adjusted to reflect the impact of purchase accounting as a result of the Acquisition (net increase in depreciable assets of $786,994 million in property and equipment and $4,432 intangible assets-management contracts) offset by adjustments to depreciation expense resulting from the reversal of the Acquired Business' depreciation expense.

       Depreciation for the Acquired Business Additions is calculated based on a 35-year useful life for buildings and useful lives ranging from five to 15 years for furniture, fixtures and equipment ("FF&E").

       The weighted average useful life for FF&E is eight years as a result of the majority of the FF&E assets being longer term assets such as kitchen equipment and walk-in coolers. In addition, the total value assigned to FF&E in the Acquisition was significantly less than that recorded by Holiday Inns. Bristol assigned FF&E values based on the age and condition of the property and the anticipated renovations. As a result, pro forma depreciation is less than combined historical depreciation.

       The capitalized value of management contracts is being amortized over the respective estimated remaining lives of the management contracts, which range from two months to 23 years.

       The adjustment for pro forma depreciation and amortization expense consists of the following:

Net decrease in property and equipment
depreciation resulting from purchase
accounting related to the Acquisition ...............................   $(8,857)

Net increase in amortization resulting
from the purchase accounting adjustments
to management contracts .............................................       197
                                                                        -------
   Total pro forma depreciation and amortization
        adjustment ..................................................   $(8,660)
                                                                        =======



(F)    Pro forma interest expense is calculated as follows:

Pro forma interest expense is:
  Interest expense on New Credit Facility ..........................   $ 39,305
  Amortization of financing costs on New
    Credit Facility ................................................      2,641
  Interest expense on Senior Notes, including
    amortization of discount and deferred
    financing costs ................................................      9,321
  Interest expense on debt not retired .............................      3,048
                                                                       --------
       Total pro forma interest expense ............................   $ 54,315
                                                                       ========

Pro forma adjustments consists of:
  Pro forma interest expense .......................................   $ 54,315
  Less historical total combined interest ..........................    (19,532)
                                                                       --------
     Net increase ..................................................   $ 34,783
                                                                       ========



       Pro forma interest on the New Credit Facility is calculated using the one-month LIBOR as of the beginning of each month plus 2.0%. One-month LIBOR averaged 5.4% in 1996. Financing costs of $13,203, which are expected to be incurred in connection with the New Credit Facility, have been amortized to interest expense over five years.

(G) Reflects an increase in amortization of investments in joint ventures resulting from purchase accounting. The value attributed to joint ventures has been assigned to specific fixed asset categories based on estimated market values. The difference between the assigned value and the book value per joint venture is amortized over the useful life of the fixed asset (buildings-35 years; FF&E-8 years).

(H)    Reflects an effective tax rate of 38.7%.

(I) Includes 25,938,958 shares expected to be outstanding after the Merger plus an additional number of shares to reflect the dilutive effect of outstanding options.

                       SELECTED FINANCIAL DATA OF BRISTOL
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       The following selected consolidated historical financial data of Bristol have been derived from consolidated financial statements of Bristol incorporated by reference in this Proxy Statement and that may be obtained as described in "Additional Information."

                                                                    ELEVEN MONTHS
                                                  YEAR ENDED            ENDED
                                              DECEMBER 31, 1996   DECEMBER 31, 1995
                                              -----------------   -----------------
OPERATING DATA:
Revenue:
  Rooms .....................................         149,794            115,771

  Food and beverage .........................          44,344             36,070
  Other .....................................          17,702             13,354
                                                 ------------       ------------
      Total revenue .........................         211,840            165,195
                                                 ------------       ------------
Operating costs and expenses:
 Departmental expenses:
   Rooms ....................................          37,706             32,692
   Food and beverage ........................          31,282             27,118
   Other operating departments ..............           4,528              4,258
 Undistributed operating expenses:
   Administrative and general, marketing ....          33,821             28,254
   Property operating costs .................          28,402             24,738
   Depreciation and amortization ............          18,377             13,505
   Corporate expense ........................          10,958              8,035
                                                 ------------       ------------
      Operating income ......................          46,766             26,595
Other expenses:
   Interest expense .........................          18,616             18,374
   Other non-operating expenses (income)
     and minority interest ..................            --                  430
                                                 ------------       ------------
Income before income taxes ..................          28,150              7,791
Income taxes ................................          10,401              2,822
                                                 ------------       ------------
Income before extraordinary item ............          17,749              4,969
Extraordinary loss on early extinguishment
   of debt, net of income taxes .............            --                1,908
                                                 ------------       ------------
Net income ..................................    $     17,749       $      3,061
                                                 ============       ============
Earnings per common share and
   common equivalent share:
   Income before extraordinary item .........    $       1.04       $       0.42
   Extraordinary item, net of income taxes ..            --                (0.16)
                                                 ------------       ------------
   Net income ...............................    $       1.04       $       0.26
                                                 ============       ============
   Weighted average number of common and
      common equivalent shares outstanding ..      17,017,608         11,939,304
                                                 ============       ============


                                                                         December 31,
                                                                -----------------------------
                                                                  1996                 1995
                                                                --------             --------
BALANCE SHEET DATA:
Cash and cash equivalents ...............................       $  4,666             $  7,906
Property and equipment, net .............................        552,564              470,705
Total assets ............................................        592,788              512,901
Long-term debt including current portion ................        232,694              170,544
Equity ..................................................        252,157              236,122

           SELECTED COMBINED FINANCIAL DATA OF HARVEY HOTEL COMPANIES
                             AND UNITED INNS, INC.
                       (IN THOUSANDS, EXCEPT SHARE DATA)

       The following selected historical combined financial data* for Harvey Hotel Companies and United Inns have been derived from combined financial statements of Harvey Hotel Companies and United Inns incorporated by reference in this Proxy Statement and should be read in conjunction with such financial statements and the notes thereto. See "Additional Information." The selected historical financial data at and for the three years ended December 31, 1994 and the month ended January 31, 1995 have been derived from audited combined financial statements of Harvey Hotels Companies and United Inns filed with the Commission. The selected historical financial data at and for the year ended December 31, 1992 have been derived from unaudited combined financial statements of Harvey Hotel Companies and United Inns filed with the Commission.


                                                                             YEAR ENDED DECEMBER 31,
                                                   Month Ended        --------------------------------------
                                                 JANUARY 31, 1995      1994           1993            1992
                                                 ----------------     -------        -------         -------
OPERATING DATA:
Revenue:
  Rooms .....................................         $ 9,596         117,673        110,542         108,140
  Food, beverage and other ..................           3,546          45,296         44,192          44,288
                                                      -------         -------        -------         -------
    Total revenue ...........................          13,142         162,969        154,734         152,428
                                                      -------         -------        -------         -------
 Operating costs and expenses:
Departmental expenses:
  Rooms .....................................           2,854          33,805         32,418          32,761
  Food, beverage and other ..................           2,239          28,643         29,303          30,650
Undistributed operating expenses:
  Administrative and general, marketing .....           1,795          25,831         24,435          25,002
  Property operating costs ..................           1,950          27,233         27,618          27,767
  Depreciation ..............................             981          12,917         12,929          13,791
  Corporate expense .........................             900           9,305          6,810           6,615
                                                       ------         -------        -------         -------
     Operating income .......................           2,423          25,235         21,221          15,842
Other (income) expenses:
  Interest expense, net .....................           1,389          17,563         17,648          18,032
  Other non-operating income ................              (6)          9,352         (1,521)            238
                                                      -------         -------        -------         -------
 Income (loss) before extraordinary item ....         $ 1,040         $(1,680)       $ 5,094          (2,428)
                                                      =======         =======        =======          ======


                                                                               DECEMBER 31,
                                                                  ---------------------------------------
                                                                    1994           1993            1992
                                                                  --------       --------        --------
BALANCE SHEET DATA:
Cash and cash equivalents ...................                     $  9,212       $  2,612        $  3,694
Property and equipment, net .................                      169,886        188,028         194,365
Total assets ................................                      233,491        242,749         251,225
Long-term debt, including current portion ...                      207,580        217,130         225,646
Equity ......................................                       (1,980)          (929)         (4,364)

------------

     * Certain historical financial data for Harvey Hotel Companies and United Inns has been reclassified to conform to the presentation of the financial statements of Bristol.

                SELECTED FINANCIAL DATA OF THE ACQUIRED BUSINESS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

       The following selected historical combined financial data are carve-out financial data pertaining to the Acquired Business and, as such, give effect to the transactions contemplated by the Contribution Agreement. The selected financial data as of September 27, 1996 and September 29, 1995 and for the three years ended September 27, 1996 have been derived from audited consolidated financial statements for the Acquired Business, which are included elsewhere in this Proxy Statement. The selected historical data as of September 30, 1994, September 24, 1993 and September 25, 1992 and for the two years ended September 24, 1993 have been derived from unaudited consolidated financial statements for the Acquired Business. The selected historical data as of and for the three months ended December 27, 1996 have been derived from unaudited financial statements and, in the opinion of management of the Acquired Business, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended December 31, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business" and the financial statements for the Acquired Business and the notes thereto included elsewhere in this Proxy Statement. See "Index to Financial Data."

                                  THREE MONTHS  THREE MONTHS
                                    ENDED         ENDED      YEAR ENDED     YEAR ENDED     YEAR ENDED    YEAR ENDED     YEAR ENDED
                                 DECEMBER 27,  DECEMBER 29,  SEPTEMBER 27,  SEPTEMBER 29,  SEPTEMBER 30, SEPTEMBER 24, SEPTEMBER 25,
                                    1996          1995          1996          1995          1994           1993           1992
                            --------------------------------------------------------------------------------------------------------
OPERATING DATA:
Revenue:
  Rooms ......................       63,516        56,492       262,240       240,004       228,378       216,180       208,668
  Food, beverage and other ...       22,739        20,972        86,052        82,947        81,572        77,268        77,684
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
    Total revenue (1) ........       86,255        77,464       348,291       322,951       309,950       293,448       286,352
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Operating costs and
expenses:
Departmental expenses:
  Rooms ......................       16,802        15,015        64,929        62,234        59,770        58,254        56,211
  Food, beverage and other ...       15,360        14,525        58,516        58,755        61,510        61,469        62,827
Undistributed operating
expenses:
Administrative and
general, marketing ...........       14,805        13,442        57,472        53,689        50,965        50,558        49,408
  Property operating costs ...       14,071        12,601        53,898        51,319        50,829        51,656        50,845
  Depreciation ...............       10,259         9,698        39,363        36,562        33,438        31,535        29,353
  Corporate expenses and
  other ......................        4,389         4,130        16,530        17,697        16,604        18,232        17,737
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
    Operating income .........       10,569         8,053        57,583        42,695        36,834        21,744        19,971
Other expenses (income):
  Interest expense, net ......           57           277         1,136         1,097         1,853         3,161         2,343
  Equity in income of joint
    ventures .................         (368)         (342)       (1,443)         (758)         (397)         (121)          345
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes ...       10,880         8,118        57,890        42,356        35,378        18,704        17,283
Income taxes .................        4,345         3,239        23,120        17,075        16,147         7,337         6,982
                                  ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net income ...................    $   6,535     $   4,879     $  34,770     $  25,281     $  19,231     $  11,367     $  10,301
                                  =========     =========     =========     =========     =========     =========     =========

                                                                 SEPTEMBER    SEPTEMBER    SEPTEMBER    SEPTEMBER    SEPTEMBER
                            DECEMBER 27,                             27,          29,          30,          24,          25,
                                1996                               1996         1995         1994         1993         1992
                            -------------                      ---------------------------------------------------------------
BALANCE SHEET DATA:
Cash and cash equivalents .      3,544                             3,489        6,773         3,388       5,948        4,573

Property and equipment, net    643,176                           646,319      647,223       630,644     616,072      587,594
Total assets ..............    671,492                           678,882      683,699       661,526     648,430      619,788
Long-term obligations,
including
  current portion .........        703                               704        9,002         8,527      23,098       18,230
Net assets ................    543,590                           542,406      542,339       525,429     502,494      484,277


---------------------

(1) Revenue of $6.5 million relating to a 450-room hotel acquired in October 1992 is included for the year ended September 24, 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
               AND RESULTS OF OPERATIONS OF THE ACQUIRED BUSINESS


RESULTS OF OPERATIONS

       The results of operations of the Acquired Business include 52 weeks of operations for the fiscal year ended September 27, 1996 ("fiscal 1996") and the fiscal year ended September 29, 1995 ("fiscal 1995") and include 53 weeks of operations for the fiscal year ended September 30, 1994 ("fiscal 1994"). Results of 1996 include the results of operations for Stamford subsequent to its acquisition in July 1996 and a full year's results of operations for Charleston Mills House. Fiscal 1995 reflects the results of operations for Charleston Mills House subsequent to its acquisition in May 1995.

Three Months Ended December 27, 1996 Compared with Three Months Ended December 29, 1995

       The Stamford hotel acquired in July 1996 was closed from October 13, 1996 to January 5, 1997 while being renovated. As a result the impact on the first quarter of 1997's results of operations is minimal when compared to the corresponding 1996 quarter.

       Revenues increased by $8.8 million (11.3%) to $86.3 million in the first quarter of 1997 from $77.5 million in the corresponding 1996 quarter while income before income taxes rose by $2.8 million (34.6%) to $10.9 million in the first quarter of 1997 from $8.1 million in the corresponding 1996 quarter. The increase in revenues resulted from both increases in ADR and occupancy due to increasing demand for hotel accommodations in the United States and Canada.

       Departmental expenses increased $2.6 million (8.9%) to $32.2 million in the first quarter of 1997 compared to $29.6 million in the corresponding 1996 quarter.

       Nondepartmental operating expenses increased $3.7 million (9.3%) to $43.5 million in the first quarter of 1997 from $39.8 million in the corresponding 1996 quarter. The increase in expenses resulted from higher depreciation ($0.6 million) as a result of the significant refurbishment activity over recent years and a general increase in operating expenses as a result of the higher revenues and inflation.

       Operating income rose by $2.5 million (30.9%) to $10.6 million in the first quarter of 1997 from $8.1 million in the corresponding 1996 quarter. A significant portion of the room revenue increase flowed through to operating income due to the relatively low incremental cost of the increase in revenue earned in the first quarter of 1997 compared to the first quarter of 1996.


       At the end of the first quarter of 1997, the Acquired Business was comprised of 61 hotels and 18,000 rooms. Of these properties, 45 hotels were owned or leased, 13 hotels were managed by the Acquired Business and three hotels were managed by the Acquired Business and owned by partnerships in which the Acquired Business owned an equity interest.


       Revenue per available room ("revpar") increased by 11.5% in the first quarter of 1997 compared to the corresponding 1996 quarter, with average room rates being 5.2% higher, while occupancy rates improved by 3.9 percentage points. These improvements in rates were due primarily to generally favorable economic conditions.

       The total interest expense for the first quarter of 1997 was marginally lower than the corresponding 1996 quarter due to the repayment of a loan on one hotel property during fiscal 1996.

       The effective income tax rate of 39.9% for the first quarter of 1997 was unchanged from the corresponding 1996 quarter.

       Net income increased by $1.6 million (32.7%) to $6.5 million in the first quarter of 1997 from $4.9 million in the corresponding 1996 quarter.

Fiscal 1996 Compared with Fiscal 1995

       Revenues increased by $25.3 million, or 7.8%, from $323.0 million in fiscal 1995 to $348.3 million in fiscal 1996 while income before income taxes rose by $15.5 million (36.6%), from $42.4 million in fiscal 1995 to $57.9 million in fiscal 1996. The increase in revenues resulted both from the impact of two hotel acquisitions ($7.9 million) and growth in the existing business due to increasing demand for hotel accommodations in United States and Canada. Although room revenues increased by 9.3% in fiscal 1996 compared to fiscal 1995, food and beverage revenue experienced only nominal growth in fiscal 1996 primarily because the Acquired Business leased out restaurants at 13 of the 45 hotels it owned or leased during fiscal 1996 compared to 10 of the 44 hotels it owned or leased during fiscal 1995. Rent from these leased restaurants is recognized as other operating revenue rather than food and beverage revenue.

       Departmental expenses increased by $2.4 million, or 2.0%, from $121.0 million in fiscal 1995 to $123.4 million in fiscal 1996. This increase resulted primarily from the impact of hotel acquisitions ($3.0 million) offset by a reduction in food and beverage expenses as a result of the leasing of restaurants described above.

       Nondepartmental operating expenses increased $8.0 million, or 5.0%, from $159.3 million in fiscal 1995 to $167.3 million in fiscal 1996. The increase in expenses resulted primarily from the impact of hotel acquisitions ($2.7 million), higher depreciation ($2.5 million) as a result of the significant refurbishment activity and a general increase in operating expenses as a result of higher revenues and normal price increases.

       Operating income rose by $14.9 million, or 34.9%, from $42.7 million in fiscal 1995 to $57.6 million in fiscal 1996. Operating income increased primarily due to relatively low incremental expenses associated with the increase in room revenue earned in fiscal 1996 compared to fiscal 1995.


       During July 1996, a 388-room hotel was acquired. At the end of fiscal 1996, the Acquired Business was comprised of 61 hotels containing 18,000 rooms. Of these properties, 45 hotels were owned or leased, 13 hotels were managed by the Acquired Business and three hotels were managed by the Acquired Business and owned by partnerships in which the Acquired Business owned an equity interest.


       Revpar increased by 7.0% during fiscal 1996 with average room rates 5.2% higher than in fiscal 1995, while occupancy rates improved by 1.3 percentage points. These improvements in rates were due primarily to generally favorable economic conditions.

       Total interest expense for fiscal 1996 remained relatively unchanged from fiscal 1995 due to the prepayment of a loan on one hotel property in fiscal 1996.

       The effective income tax rate of 40.0% for fiscal 1996 was essentially unchanged from 40.3% in fiscal 1995.

       Net income increased by $9.5 million from $25.3 million in fiscal 1995 to $34.8 million in fiscal 1996.

Fiscal 1995 Compared with Fiscal 1994

       Revenues increased by $13.0 million, or 4.2%, from $310.0 million in fiscal 1994 to $323.0 million in fiscal 1995 while income before income taxes rose by $7.0 million, or 19.8%, from $35.4 million in fiscal 1994 to $42.4 million in fiscal 1995. The increase in revenues resulted both from the impact of one hotel acquisition ($2.4 million) and from growth in the existing business due to increasing demand for hotel accommodations in the United States and Canada. Although room revenue increased by 5.1% in fiscal 1995 compared to fiscal 1994, food and beverage revenue decreased $1.4 million primarily because the Acquired Business had leased out restaurants at 10 of the 44 owned or leased hotels during fiscal 1995 compared to 7 of the 44 owned or leased hotels during fiscal 1994. Rent from these leased restaurants is recognized as other operating revenue rather than food and beverage revenue.

       Departmental expenses decreased $0.3 million, or 0.2%, from $121.3 million in fiscal 1994 to $121.0 million in fiscal 1995. This decrease resulted from the reduction in food and beverage expenses as a result of the leasing of restaurants described above but was substantially offset by the increase in room operating costs due to higher occupancy levels and a hotel acquisition.

       Nondepartmental operating expenses increased $7.5 million, or 4.9%, from $151.8 million in fiscal 1994 to $159.3 million in fiscal 1995. The increase in expenses resulted from the impact of hotel acquisitions ($0.8 million), higher depreciation ($3.0 million) as a result of major refurbishment activity and a general increase in operating expenses as a result of higher revenues and normal price increases.

       Operating income rose by $5.9 million, or 16.0%, from $36.8 million in fiscal 1994 to $42.7 million in fiscal 1995. Operating income increased primarily due to relatively low incremental expenses associated with the increase in room revenue earned in fiscal 1995 compared to fiscal 1994.


       During May 1995, a 214-room hotel was acquired. At the end of fiscal 1995, the Acquired Business was comprised of 60 hotels containing 17,800 rooms. Of these properties, 44 hotels were owned or leased, 13 hotels were managed by the Acquired Business and three hotels were managed by the Acquired Business and owned by partnerships in which the Acquired Business owned an equity interest.


       Revpar increased by 6.8% during fiscal 1995 with average room rates 4.2% higher than in fiscal 1994, while occupancy rates improved by 1.7 percentage points. These improvements in rates were due primarily to generally favorable lodging industry conditions.

       Total interest expense for fiscal 1995 decreased by $0.8 million to $1.1 million as the average outstanding long-term debt was 46% lower in fiscal 1995 as compared to fiscal 1994 due to the repayment of a loan.

       The effective income tax rate of 40.3% for fiscal 1995 was lower than the effective income tax rate of 45.6% for fiscal 1994. This decrease was primarily due to the effect of the federal tax rate increase on deferred taxes in 1994. The 1994 rate increase was associated with the Omnibus Budget Reconciliation Act of 1993.

       Net income increased by $6.1 million from $19.2 million in fiscal 1994 to $25.3 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

       The Acquired Business's United States and Canadian operations participate in centralized cash management systems wherein cash receipts are transferred to the corporate accounts of Holiday Inns and Holiday Inns of Canada Limited ("HICL") in the United States and Canada, respectively, and cash disbursements are funded by HII's and HICL's corporate accounts.


       The principal sources of liquidity for the Acquired Business are cash on hand, cash generated from operations and transfers from the owners of the Acquired Business ("Owners"). Management believes that these cash sources should be adequate to support the ongoing operational liquidity needs of the Acquired Business as currently operated by the Owners.


       Net cash provided by operating activities decreased by $0.5 million to $12.3 million for the first quarter of 1997 compared to the first quarter of 1996 and increased by $13.0 million in fiscal 1996 to $77.3 million compared to fiscal 1995. The increase in fiscal 1996 resulted from increased net income and higher depreciation and amortization expense reflecting a major refurbishment program over the prior several years.

       Net cash used in investing activities decreased by $1.1 million to $6.9 million for the first quarter of 1997 compared to the first quarter of 1996 and by $7.6 million in fiscal 1996 to $27.8 million compared to fiscal 1995. The decreases were primarily due to the substantial completion of the refurbishment program that had taken place over the prior four years.

       Net cash used in financing activities increased by $1.0 million to $5.4 million for the first quarter of 1997 compared to the first quarter of 1996 and by $27.2 million in fiscal 1996 to $52.8 million compared to fiscal 1995. The Acquired Business transferred surplus cash of $5.4 million to Owners for the first quarter of 1997 and $44.6 million to Owners in fiscal 1996. The long-term debt of the Acquired Business decreased by $8.2 million in fiscal 1996 as a result of the repayment of a loan on one hotel.

SEASONALITY

       Demand at many of the Acquired Hotel Assets is affected by recurring seasonal patterns. Demand is lower in the winter months due to decreased travel and higher in the spring, summer and fall months during the peak travel season. Accordingly, the operations of the Acquired Business are seasonal in nature, with lower revenue, operating profit and cash flow in the quarters ending in December and March and higher revenue, operating profit and cash flow in the quarters ending in June and September.

INDEPENDENT AUDITORS' REPORT


To the Boards of Directors and Shareholders of Holiday Inns, Inc., Holiday Inns of Canada Limited and Holiday Inns BV:

We have audited the accompanying combined statements of net assets at September 27, 1996 and September 29, 1995 of the Holiday Inn CMH Business (or "CMH"), as defined in Note 1, consisting of certain owned and leased hotel properties and management contracts held by Holiday Inns, Inc. ("HII") and certain affiliates, to be acquired by Bristol Hotel Company (or "Bristol"), and the related combined statements of operations and cash flows for the years ended September 27, 1996, September 29, 1995 and September 30, 1994. These combined financial statements are the responsibility of CMH's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the net assets and related results of operations and cash flows of CMH, which is to be acquired by Bristol, and may not necessarily reflect the financial position, results of operations and cash flows of CMH that might have resulted had they operated as a stand-alone company.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net assets of CMH as of September 27, 1996 and September 29, 1995 and its results of operations and cash flows for the years ended September 27, 1996, September 29, 1995 and September 30, 1994 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

January 10, 1997

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF NET ASSETS
SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995
(IN THOUSANDS)
--------------------------------------------------------------------------------

ASSETS                                                        1996        1995
                                                           --------    ---------
CURRENT ASSETS
  Cash and temporary investments                           $  3,489    $   6,773
  Accounts receivable, less allowance for doubtful
    accounts of $313 in 1996 and $249 in 1995                21,537       20,888
  Inventories                                                 1,746        1,636
  Other current assets                                        1,166        1,755
                                                           --------    ---------
    Total current assets                                     27,938       31,052
PROPERTY AND EQUIPMENT - Net                                646,319      647,223
INVESTMENTS IN JOINT VENTURES                                   450          (18)
INTANGIBLE ASSETS - Net                                       3,523        4,295
OTHER ASSETS                                                    652        1,147
                                                           --------    ---------
TOTAL ASSETS                                                678,882      683,699
                                                           --------    ---------

LIABILITIES
CURRENT LIABILITIES:
  Accounts payable                                            4,560        6,372
  Other current liabilities                                  21,944       19,048
  Deferred income taxes                                         560          593
  Long-term debt due within one year                             75          149
                                                           --------    ---------
    Total current liabilities                                27,139       26,162
LONG-TERM DEBT                                                   69        8,190
DEFERRED REVENUE                                                930        1,240
OTHER LONG-TERM LIABILITIES                                     560          663
DEFERRED INCOME TAXES                                       107,778      105,105
                                                           --------    ---------
TOTAL LIABILITIES                                           136,476      141,360
                                                           --------    ---------
COMMITMENTS AND CONTINGENCIES (Notes 2 and 16)

NET ASSETS                                                 $542,406    $ 542,339
                                                           ========    =========



See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 27, 1996,
SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                              1996           1995           1994
                                            ---------     ---------     ---------
REVENUES:
  Room revenues                             $ 262,240     $ 240,004     $ 228,378
  Food and beverage                            56,621        56,462        57,818
  Other operating departments                  24,577        21,783        18,923
  Management fees                               4,853         4,702         4,831
                                            ---------     ---------     ---------
    Total revenues                            348,291       322,951       309,950
                                            ---------     ---------     ---------
OPERATING EXPENSES:
  Departmental expenses:
    Room operating costs                       64,929        62,234        59,770
    Food and beverage                          47,064        48,221        50,867
    Other operating departments                11,452        10,534        10,643
  Nondepartmental operating expenses:
    Depreciation and amortization              39,363        36,562        33,438
    General and administrative                 35,107        32,264        29,331
    Sales and marketing                        22,365        21,425        21,634
    Utilities                                  17,421        16,913        16,870
    Maintenance and repairs                    16,011        15,341        14,676
    Property taxes                             10,931        10,164        10,613
    Corporate expenses                         10,454        10,696        10,378
    Rent                                        9,535         8,901         8,670
    Other                                       6,076         7,001         6,226
                                            ---------     ---------     ---------
    Total operating expenses                  290,708       280,256       273,116
                                            ---------     ---------     ---------
OPERATING INCOME                               57,583        42,695        36,834
OTHER INCOME (EXPENSE):
  Interest expense                             (1,136)       (1,097)       (1,853)
  Equity in income of joint ventures            1,443           758           397
                                            ---------     ---------     ---------
INCOME BEFORE INCOME TAXES                     57,890        42,356        35,378
INCOME TAX PROVISION                           23,120        17,075        16,147
                                            ---------     ---------     ---------
NET INCOME                                  $  34,770     $  25,281     $  19,231
                                            =========     =========     =========



See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 27, 1996,
SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                          1996          1995         1994

OPERATING ACTIVITIES:
  Net income                                            $ 34,770     $ 25,281     $ 19,231
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                         39,363       36,562       33,438
    Net change in long-term accounts                       2,287        4,653        4,680
    Net change in other working capital accounts             881       (2,185)      (1,802)
                                                        --------     --------     --------
      Total adjustments                                   42,531       39,030       36,316
                                                        --------     --------     --------
      Net cash provided by operating activities           77,301       64,311       55,547
                                                        --------     --------     --------
INVESTING ACTIVITIES:
  Property and equipment additions                       (27,787)     (35,369)     (47,238)
                                                        --------     --------     --------
    Net cash used in investing activities                (27,787)     (35,369)     (47,238)
                                                        --------     --------     --------
 FINANCING ACTIVITIES:
  Net transfers (to) from Owners                         (44,603)     (25,368)       3,702
  Repayments of debt                                      (8,195)        (189)     (14,571)
                                                        --------     --------     --------
    Net cash used in financing activities                (52,798)     (25,557)     (10,869)
                                                        --------     --------     --------
NET (DECREASE) INCREASE IN CASH AND
  TEMPORARY CASH INVESTMENTS                              (3,284)       3,385       (2,560)
CASH AND TEMPORARY CASH INVESTMENTS,
  BEGINNING OF YEAR
                                                           6,773        3,388        5,948
                                                        --------     --------     --------
CASH AND TEMPORARY CASH INVESTMENTS,
  END OF YEAR                                           $  3,489     $  6,773     $  3,388
                                                        ========     ========     ========



See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 27, 1996, SEPTEMBER 29, 1995 AND SEPTEMBER 30, 1994
-------------------------------------------------------------------------------
1.     BASIS OF PRESENTATION

       Bass PLC ("Bass") acquired the Holiday Inn CMH business through a number of acquisitions. In May 1988 subsidiaries of Bass acquired 13 hotels in the southeastern United States from Holiday Corporation. In May 1989 a subsidiary of Bass acquired Commonwealth Hospitality Ltd, an owner and operator of hotels in Canada, and in 1991 eight of its owned hotels were contributed to a new company, Holiday Inns of Canada Limited ("HICL"). In February 1990 a subsidiary of Bass acquired Holiday Corporation and its direct and indirect subsidiaries in a tax-free business combination. The principal assets acquired by Bass were certain trademarks, owned and leased Holiday Inn hotels, management contracts, joint venture agreements, franchise contracts and ancillary support businesses. Holiday Inns, Inc. ("HII") is the principal subsidiary of Holiday Corporation ("HC"). In 1992 Holiday Inns BV ("HIBV"), a subsidiary of Bass, acquired two hotels in the United States. The acquired assets and liabilities in all of the above acquisitions were recorded at their fair values based on appraisals, net realizable values, and other analyses with appropriate recognition given to the effects of market conditions for hotels and current interest rates.


       On December 15, 1996, Holiday Inns, Inc. and Holiday Corporation entered into an Agreement and Plan of Merger to merge a substantial portion of their owned and leased, joint ventured and managed Holiday Inn full service hotels into Bristol Hotel Company ("Bristol"). HICL and HIBV are also entering into Sale and Purchase Agreements to sell six owned properties in Canada and one owned property in the United States, respectively, to Bristol. HII, HC, HICL and HIBV are collectively referred to in these financials statements as the Owners. In total, Bristol will acquire ownership of 45 full service company-managed Holiday Inn hotels (17 of which are leased properties), joint venture interests in three full service Holiday Inns and the related management contracts and the management contracts for 13 full service Holiday Inn hotels. The operations to be merged and sold are referred to collectively as the Holiday Inn CMH Business ("CMH"). The hotels are located in 19 states, the District of Columbia and Canada. The majority of CMH's revenues are derived from owned and leased hotels. The geographical markets individually representing more than 10% of CMH's total revenues are California 25%, Florida 18%, Texas 12% and Ontario, Canada 10%.


       Immediately prior to the merger, HII will transfer all of its non CMH assets and liabilities into a newly formed wholly-owned subsidiary, New SpinCo., and transfer all of the outstanding shares of New SpinCo. to HC, HII's parent company. HII, consisting solely of its CMH assets and liabilities and certain debt to an affiliate, will merge into Bristol. This debt will immediately be repaid by Bristol for a combination of cash and Bristol common stock. These transactions are subject to, among other things, the approval of the shareholders of Bristol and the receipt of an IRS ruling acceptable to the parties.

       While the assets, liabilities and results of operations and cash flows relating to the operations to be sold by HICL and HIBV were not included in the historical financial statements of HII, such amounts have been included in the accompanying combined financial statements of CMH for all periods presented. During the year ended September 27, 1996 fourteen subsidiary companies each containing an owned or leased property were contributed to HII by an intermediate parent company, Bass (U.S.A) Incorporated ("Bass USA"). The assets, liabilities and results of operations and cash flows relating to these fourteen properties have also been included in the accompanying combined financial statements of CMH for all periods presented.

       The combined financial statements present the net assets and results of operations and cash flows of CMH as if it were a separate company, but may not necessarily reflect the financial position, results of operations and cash flows of CMH that might have resulted had they actually operated as a stand-alone company.

       CMH utilizes certain services which are provided to all of Bass' hotel businesses on a centralized basis including information technology, financial, legal, tax, treasury, employee benefits and human resource administration. These costs have been allocated to CMH using a variety of factors, including estimates of actual usage, revenues and number of properties. Management believes the foregoing allocations were made on a reasonable basis. CMH's allocation of these costs are shown as corporate expenses in the attached combined statement of operations. The cost of providing these services on a stand-alone basis has not been estimated.

       CMH's United States and Canadian operations participate in centralized cash management systems wherein cash receipts are transferred to HII's and HICL's corporate accounts in the United States and Canada, respectively, and cash disbursements are funded by HII and HICL's corporate accounts. Accordingly the accompanying financial statements exclude all cash and cash equivalents related to CMH's United States and Canadian operations, except for cash on hand and in local hotel bank accounts. The net effect of such transfers is included in net transfers
       (to) from Owners in the combined statements of cash flows.

       Franchise royalty fee expenses of approximately $3,959,000, $3,521,000 and $3,365,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, on 21 of the 45 owned and leased properties are included in the accompanying financial statements as these properties have contractual franchise agreements in place with HII. The franchise royalty fee is a monthly fee based on a percentage of gross room revenues. No franchise fee expenses are reflected for the remaining properties in CMH.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of Combination - The combined financial statements include the accounts of CMH as defined in Note 1. All significant intercompany balances and transactions have been eliminated.

       Cash and Temporary Investments - Cash includes cash on hand, cash in banks and time deposits with original maturities of 90 days or less.

       Accounting for Investments in Joint Ventures - Investments in joint ventures are accounted for using the equity method.

       Fiscal Year - CMH's fiscal year ends on the last Friday in September.

       Property and Equipment - Property and equipment is stated at cost. Expenditures for replacements and major improvements are capitalized and depreciated. Depreciation is recognized using the straight line method over the estimated useful lives of the assets: buildings 30 to 40 years, furniture and equipment 4 to 10 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of property or equipment, the asset cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is included in the results of operations.

       Management periodically assesses the recoverability of the carrying value of property and equipment based on estimated nondiscounted cash flows on an individual property basis. If the estimated nondiscounted cash flows are less than the carrying value, an impairment loss is charged to operations based on the difference between the carrying value and the estimated fair value.

       Although adoption is not required until its fiscal year 1997, management has assessed the impact of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Based on current conditions, management does not believe that adoption will have an adverse impact on the financial position or results of operations of CMH.

       Inventories - Inventories are stated at the lower of cost or market.

       Advertising Costs - Advertising and marketing costs are expensed as incurred.

       Management Fee Revenue - Management fee revenue consists of fees based on the operating performance of individual managed properties. Such fees are recognized in income when earned.

       Income Taxes - CMH accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires the calculation of deferred income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

       Foreign Currency Translation - Assets and liabilities relating to activities outside the United States are translated into U.S. dollars at the exchange rate prevailing at fiscal year-end. The results of operations are translated into U.S. dollars at the weighted average exchange rate for the year. The resulting gains or losses are reflected in net assets. At September 27, 1996, the cumulative loss included in net assets was $10.3 million. Gains or losses for each of the three fiscal years ended September 27, 1996 were not material.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.     PROPERTY AND EQUIPMENT

       Property and equipment consisted of the following at September 27, 1996 and September 29, 1995 (in thousands):

                                                    1996            1995
                                                 ---------        ---------
Land                                             $  65,585        $  64,122
Buildings and improvements                         566,815          557,500
 Furniture, fixtures, and equipment                203,107          182,858
                                                 ---------        ---------
                                                   835,507          804,480
 Accumulated depreciation                         (189,188)        (157,257)
                                                 ---------        ---------
                                                 $ 646,319        $ 647,223
                                                 =========        =========




       Depreciation expense for the years ended September 27, 1996, September 29, 1995 and September 30, 1994 was $38,593,000, $35,873,000 and
       $32,696,000, respectively.

4.     JOINT VENTURES

       The investment in joint ventures at September 27, 1996 and September 29, 1995 included a 50% interest in the Milpitas Joint Venture ("Milpitas"), the owner of a Holiday Inn located in Milpitas, CA, a 50% interest in the HI-Thomas Circle Venture, the owner of a Holiday Inn located in Washington, DC and a 50% interest in HI Chateau LeMoyne, the owner of a Holiday Inn located in New Orleans, LA.

       Combined, unaudited summarized net asset and statement of operations data of the joint ventures, as of September 27, 1996 and September 29, 1995 and for the three fiscal years ended September 27, 1996, was as follows (in thousands):

Summarized net asset data:                                 1996               1995
                                                       ------------      -------------
Current assets                                         $      4,979      $      3,320
Property and equipment, net                                  27,414            27,707
Other assets                                                  1,282             1,325
                                                       ------------      ------------
                                                             33,675            32,352
                                                       ------------      ------------
 Current liabilities (including $435 and $437
  in 1996 and 1995 owed to HII)                               1,346             1,484
Long-term debt                                               31,966            31,415
                                                       ------------      ------------
                                                             33,312            32,899
                                                       ------------      ------------
Net assets (liabilities)                               $        363      $       (547)
                                                       ============      ============



Summarized statement of operations data:                     1996         1995         1994
                                                           -------       -------      -------
  Revenues                                                 $20,729       $19,056      $18,474
                                                           =======      ========      =======
  Net income                                               $ 2,882       $ 1,334      $   857
                                                           =======       =======      =======




       Following is a reconciliation of CMH's investment in joint ventures with the underlying joint venture net assets as of September 27, 1996 and September 29, 1995 (in thousands):

                                                                1996             1995
                                                            -----------      -----------
Fifty percent of the net assets of joint ventures           $       181      $      (273)
Acquisition adjustments                                            (799)            (799)
Accumulated amortization                                            (82)             (96)
Partner loan included in investment                               1,150            1,150
                                                            -----------      -----------
Investment in joint ventures                                $       450      $       (18)
                                                            ===========      ===========



       The acquisition adjustments are being amortized over the lives of the ventures (up to 38 years).


5.     INTANGIBLE ASSETS

       Intangible assets consisted of the following at September 27, 1996 and September 29, 1995 (in thousands):


                                                              1996            1995
                                                           ----------      ----------
Management agreements - at cost                            $    8,668      $    8,668
Accumulated amortization                                       (5,145)         (4,373)
                                                           ----------      ----------
Intangible assets - net                                    $    3,523      $    4,295
                                                           ==========      ==========

       In general, management agreements have initial terms that range from 2 years to 20 years (subject to extension or renewal), and are generally cancelable under certain conditions. The management agreements specify base fees, which are generally based on percentages of gross revenues and, in certain cases, also provide for incentive fees. The cost of purchased management agreements is being amortized on a straight-line basis over the lives of the agreements (on average 13 years).


6.     ACQUIRED PROPERTIES

       The hotel properties shown below were acquired by the Owners in nonmonetary transactions during the periods presented in the accompanying combined financial statements and their operations have been included from the dates of acquisition. The cost of these acquisitions is reflected as contributions from Owners (see Note 13).


DESCRIPTION                     DATE ACQUIRED            COST                 TYPE
-----------                     -------------            ----                 ----
Stamford, CT                    July 1996                $9.9 million         Owned hotel (subject
                                                                              to a ground lease)
Charleston Mills House, SC      May 1995                 $17 million          Owned hotel




       The following unaudited pro forma information has been prepared assuming that the above properties had been acquired as of the beginning of the earliest year presented. The pro forma information is presented for information purposes and is not necessarily indicative of what would have occurred if the acquisitions had been made as of those earlier dates.

                                                            Year Ended September
                                               ---------------------------------------------
                                                    1996           1995            1994
                                               -------------  ---------------  -------------
Pro forma Information (unaudited)                              (in thousands)
Revenues                                          $351,613       $333,921        $323,252
Net Income                                        $ 34,667       $ 26,337        $ 20,227



7.     OTHER CURRENT LIABILITIES

       Other current liabilities consisted of the following at September 27, 1996 and September 29, 1995 (in thousands):

                                             1996             1995
                                         ------------     ------------
Accrued compensation                     $     10,227     $      9,019
Property tax                                    4,889            4,686
 Sales and usage taxes                          3,054            2,773
Utilities                                       1,287            1,235
Rent                                            1,143              414
 Other                                          1,344              921
                                         ------------     ------------
Other current liabilities                $     21,944     $     19,048
                                         ============     ============




8.     LONG-TERM DEBT

       Long-term debt consisted of the following at September 27, 1996 and September 29, 1995 (in thousands):


                                                             1996             1995
                                                         -----------      -----------
Mortgages                                                $                $    8,097
Other                                                    $      144              242
                                                         ----------       ----------
                                                                144            8,339
Due within one year                                             (75)            (149)
                                                         -----------      -----------
Long-term debt                                           $       69       $    8,190
                                                         ==========       ==========




       As of September 27, 1996, annual principal requirements under long-term debt arrangements for each of the succeeding fiscal years were as follows (in thousands): 1997 - $75 and 1998 - $69.


9.     LEASES

       CMH leases 17 hotel properties, 15 subject to ground leases and 2 subject to both ground and building leases. In addition to a specified minimum rental, many leases provide for contingent rentals based on percentages of revenue. The average remaining term for those leases, excluding consideration of renewal options, is approximately 36 years.

       Rental expense included in the accompanying statements of operations for the years ended September 27, 1996, September 29, 1995 and September 30, 1994 was as follows (in thousands):


                                                     1996           1995            1994
                                                  ----------     ----------     ------------
  Minimum                                         $    4,309     $    4,256     $      4,232
  Contingent                                           5,226          4,645            4,438
                                                  ----------     ----------     ------------
  Total rental expense                            $    9,535     $    8,901     $      8,670
                                                  ==========     ==========     ============

       The future minimum rental commitments under noncancelable operating leases at September 27, 1996 were as follows (in thousands):


1997                                                                      $     4,529
1998                                                                            4,529
1999                                                                            4,557
2000                                                                            4,555
2001                                                                            4,569
Thereafter                                                                     86,631
                                                                          -----------
   Total minimum lease payments                                           $   109,370
                                                                          ===========



       Minimum rental commitments exclude contingent rentals which are payable pursuant to certain leases if related revenues exceed specified amounts.


10.    EMPLOYEE BENEFIT PLAN

       United States employees of CMH participate in HII's defined contribution savings plan. Under the plan, participating employees may elect to make pretax contributions to the plan of up to 16% of their eligible earnings. Subject to certain limitations, the employer will match the first 6% of each employee's contribution to the plan. Matching contributions for CMH to the Plan were approximately $1,155,000, $1,134,000 and $1,127,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively.

       Plan participants become fully vested in matching contributions after five years of credited service.


11.    INCOME TAXES

       CMH's HII operations are included in the consolidated federal income tax returns of Bass USA. HIBV and HICL file separate returns in the United States and Canada, respectively. CMH's current federal and state tax asset or liability is included in Owners' net assets. The income tax provisions included in the accompanying combined financial statements have been determined as if CMH were a separate taxpayer.

       Pursuant to the Merger Agreement and other agreements to be entered into in connection with the merger, a subsidiary of Bass will indemnify Bristol for all income taxes payable with respect to all periods prior to the merger, and will also retain rights to all tax refunds and tax benefits attributable to carry forwards relating to operations prior to the merger date, even though certain tax attributes will follow the legal entity of HII as a result of the merger.

       The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and (liabilities) at September 27, 1996 and September 29, 1995 were as follows (in thousands -- no valuation allowances have been recorded):

                                                              Deferred
                                               Deferred          Tax               Net
                                              Tax Assets     Liabilities           Total
                                             -----------     -----------      ------------
1996
----
Classification:
  Current
    Property taxes                                            $    (1,164)    $    (1,164)
    Vacation accrual                         $       397                              397
    Deferred revenue                                 122                              122
    Allowance for doubtful accounts                   85                               85
                                             -----------      -----------     -----------
       Total                                         604           (1,164)           (560)
  Noncurrent
    Property and equipment                                       (105,496)       (105,496)
    Joint ventures                                                 (1,206)         (1,206)
    Intangible assets                                              (1,391)         (1,391)
    Other                                            315                              315
                                             -----------      -----------     -----------
       Total                                         315         (108,093)       (107,778)
       Total                                 $       919      $  (109,257)    $  (108,338)
                                             ===========      ===========     ===========



                                                                 DEFERRED
                                               DEFERRED             TAX               NET
                                              TAX ASSETS       LIABILITIES           TOTAL
                                            ---------------    -------------     -------------
1995
----
Classification:
  Current
    Property taxes                                             $      (1,164)    $      (1,164)
    Vacation accrual                        $           382                                382
    Deferred revenue                                    122                                122
    Allowance for doubtful accounts                      67                                 67
                                            ---------------    -------------     -------------
       Total                                            571           (1,164)             (593)
  Noncurrent
    Property and equipment                                          (102,741)         (102,741)
    Joint ventures                                                    (1,115)           (1,115)
    Intangible assets                                                 (1,696)           (1,696)
    Other                                               447                                447
                                            ---------------    -------------     -------------
       Total                                            447         (105,552)         (105,105)
                                            ---------------    -------------     -------------
       Total                                $         1,018    $    (106,716)    $    (105,698)
                                            ===============    =============     =============

       At September 27, 1996 Bass USA and subsidiaries, in their consolidated federal tax return have $14.2 million of alternative minimum tax credit carryforwards and $3.0 million of targeted jobs tax credit carryforwards. These legal entities also have state net operating loss carryforwards with a potential aggregate tax benefit of $6.4 million. Bass USA may be able to utilize a portion of such loss carryforwards and credits in their consolidated 1997 tax returns. Accordingly, it cannot presently be determined what portion, if any, of these loss carryforwards or credits may be allocable to the legal entities which will be transferred to Bristol. As stated above, the merger agreement provides for Bristol to reimburse the Owners for any such benefits realized.

       Significant components of the provision for income taxes are as follows (in thousands):

                                                    1996       1995       1994
                                                  --------   --------   --------
Current:
  U.S. Federal                                    $ 17,792   $ 12,065   $  9,930
  U.S. State                                         3,001      2,186      1,899
  Canadian                                           1,698      1,083        824
                                                  --------   --------   --------
     Total current                                  22,491     15,334     12,653

Deferred:
  U.S. Federal                                         208        966      2,826
  U.S. State                                            27        124         44
  Canadian                                             394        651        624
                                                  --------   --------   --------
     Total deferred                                    629      1,741      3,494
                                                  --------   --------   --------
 Provision for income taxes                       $ 23,120   $ 17,075   $ 16,147
                                                  ========   ========   ========



       The income tax provisions were calculated based upon the following components of income before income taxes (in thousands):

                                                    1996       1995       1994
                                                  --------   --------   --------
U.S. income                                       $ 53,292   $ 38,533   $ 32,151
Canadian                                             4,598      3,823      3,227
                                                  --------   --------   --------
Total                                             $ 57,890   $ 42,356   $ 35,378
                                                  ========   ========   ========




       The provision for income taxes was different from that obtained by applying the United States statutory rate for the reasons set forth below:

                                                 1996        1995        1994
                                               --------    --------    --------
Tax computed at the federal statutory rate     $ 20,262    $ 14,825    $ 12,382
State tax expense less federal effect             2,398       1,734       1,447
Meals and Entertainment                             452         544         225
Canadian rate difference                            429         357         301
Tax credits                                                    (173)       (441)
Change in federal rate                                                    2,458
 Other                                             (421)       (212)       (225)
                                               --------    --------    --------
Provision for income taxes                     $ 23,120    $ 17,075    $ 16,147
                                               ========    ========    ========




12.    SUPPLEMENTAL CASH FLOW INFORMATION

       The increase (decrease) in cash due to the changes in long-term and working capital accounts for the years ended September 27, 1996, September 29, 1995 and September 30, 1994 was as follows (in thousands):

                                                 1996        1995        1994
                                               --------    --------    --------
Equity in earnings of joint ventures less
  distributions received                       $   (468)   $     42    $    753
Other assets                                        495         286        (103)
Other liabilities                                  (413)        353       1,550
 Deferred income taxes                            2,673       3,972       2,480
                                               --------    --------    --------
Net change in long-term accounts               $  2,287    $  4,653    $  4,680
                                               ========    ========    ========
Accounts receivable - net                          (649)     (3,352)     (3,463)
Inventories                                        (110)         99         116
Other current assets                                589         (58)        462
Accounts payable                                 (1,812)        (83)         70
Deferred income taxes                               (33)        (40)      1,014
Other current liabilities                         2,896       1,249          (1)
                                               --------    --------    --------
Net change in working capital accounts         $    881    $ (2,185)   $ (1,802)
                                               ========    ========    ========
Supplemental disclosure of cash flow
  information:  Cash paid during the year
  for:
       Interest                                $  1,136    $  1,097    $  1,853
                                               ========    ========    ========
       Income taxes                            $ 22,491    $ 15,334    $ 12,653
                                               ========    ========    ========

13.    CHANGES IN NET ASSETS

       Changes in net assets consisted of the following (in thousands):


Net assets at September 25, 1993                                   $    502,493
Net income                                                               19,231
Net transfers from Owners                                                 3,702
                                                                   ------------
Net assets at September 30, 1994                                        525,426
Net income                                                               25,281
Contribution of property from Owners (see Note 6)                        17,000
Other net transfers (to) Owners                                         (25,368)
                                                                   ------------
Net assets at September 29, 1995                                        542,339
Net income                                                               34,770
Contribution of property from Owners (see Note 6)                         9,900
Other net transfers (to) Owners                                         (44,603)
                                                                   ------------
Net assets at September 27, 1996                                   $    542,406
                                                                   ============



14.    RELATED PARTY TRANSACTIONS

       Holiday Pacific Partners LP ("Japan Fund") is a limited partnership which owns 5 hotels. HII owns a 12.7% equity interest in the Japan Fund, is the general partner and manages the hotels in the fund. Only the management contracts are part of the CMH business to be merged with Bristol and are included in these financial statements. Management fee income recognized in the accompanying financial statements from the Japan Fund amounted to $1,633,000, $1,595,000 and $1,570,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively. Additionally, the joint ventures were charged management fees of $744,000, $687,000 and $659,000 in the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively.

       HII and an affiliate provided general liability, property insurance and workers' compensation services to CMH. The amounts charged for these services were approximately $6,511,000, $8,485,000 and $7,637,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively. The amounts charged are after reflecting CMH's share of the favorable results of the self insurance programs operated by HII and an affiliated company of $3,305,000, $1,073,000 and $762,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively. Additionally, the joint ventures were charged $509,000, $468,000 and $431,000 for the years ended September 27, 1996,
       September 29, 1995 and September 30, 1994, respectively.

       CMH is required to pay HII for marketing and reservation assessments, Priority Club assessments and fees, and Holidex fees. The amounts charged for these assessments and fees were approximately $10,513,000, $9,389,000 and $9,006,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively. Additionally, joint ventures were charged $598,000, $642,000 and $590,000 for the years ended September 27, 1996, September 29, 1995 and September 30, 1994, respectively.

15.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of cash, temporary cash investments, accounts receivable, accounts payable, accrued expenses, and long-term debt approximate fair values.


16.    CONTINGENCIES

       Under the terms of the Merger Agreement a subsidiary of Bass will indemnify Bristol for all of CMH's contingent liabilities and all actual and contingent liabilities of HII which are not part of the CMH business. Such indemnities include the following contingent liabilities:

       i) HII is contingently liable for $73 million in bond and mortgage obligations of two of New SpinCo's nonconsolidated affiliates. The bond and mortgage obligations are collateralized by assets of the nonconsolidated affiliates and, in management's opinion, the value of the collateral is sufficient to satisfy the obligations in all material respects.

       ii) HII is contingently liable for approximately $101 million in rent and other payments through the year 2084 in the event of defaults by current assignees under certain long-term leases of hotels and other properties. HC and HII have provided for their best estimate of any liability that may ultimately result in respect of these leases in their separate financial statements.

       iii) Various claims and legal proceedings arising in the ordinary course of business seeking monetary damages and other relief are pending against HII. The amount of liability, if any, from claims and actions cannot be determined with certainty, however, management does not believe that an adverse outcome of these matters would have a material adverse effect on the accompanying financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF NET ASSETS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                   DECEMBER 27,   SEPTEMBER 27,
                                                       1996           1996
                                                   ------------   ------------
ASSETS                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and temporary investments                   $      3,544   $      3,489
  Accounts receivable, less allowance
    for doubtful accounts                                18,125         21,537
  Inventories                                             1,809          1,746
  Other current assets                                      330          1,166
                                                   ------------   ------------
    Total current assets                                 23,808         27,938
PROPERTY AND EQUIPMENT - Net                            643,176        646,319
INVESTMENTS IN JOINT VENTURES                               443            450
INTANGIBLE ASSETS - Net                                   3,330          3,523
OTHER ASSETS                                                735            652
                                                   ------------   ------------
TOTAL ASSETS                                            671,492        678,882
                                                   ------------   ------------

LIABILITIES
CURRENT LIABILITIES:
  Accounts payable                                        3,770          4,560
  Other current liabilities                              14,091         21,944
  Deferred income taxes                                     552            560
  Long-term debt due within one year                         75             75
                                                   ------------   ------------
    Total current liabilities                            18,488         27,139
LONG-TERM DEBT                                               68             69
DEFERRED REVENUE                                            852            930
 OTHER LONG-TERM LIABILITIES                                560            560
DEFERRED INCOME TAXES                                   107,934        107,778
                                                   ------------   ------------
TOTAL LIABILITIES                                       127,902        136,476
                                                   ------------   ------------
COMMITMENTS AND CONTINGENCIES

NET ASSETS                                         $    543,590   $    542,406
                                                   ============   ============

See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                       THIRTEEN WEEKS ENDED
                                                   DECEMBER 27,    DECEMBER 29,
                                                   ----------------------------
                                                       1996            1995
                                                   ------------    ------------
REVENUES:
  Room revenues                                    $     63,516    $     56,492
  Food and beverage                                      15,564          14,446
  Other operating departments                             5,947           5,311
  Management fees                                         1,228           1,215
                                                   ------------    ------------
    Total revenues                                       86,255          77,464
                                                   ------------    ------------
OPERATING EXPENSES:
  Departmental expenses:
    Room operating costs                                 16,802          15,015
    Food and beverage                                    12,495          11,792
    Other operating departments                           2,865           2,733
  Nondepartmental operating expenses:
    Depreciation and amortization                        10,259           9,698
    General and administrative                            9,042           8,263
    Sales and marketing                                   5,763           5,179
    Utilities                                             4,405           4,213
    Maintenance and repairs                               3,958           3,634
    Property taxes                                        2,934           2,810
    Corporate expenses                                    2,614           2,614
    Rent                                                  2,774           1,944
    Other                                                 1,775           1,516
                                                   ------------    ------------
    Total operating expenses                             75,686          69,411
                                                   ------------    ------------
 OPERATING INCOME                                        10,569           8,053
OTHER INCOME (EXPENSE):
  Interest expense                                          (57)           (277)
  Equity in income of joint ventures                        368             342
                                                   ------------    ------------
 INCOME BEFORE INCOME TAXES                              10,880           8,118
INCOME TAX PROVISION                                      4,345           3,239
                                                   ------------    ------------
NET INCOME                                         $      6,535    $      4,879
                                                   ============    ============

See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)
COMBINED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)
--------------------------------------------------------------------------------


                                                       THIRTEEN WEEKS ENDED
                                                    ----------------------------
                                                    DECEMBER 27,    DECEMBER 29,
                                                        1996            1995
                                                    ------------    ------------
OPERATING ACTIVITIES:
  Net income                                        $      6,535    $      4,879
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                         10,259           9,698
    Net change in long-term accounts                           2              79
    Net change in other working capital accounts          (4,467)         (1,789)
                                                    ------------    ------------
      Total adjustments                                    5,794           7,988
                                                    ------------    ------------
      Net cash provided by operating activities           12,329          12,867
                                                    ------------    ------------
INVESTING ACTIVITIES:
  Property and equipment additions                        (6,923)         (7,978)
                                                    ------------    ------------
    Net cash used in investing activities                 (6,923)         (7,978)
                                                    ------------    ------------
FINANCING ACTIVITIES:
  Net transfers to Owners                                 (5,350)         (4,335)
  Repayments of debt                                          (1)            (38)
                                                    ------------    ------------
    Net cash used in financing activities                 (5,351)         (4,373)
                                                    ------------    ------------
NET INCREASE IN CASH AND TEMPORARY
  CASH INVESTMENTS                                            55             516
CASH AND TEMPORARY CASH INVESTMENTS,                       3,489           6,773
                                                    ------------    ------------
  BEGINNING OF YEAR

CASH AND TEMPORARY CASH INVESTMENTS,
  END OF YEAR                                       $      3,544    $      7,289
                                                    ============    ============


See notes to combined financial statements.

HOLIDAY INN CMH BUSINESS
(BUSINESS TO BE ACQUIRED BY BRISTOL HOTEL COMPANY)

NOTES TO COMBINED FINANCIAL STATEMENTS
THIRTEEN WEEKS ENDED DECEMBER 27, 1996 AND DECEMBER 29, 1995
--------------------------------------------------------------------------------

1.     BASIS OF PRESENTATION

       Bass PLC ("Bass") acquired the Holiday Inn CMH business through a number of acquisitions. In May 1988 subsidiaries of Bass acquired 13 hotels in the southeastern United States from Holiday Corporation. In May 1989 a subsidiary of Bass acquired Commonwealth Hospitality Ltd, an owner and operator of hotels in Canada, and in 1991 eight of its owned hotels were contributed to a new company, Holiday Inns of Canada Limited ("HICL"). In February 1990 a subsidiary of Bass acquired Holiday Corporation and its direct and indirect subsidiaries in a tax-free business combination. The principal assets acquired by Bass were certain trademarks, owned and leased Holiday Inn hotels, management contracts, joint venture agreements, franchise contracts and ancillary support businesses. Holiday Inns, Inc. ("HII") is the principal subsidiary of Holiday Corporation ("HC"). In 1992 Holiday Inns BV ("HIBV"), a subsidiary of Bass, acquired two hotels in the United States. The acquired assets and liabilities in all of the above acquisitions were recorded at their fair values based on appraisals, net realizable values, and other analyses with appropriate recognition given to the effects of market conditions for hotels and current interest rates.


       On December 15, 1996, Holiday Inns, Inc. and Holiday Corporation, entered into an Agreement and Plan of Merger to merge a substantial portion of their owned and leased, joint ventured and managed Holiday Inn full service hotels into Bristol Hotel Company ("Bristol"). HICL and HIBV are also entering into Sale and Purchase Agreements to sell six owned properties in Canada and one owned property in the United States, respectively, to Bristol, HII, HC, HICL and HIBV are collectively referred to in these financials statements as the Owners. In total, Bristol will acquire ownership of 45 full service company-managed Holiday Inn hotels (17 of which are leased properties), joint venture interests in three full service Holiday Inns and the related management contracts and the management contracts for 13 full service Holiday Inn hotels. The operations to be merged and sold are referred to collectively as the Holiday Inn CMH Business ("CMH").


       Immediately prior to the merger, HII will transfer all of its non CMH assets and liabilities into a newly formed wholly-owned subsidiary, New SpinCo., and transfer all of the outstanding shares of New SpinCo. to HC, HII's parent company. HII, consisting solely of its CMH assets and liabilities and certain debt to an affiliate, will merge into Bristol. This debt will immediately be repaid by Bristol for a combination of cash and Bristol common stock. These transactions are subject to, among other things, the approval of the shareholders of Bristol and the receipt of an IRS ruling acceptable to the parties.

       While the assets, liabilities and results of operations and cash flows relating to the operations to be sold by HICL and HIBV were not included in the historical financial statements of HII, such amounts have been included in the accompanying unaudited combined financial statements of CMH for all periods presented. During the year ended September 27, 1996 fourteen subsidiary companies each containing an owned or leased property were contributed to HII by an intermediate parent company, Bass (U.S.A) Incorporated. The assets, liabilities and results of operations and cash flows relating to these fourteen properties have also been included in the accompanying unaudited combined financial statements of CMH for all periods presented.

       The unaudited combined financial statements present the net assets and results of operations and cash flows of CMH as if it were a separate company, but may not necessarily reflect the financial position, results of operations and cash flows of CMH that might have resulted had they actually operated as a stand-alone company.

       These unaudited combined financial statements of CMH have been prepared pursuant to the Securities and Exchange Commission rules and regulations and should be read in conjunction with the financial statements and notes thereto of CMH's 1996 financial statements included at pages F-15 through F-30. Capitalized terms not otherwise defined herein have the meanings specified in CMH's 1996 financial statements.


       In the opinion of management, the accompanying unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the net assets of CMH as of December 27, 1996 and September 29, 1996, and the results of operations and cash flows for the thirteen weeks ended December 27, 1996 and December 29, 1995. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations. All significant intercompany balances and transactions have been eliminated.

2.     NEW ACCOUNTING STANDARD

       The Company adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during the first quarter of fiscal 1997. Adoption of SFAS No. 121 did not have a material effect on the Company's combined financial statements.

                                                                         ANNEX A





                          AGREEMENT AND PLAN OF MERGER



                                  DATED AS OF

                               DECEMBER 15, 1996,


                        AS AMENDED AS OF APRIL 1, 1997,



                                     AMONG


                              HOLIDAY CORPORATION,

                               HOLIDAY INNS, INC.

                                      AND

                             BRISTOL HOTEL COMPANY

                               TABLE OF CONTENTS


         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7
         SECTION 1.01. Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-7

                                                        ARTICLE 2
         THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.01. The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.02. Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.03. Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 2.04. Surrender and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 2.05. HII Intercompany Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 2.06. Debt Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 2.07. Working Capital Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 2.08. Working Capital Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         SECTION 2.09. Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19

                                                        ARTICLE 3
         THE SURVIVING CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 3.01. Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 3.02. Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 3.03. Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21

                                                        ARTICLE 4
         CERTAIN PRE-MERGER TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 4.01. Contribution of Assets and Assumption of Liabilities . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 4.02. Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21

                                                        ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF HII AND HC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 5.01. Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
         SECTION 5.02. Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         SECTION 5.03. No Violations; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         SECTION 5.04. Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
         SECTION 5.05. Retained Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         SECTION 5.06. Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 5.07.  HII Operating Statements, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 5.08. Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 5.09. Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
         SECTION 5.10. Retained Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
         SECTION 5.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 5.12. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 5.13. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
         SECTION 5.14. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         SECTION 5.15. Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29

         SECTION 5.16. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         SECTION 5.17. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
         SECTION 5.18. No Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30

                                                        ARTICLE 6
         REPRESENTATIONS AND WARRANTIES OF ACQUIROR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         SECTION 6.01. Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         SECTION 6.02. Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
         SECTION 6.03. No Violations; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         SECTION 6.04. Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         SECTION 6.05. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         SECTION 6.06. Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         SECTION 6.07. SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 6.08. Absence of Certain Events and Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 6.09. Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 6.10. Acquiror Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 6.11. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         SECTION 6.12. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         SECTION 6.13. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         SECTION 6.14. Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         SECTION 6.15. Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
         SECTION 6.16. Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         SECTION 6.17. Capital Expenditure Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         SECTION 6.18. No Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37

                                                        ARTICLE 7
         COVENANTS OF HII AND HC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         SECTION 7.01. Conduct of HII and HC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-37
         SECTION 7.02. Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
         SECTION 7.03. Liquor and Other Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
         SECTION 7.04. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42

                                                        ARTICLE 8
         COVENANTS OF ACQUIROR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         SECTION 8.01. Conduct of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-42
         SECTION 8.02. Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
         SECTION 8.03. Tax-Free Contribution, Exchange and Merger . . . . . . . . . . . . . . . . . . . . . . . . .  A-44
         SECTION 8.04. HII Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
         SECTION 8.05. Employee Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45

                                                        ARTICLE 9
         COVENANTS OF ACQUIROR, HC AND HII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
         SECTION 9.01. Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
         SECTION 9.02. Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
         SECTION 9.03. Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
         SECTION 9.04. Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
         SECTION 9.05. Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47

         SECTION 9.06. Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
         SECTION 9.07. Franchise Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
         SECTION 9.08. Certain Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48
         SECTION 9.09. Environmental and Structural Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-48

                                                        ARTICLE 10
         EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         SECTION 10.01. Maintenance of Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
         SECTION 10.02. Severance Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         SECTION 10.03. Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-50
         SECTION 10.04. Nonqualified Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         SECTION 10.05. Group Health Plans; Workers' Compensation . . . . . . . . . . . . . . . . . . . . . . . . .  A-51
         SECTION 10.06. Executive Medical and Dental Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-52
         SECTION 10.07. Severance Pay Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-52
         SECTION 10.08. COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-52
         SECTION 10.09. Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-52
         SECTION 10.10. Relocation Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-53
         SECTION 10.11. Vacation and Sick Leave . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-53
         SECTION 10.12. Loyalty Bonuses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-53
         SECTION 10.13. WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-54
         SECTION 10.14. Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-54

                                                        ARTICLE 11
         CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-54
         SECTION 11.01. Conditions to the Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . .  A-54
         SECTION 11.02. Conditions to the Obligations of HII  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-55
         SECTION 11.03. Conditions to the Obligations of Acquiror . . . . . . . . . . . . . . . . . . . . . . . . .  A-56

                                                        ARTICLE 12
         SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-56
         SECTION 12.01. Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-56
         SECTION 12.02. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-57
         SECTION 12.03. Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-58

                                                        ARTICLE 13
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-60
         SECTION 13.01. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-60
         SECTION 13.02. Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-61

                                                        ARTICLE 14
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-61
         SECTION 14.01. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-61
         SECTION 14.02. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-61
         SECTION 14.03. Amendments; No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-62
         SECTION 14.04. Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.05. Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.06. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63

         SECTION 14.07. Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.08. Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.09. Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.10. Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63
         SECTION 14.11. Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-63

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of December 15, 1996, as amended as of April 1, 1997, among Holiday Corporation, a Delaware corporation ("HC"), Holiday Inns, Inc., a Tennessee corporation and wholly owned subsidiary of HC ("HII"), and Bristol Hotel Company, a Delaware corporation ("ACQUIROR").

                              W I T N E S S E T H:

         WHEREAS, HC and HII have (i) determined to enter into this Agreement which, among other things, provides for HII to merge with and into Acquiror, with Acquiror as the surviving corporation (the "MERGER"), as a result of which HC will become a stockholder of Acquiror, and (ii) approved a contribution and assumption agreement substantially in the form of Exhibit A attached hereto (the "CONTRIBUTION AGREEMENT"), pursuant to which and subject to the terms of which HII will contribute all of its assets and liabilities other than the Retained Business (as defined herein) to New Spinco, a Delaware corporation to be formed in connection with the Contribution (as defined herein) ("NEW SPINCO");

         WHEREAS, Acquiror has informed HC that it is unwilling to acquire in the Merger any assets or liabilities of HII other than those relating solely to the Retained Business as provided herein and in the Contribution Agreement and the purpose of the Contribution Agreement is to make possible the Merger by divesting HII of the businesses, operations and liabilities to be conducted by New Spinco.

         WHEREAS, following the time of the Contribution and prior to the Effective Time, HII shall, in a partial liquidation, exchange with HC all outstanding shares of common stock, par value $0.01 per share, of New Spinco ("NEW SPINCO COMMON STOCK") for 900 shares of HII Common Stock (as defined herein) owned by HC (the "EXCHANGE");

         WHEREAS, the respective Boards of Directors of HC, HII and Acquiror have determined that, following the Contribution and the Exchange, the Merger and the other transactions contemplated under this Agreement would be in the best interest of their respective corporations and stockholders and are consistent with, and in furtherance of, their respective businesses, strategies and goals;

         WHEREAS, in a related transaction immediately after the Merger, Acquiror shall (i) subject to the adjustments described herein, exchange a portion of the amount of HII Intercompany Debt (as defined herein) assumed by Acquiror pursuant to the Merger for 6,981,832 shares of Acquiror Stock

(as defined herein) and (ii) repay the portion of HII Intercompany Debt remaining after such exchange in cash;

         WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes (a) the Contribution and the Exchange shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that the Exchange shall constitute a tax-free distribution under Section 355 of the Code and (b) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code in which no gain or loss is recognized; and

         WHEREAS, in connection with this Agreement, the parties hereto, or, if applicable, their respective Affiliates, have, subject to certain conditions, agreed to enter into, a stockholders agreement, a hotel properties agreement, a registration rights agreement and franchise agreements, substantially in the form of Exhibits B through E, respectively, attached hereto and have agreed to enter into asset purchase agreements, in accordance with the descriptions in Exhibits F and G attached hereto.

         NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms used herein shall have the following meanings:

         "ACQUIROR MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

         "ACQUIROR SEC DOCUMENTS" means all reports, schedules, forms, statements and other documents required to be filed by Acquiror with the SEC under the Securities Act and the Exchange Act since December 12, 1995.

         "ACQUIROR STOCK" means the common stock, par value $0.01 per share, of Acquiror.

         "AFFILIATE" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person; provided that no shareholder of Acquiror shall be deemed an Affiliate of any other stockholder of Acquiror solely by reason of any investment in Acquiror. For the purposes of this definition, the term "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "ASSET PURCHASE AGREEMENTS" means the Canadian Agreement of Purchase and Sale and of the San Francisco Agreement of Purchase and Sale.

         "BASE RATE" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.

         "BUILDING CODES" means, with respect to any Retained Real Property, all applicable requirements of all building, construction, fire, life-safety and similar Laws relating to the construction, use and occupancy of such Retained Real Property as in effect and applicable as of the relevant time; provided that Building Codes shall not include (i) requirements thereof that first become effective after the Effective Time and (ii) the Americans with Disabilities Act or other applicable handicap access laws.

         "CANADIAN AGREEMENT OF PURCHASE AND SALE" means the Agreement of Purchase and Sale between Holiday Inns of Canada Ltd. and Bristol Hotel Asset Co., the terms of which shall be substantially in accordance with the description thereof on Exhibit G.

         "CANADIAN HOTELS" means the Hotels (as defined in the Canadian Agreement of Purchase and Sale).

         "CARVE-OUT BUSINESS" means the Retained Business, the business conducted by the San Francisco Hotel and the business conducted by the Canadian Hotels.

         "COBRA COVERAGE" means the continuation coverage required by Section 4980B(f) of the Code.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreements dated as of June 14, 1996 and September 14, 1996 among Bass plc, HII and Acquiror.

         "CONTINGENCY AGREEMENT" means the Contingency Agreement among HC, HII and Acquiror the terms of which shall be substantially in accordance with the description thereof on Exhibit H.

         "CONTRACT" means any note, bond, mortgage, indenture, lease, contract, obligation, commitment or agreement (whether written or oral).

         "CONTRIBUTED ASSETS" means all Assets (as defined in the Contribution Agreement) of HII and its Subsidiaries, other than the Retained Assets, including but not limited to the interests in the Hotels listed on Schedule 1.01(a)(i) and the franchise business.

         "CONTRIBUTED LIABILITIES" means all Liabilities (as defined in the Contribution Agreement) of HII and its Subsidiaries other than the Retained Liabilities including without limitation any costs, expenses or liabilities incurred by the Retained Companies in connection with the Transactions prior to the Effective Time and, without limiting the generality or effect of the foregoing, all liabilities or obligations, whether arising by contract or otherwise to any Person relating to, resulting from or arising out of any franchise or similar agreement or any of HII's franchising business, whether such liability arises or is first asserted prior to or after the Effective Time.

         "CONTRIBUTION" means the contribution of the Contributed Assets to New Spinco and the assumption of the Contributed Liabilities by New Spinco contemplated by Article 2 of the Contribution Agreement.

         "CORE EMPLOYEES" shall mean those 145 employees listed on Schedule 1.01(a)(2) hereto.

         "DAMAGES" means any damage (including without limitation punitive damages if assessed or amended in a third- party action), loss (including without limitation lost profits), liability, cost or expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses).

         "DGCL" means the General Corporation Law of the State of Delaware.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA.

         "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, regulation or rule, each as in effect as of the date hereof and as of the Effective Time, relating to the environment or to pollutants, contaminants or wastes or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, material or waste.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "ENVIRONMENTAL LIABILITIES" means Liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, which arise out of or in connection with (i) the Hotels, (ii) any Environmental Law and (iii) actions occurring or conditions existing on or prior to the Closing Date (including without limitation those matters identified pursuant to Section 9 hereof).

         "FRANCHISE AGREEMENTS" means the franchise agreements, each substantially in one of the forms attached as Exhibit E, to be entered into, pursuant to Section 9.07, by HIFI and Acquiror or the Subsidiaries of Acquiror reasonably approved by HIFI.

         "GAAP" means United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

         "GROUP HEALTH PLANS" means the Holiday Inns, Inc. Life Insurance and Health Care Benefit Plan.

         "HIFI" means Holiday Inns Franchising, Inc., a Delaware corporation.

         "HII BY-LAWS" means the by-laws of HII, as amended.

         "HII CHARTER" means the articles of incorporation of HII, as amended.

         "HII COMMON STOCK" means the common stock, par value $1.50, of HII.

         "HII INTERCOMPANY DEBT" means the debt in the principal amount of $500 million owed by HII to BAI, unless adjusted in accordance with this Agreement.

         "HOLIDAY PARTIES" means HC and HII.

         "HOTEL" means each of the hotels listed on Schedule 5.10(a)(i) through
(a)(iv), which may be amended at the option of HC prior to February 1, 1997 to add the Holiday Inn Salt Lake City Airport Hotel, including the Retained Real Property used in connection with the operations of such hotel and all furniture, fixtures, furnishings, equipment, attachments, inventory and other tangible and intangible personal property located in or about, or used exclusively in connection with, such Retained Real Property, to the extent the same constitute Retained Assets.

         "HOTEL PROPERTIES AGREEMENT" means the Hotel Properties Agreement to be dated the date of the Effective Time between HC and Acquiror, substantially in the form of Exhibit C hereto.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "HSR FILINGS" means any filings required under the HSR Act.

         "INTELLECTUAL PROPERTY" means domestic and foreign patents, patent applications, invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, service marks and trade names.

         "LAWS" means all applicable statutes, laws, regulations, rules, judgments, orders and decrees of Governmental Entities.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on voting or transfer, encumbrance, adverse claim or defect in title of any kind whatsoever in respect of such property. For the purposes hereof, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE EFFECT" means, with respect to any entity (or group of entities taken as a whole), such state of facts, event, change or effect as has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole) other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses, or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Contribution, the Exchange and the Merger, or to perform in all material respects its obligations under any of the Transaction Documents to which it is or will be a party; provided that any determination of whether any state of facts, event, change or effect would have a Material Adverse Effect on the Retained Companies shall be made giving effect to the transactions contemplated by the Contribution Agreement.

         "MULTIEMPLOYER PLAN" means each Employee Plan that is a Multiemployer Plan, as defined in Section 3(37) of ERISA.

         "NONQUALIFIED PLANS" means the Holiday Inns, Inc. Nonqualified Savings Plan, the Executive Deferred Compensation Plan, the Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

         "NYSE" means the New York Stock Exchange, Inc.

         "PERMIT" means any license, franchise, permit, concession, order, approval or registration from, of or with a Governmental Entity.

         "PERMITTED LIENS" means those Liens (i) listed on Schedule 1.01(a)(3)(A), with respect to the Retained Companies, (ii) listed on Schedule 1.01(a)(3)(B), with respect to Acquiror, (iii) for Taxes not yet due or payable or being contested in good faith and for which appropriate reserves have been taken, (iv) that constitute mechanics', carriers', workers' or like liens with respect to obligations that are not overdue or are being contested in good faith and for which appropriate reserves have been taken, (v) that constitute leases or tenancies of parts or areas of the property in question, (vi) that individually or in the aggregate would not and could not reasonably be expected to have a material adverse effect on the use or value of the property to which the Lien relates or (vii) that are created, suffered or assumed by Acquiror.

         "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRE-EFFECTIVE RETURNS" means all Tax Returns and reports required to be filed prior to the Effective Time which include any of the Retained Companies.

         "PROXY STATEMENT" means the proxy statement and form of proxies relating to the issuance of Acquiror Stock in the Merger and the adoption of this Agreement as filed with the SEC and delivered to the stockholders of Acquiror.

         "QUALIFYING EVENT" shall have the meaning set forth in Section 4980(f)(3) of the Code.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights among HC, Bass America Inc., United/Harvey Holdings, L.P. and Acquiror, which shall be substantially in the form attached hereto as Exhibit D .

         "RETAINED ASSETS" shall have the meaning set forth in the Contribution Agreement.

         "RETAINED BUSINESS" means the business conducted using the Retained Assets and the Retained Liabilities but excluding without limitation the Contributed Assets and the Contributed Liabilities to be transferred to or assumed by New Spinco pursuant to the Contribution Agreement.

         "RETAINED COMPANIES" means HII and its direct and indirect Subsidiaries in which any of HII and its direct and indirect Subsidiaries has an interest, each such Person being listed on Schedule 1.01(a)(4), but excluding those companies to be transferred to New Spinco pursuant to the Contribution Agreement.

         "RETAINED COMPANIES' EMPLOYEES" means the employees of the Retained Companies at the Hotels and the San Francisco Hotel as of the Effective Time.

         "RETAINED COMPANIES MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on the Retained Companies, taken as a whole.

         "RETAINED LIABILITIES" shall have the meaning set forth in the Contribution Agreement.

         "SAN FRANCISCO AGREEMENT OF PURCHASE AND SALE" means the Agreement of Purchase and Sale between Holiday Inns B.V. and Acquiror, the terms of which shall be substantially in accordance with the description thereof on Exhibit F.

         "SAN FRANCISCO HOTEL" means the Hotel (as defined in the San Francisco Agreement of Purchase and Sale).

         "SAVINGS PLAN" means the Holiday Inns, Inc. Savings and Retirement
Plan.

         "SEC" means the Securities Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STOCKHOLDERS' AGREEMENT" means the Amended and Restated Stockholders' Agreement to be dated the date of the Effective Time among Acquiror, United/Harvey Holdings, L.P., HC, Bass plc and Bass America, Inc., substantially in the form of Exhibit B hereto.

         "STRUCTURAL DEFICIENCY" or "STRUCTURAL DEFECTS" means, with respect to any Retained Real Property, any failure or imminent failure of any major structural (such as, without limitation, foundation, load-bearing walls and columns and roof), mechanical (such as, without limitation, HVAC), electrical and plumbing components of such Retained Real Property (or any part thereof) to perform the function for which it was designed, or any failure of such Retained Real Property (or any part thereof) to be in compliance with applicable Building Codes.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TAX" (including with correlative meaning, the terms "TAXES" and "TAXABLE") means (A) all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body (the "TAXING AUTHORITY") and, without limiting the generality of the foregoing, shall include any income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding (on amounts paid to or by a Person), employment, payroll, property, environmental tax, real estate tax or assessment, premium or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby the liability for payments of such amounts was determined or taken into account with reference to the liability of any other Person, and (C) liability for the payment of any amounts as a result of being party or subject to any tax sharing agreement or with respect to the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligations to indemnify any other Person.

         "TAX RETURN" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

         "TBCA" means the Tennessee Business Corporation Act.

         "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

         "TRANSACTION DOCUMENTS" means this Agreement, the Contribution Agreement, the Stockholders' Agreement, the Hotel Properties Agreement, the Asset Purchase Agreements, the Franchise Agreements, the Registration Rights Agreement and any other documents relating to each of the foregoing agreements.

         "TRANSACTIONS" means all transactions contemplated by the Transaction Documents.

         (b) The following terms shall have the meanings assigned to such terms in the following sections:

TERM                                                                                                              SECTION
----                                                                                                              -------
Acquiror Consents                                                                                                 6.03(a)
Acquiror Permits                                                                                                     6.02
Acquiror Real Property                                                                                               6.10
Acquiror Securities                                                                                               6.04(b)
Acquiror Subsidiary Securities                                                                                    6.05(b)
Adverse Tax Development                                                                                          11.02(c)
Affected Employee                                                                                                   10.02
Articles of Merger                                                                                                2.01(a)
BAI                                                                                                                  2.06
Capex Notes                                                                                                       2.09(b)
Capital Expenditure                                                                                               2.09(a)
Capital Expenditure Period                                                                                        2.09(a)
Capital Expenditure Statement                                                                                     2.09(a)
Certificate of Merger                                                                                             2.01(a)
Closing                                                                                                              2.02
Commitment                                                                                                           6.16
Contingency Date                                                                                                 13.01(b)
Effective Time                                                                                                    2.01(a)
Executive Medical Plan                                                                                              10.06
Existing Acquiror Credit Agreement                                                                             8.01(A)(c)
Final Estimated Cost                                                                                              9.09(b)
Final Working Capital                                                                                                2.08
Financial Statements                                                                                                 7.04
HC Report                                                                                                         9.09(b)
HII Affiliated Group                                                                                              5.12(a)
HII Shares                                                                                                        5.04(a)
Holiday Indemnitees                                                                                              12.02(c)
indemnified party                                                                                                12.03(a)
indemnifying party                                                                                               12.03(a)
Individual Item                                                                                                  12.02(a)
Initial Report                                                                                                    9.09(a)
IRS                                                                                                            7.01(B)(d)
IRS Ruling                                                                                                     7.01(B)(d)

Joint Venture                                                                                                     5.10(a)
Management Agreement                                                                                              5.10(a)
Merger Consideration                                                                                              2.03(b)
1993 - 1995 Operating Statements                                                                                     5.07
1996 Operating Statements                                                                                            5.07
Retained Company Plan                                                                                             5.13(a)
Retained Companies' Consents                                                                                      5.03(a)
Retained Companies' Permits                                                                                       5.03(a)
Retained Companies' Savings Plan                                                                                 10.03(b)
Retained Company Securities                                                                                       5.05(b)
Retained Real Property                                                                                            5.10(a)
Severance Payments                                                                                                  10.02
Surviving Corporation                                                                                             2.01(b)
Total Revenues                                                                                                    2.09(b)
Working Capital                                                                                                   2.07(a)
Working Capital Statement                                                                                         2.07(a)


                                   ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in this Agreement, HII and Acquiror will file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and an Articles of Merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Tennessee and make all other filings or recordings required by the DGCL and the TBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME").

         (b) At the Effective Time, HII shall be merged with and into Acquiror in accordance with the DGCL and the TBCA whereupon the separate existence of HII shall cease, and Acquiror shall be the surviving corporation (as such, the "SURVIVING CORPORATION").

         (c) From and after the Effective Time, Acquiror shall possess all the rights, privileges and powers and be subject to all of the restrictions, disabilities and duties of HII and Acquiror, all as provided under the DGCL and the TBCA.

         SECTION 2.02. Closing. Unless this Agreement has terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 13.01 and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article 11, the closing of the Merger (the "CLOSING") will take place at a location in New York City to be mutually agreed upon prior to the Closing as promptly as practicable (and in any event within two business days) following the fulfillment or, if permissible, waiver of the conditions of
Article 11, unless another date or time is agreed to in writing by Acquiror and the Holiday Parties.

         SECTION 2.03. Conversion of Shares.  At the Effective Time:

         (a) each outstanding share of HII Common Stock held by HII as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

         (b) except as otherwise provided in Section 2.03(a) above, the 100 shares of HII Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive in the aggregate 2,391,286 shares (the "MERGER CONSIDERATION") of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Stock.

         SECTION 2.04. Surrender and Payment. Upon surrender to Acquiror of a certificate or certificates representing the 100 shares of HII Common Stock outstanding immediately prior to the Effective Time, HC will be entitled to receive Acquiror Stock issuable in respect of such shares. Until so surrendered, each such certificate shall, as of and after the Effective Time, represent for all purposes, only the right to receive such Acquiror Stock.

         SECTION 2.05. HII Intercompany Debt. At the Effective Time, the amount of HII Intercompany Debt outstanding shall be $500 million; provided that if, upon the mutual agreement of the parties hereto, any of the Hotels listed on Schedule 2.05(a) shall cease to be a Retained Asset, the amount of the HII Intercompany Debt shall be reduced by the amount listed opposite such Hotel's name on Schedule 2.05(a) and the Contributed Liabilities shall be increased by a like amount.

         SECTION 2.06. Debt Exchange. Immediately following the Effective Time, Acquiror shall (i) exchange principal amount $199,854,939 of the HII Intercompany Debt assumed by Acquiror pursuant to the Merger for 6,981,832 shares of Acquiror Stock and (ii) repay the portion of the HII Intercompany Debt remaining after such exchange in a certified or official bank check payable in immediately available funds to Bass America Inc. ("BAI"); provided that if the amount of HII Intercompany Debt is reduced pursuant to Section 2.05, the number of shares and cash exchanged for HII Intercompany Debt pursuant to this Section 2.06 shall be reduced such that the total number of shares and cash received by HC and BAI collectively pursuant to the Merger and the debt exchange is reduced pro rata.

         SECTION 2.07. Working Capital Statement. (a) As promptly as practicable and in any event within 90 days after the Effective Time, HC will cause to be prepared and delivered to Acquiror a working capital statement, together with an unqualified report of Deloitte & Touche LLP thereon, and a certificate based on such working capital statement setting forth HC's calculation of Working Capital. The working capital statement contemplated hereby (the "WORKING CAPITAL STATEMENT") shall, in accordance with Schedule 2.07(a), fairly present the Working Capital position of HII immediately prior to the Effective Time and after giving effect to the Contribution and the Exchange. HC will afford Acquiror the opportunity to participate in and review HC's preparation of the Working Capital Statement, including without limitation the opportunity to observe any physical inventory count and other accounting procedures and a reasonable opportunity to review HC's final draft of the Working Capital Statement prior to the delivery thereof to Acquiror as hereafter provided. If Acquiror and HC agree upon such computation within the 90-day period referred to above, the remaining provisions of this Section 2.07 will not apply; if Acquiror and HC do not so agree, then the Working Capital Statement prepared by HC will be delivered by HC to Acquiror and the remaining provisions of this Section 2.07 will apply. "WORKING CAPITAL" shall be calculated as set forth in Schedule 2.07(a).

         (b) If Acquiror disagrees with HC's calculation of Working Capital delivered pursuant to Section 2.07(a), Acquiror may, within 90 days after delivery of the documents referred to in Section 2.07(a) deliver a notice to HC disagreeing with such calculation and setting forth Acquiror's calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Acquiror disagrees, and Acquiror shall be deemed to have agreed with all other items and amounts contained in the Working Capital Statement and the calculation of Working Capital delivered pursuant to Section 2.07(a).

         (c)     If a notice of disagreement shall be delivered pursuant to
Section 2.07(b), Acquiror and HC shall cause Coopers & Lybrand LLP or another firm of independent accountants of nationally recognized standing reasonably satisfactory to Acquiror and HC (who shall not have any material relationship with Acquiror or HC) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Working Capital Statement or HC's calculation of Working Capital as to which Acquiror has disagreed and such other issues as may be impacted by the issues as to which Acquiror has disagreed. Such independent accountants shall deliver to Acquiror and HC, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Acquiror and HC. The cost of such review and report shall be borne by HC if the difference between Final Working Capital and HC's calculation of Working Capital delivered pursuant to Section 2.07(a) is greater than the difference between Final Working Capital and Acquiror's calculation of Working Capital delivered pursuant to Section 2.07(b) and by Acquiror if the first such difference is less than the second such difference and otherwise equally by Acquiror and HC.

         (d) Acquiror and HC agree that they will, and agree to cause their respective independent accountants and HII to, cooperate and assist in the preparation of the Working Capital Statement and the calculation of Working Capital and in the conduct of the audits and reviews referred to in this Section, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

         SECTION 2.08. Working Capital Adjustment. (a) If Final Working Capital exceeds $0, Acquiror shall pay to New Spinco, in the manner and with interest as provided in Section 2.08(b), the amount of such excess. If Final Working Capital is less than $0, HC shall pay to Acquiror, in the manner and with interest as provided in Section 2.08(b), the amount of such deficiency. "FINAL WORKING CAPITAL" means the Working Capital as agreed by Acquiror and HC pursuant to Section 2.07(a), or (ii) if a notice of disagreement is delivered pursuant to Section 2.07(b), as shown in the independent accountant's calculation delivered pursuant to Section 2.07(c); provided that, in no event shall Final Working Capital be more than HC's calculation of Working Capital delivered pursuant to Section 2.07(a) or less than Acquiror's calculation of Working Capital delivered pursuant to Section 2.07(b).

         (b) Any payment by Acquiror pursuant to Section 2.08(a) shall be made under a contingent note from HII to New Spinco (such contingent note having been delivered to New Spinco prior to the Effective Time and being in form reasonably acceptable to Acquiror) and any such payment or other payment contemplated by Section 2.08(a) shall be made within 10 days after the Working Capital has been determined by delivery by Acquiror in payment of the contingent note of a certified or official bank check payable in immediately available funds to New Spinco or by causing such payments to be credited to the account of New Spinco as may be designated by it. Any payment due Acquiror pursuant to Section 2.08(a) shall be made within 10 days after Working Capital has been determined by delivery by HC of a certified or official bank check in immediately available funds to Acquiror or by causing such payment to be credited to the account of Acquiror designated by it. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to the Base Rate in effect from time to time during the period from the Effective Time to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         SECTION 2.09. Capital Expenditures. (a) As promptly as practicable and in any event within 90 days after the Effective Time, HC shall deliver to Acquiror a statement of capital expenditures setting forth the Capital

Expenditures made on the Hotels from and including October 1, 1996 to and including the date of the Effective Time (the "CAPITAL EXPENDITURE PERIOD") together with an unqualified opinion of Deloitte & Touche thereon. The statement of capital expenditures contemplated hereby (the "CAPITAL EXPENDITURE STATEMENT") shall fairly present the Capital Expenditures during the Capital Expenditure Period. HC will afford Acquiror the opportunity to participate in and review HC's preparation of the Capital Expenditure Statement. "CAPITAL EXPENDITURES" means the cost incurred in making additions to, improvements to and replacements of Hotels owned or leased by any Retained Company, that in accordance with Holiday Inn Worldwide's normal accounting practice, provided that such practice is in accordance with the Uniform System of Accounts for Hotels and GAAP, are to be capitalized rather than expensed.

         (b) HII shall borrow from BAI under a revolving credit facility (the "CAPEX NOTES") the amounts spent on Capital Expenditures it believes in good faith to be in excess of the sum of $15,000,000 and 4% of Total Revenues during the Capital Expenditure Period for the portion of the Capital Expenditure Period then elapsed as such amounts become due and payable. Upon determination of the amount of Capital Expenditures pursuant to Section 2.09(a), the amount outstanding under the Capex Notes shall be automatically adjusted so that the principal amount thereof shall be equal to the excess of the amount spent on Capital Expenditures during the Capital Expenditure Period over the sum of $15,000,000 and 4% of Total Revenues for the Capital Expenditure Period and the amount of the Capex Notes outstanding shall be deemed to be such adjusted amount for all purposes hereunder. Acquiror shall assume the Capex Notes pursuant to the Merger and repay the Capex Notes within 10 days after Capital Expenditures has been determined according to Section 2.09(a) by delivery by Acquiror of a certified or official bank check in immediately available funds to BAI or by causing such payment to be credited to the account of BAI designated by it. If Capital Expenditures, determined according to Section 2.09(a), are less than the sum of $15,000,000 and 4% of Total Revenues for the Capital Expenditure Period, HC shall pay to Acquiror within 10 days after Capital Expenditures have been determined the amount of such deficiency by delivery by HC of a certified or official bank check in immediately available funds to Acquiror or by causing such payment to be credited to the account of Acquiror designated by it. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to the Base Rate in effect from time to time during the period from the Effective Time to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. "TOTAL REVENUES" means, with respect to any period all revenues and income derived directly or indirectly from the use or operation of any Hotel owned or leased by any Retained Company (including, without limitation, total room sales, food and beverage sales, telephone, telegraph and telex revenues, rental or other payments from lessees, sublessees and concessionaires (but not the gross receipts of such lessees, sublessees or concessionaires), and the actual cash proceeds of business interruption, use, occupancy or similar insurance).

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be substantially in the form of Exhibit I hereto until amended in accordance with DGCL and other applicable laws.

         SECTION 3.02. Bylaws. The bylaws of the Surviving Corporation shall be substantially in the form of Exhibit J hereto until amended in accordance with DGCL and other applicable laws.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of the Surviving Corporation shall be as provided for in Section 2.01 of the Stockholders' Agreement, and
(b) the officers of Acquiror at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                        CERTAIN PRE-MERGER TRANSACTIONS

         SECTION 4.01. Contribution of Assets and Assumption of Liabilities. HII and New Spinco will consummate the Contribution pursuant to the terms of, and subject to the conditions to, the Contribution Agreement, prior to the Effective Time.

         SECTION 4.02. Exchange. Following the Contribution and prior to the Effective Time, HII shall, in a partial liquidation, exchange with HC all outstanding shares of New Spinco Common Stock for 900 shares of HII Common Stock.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF HII AND HC

         Except as otherwise indicated herein, each of HII and HC hereby represents and warrants to Acquiror as follows:

         SECTION 5.01. Corporate Organization and Qualification. Each of the Holiday Parties and the other Retained Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Holiday Parties and the other Retained Companies is duly qualified, or licensed to do business and in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure so to qualify, or be licensed or be in good standing which would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. Each of the Holiday Parties and the other Retained Companies has the requisite corporate power and authority to own and operate its properties and carry on its businesses as they are now being or will be (immediately after the Contribution) conducted. Each of the Holiday Parties and the other Retained Companies have heretofore made available to Acquiror complete and correct copies of the charter and by-laws of such Person, each as amended to date and currently in full force-and effect.

         SECTION 5.02. Corporate Authority. Each Holiday Party has the requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by each Holiday Party that is a party thereto and the consummation by HII of the Contribution, the Exchange, the Merger and of the other transactions contemplated to be performed by it under the Transaction Documents have been duly authorized by all necessary corporate actions, including without limitation, the approval of this Agreement by HII's Board of Directors and HC as the sole shareholder of HII, and no other corporate proceedings on the part of any Holiday Party are necessary to authorize any Transaction Document or to consummate the transactions so contemplated. Each Transaction Document to which a Holiday Party is a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefore may be brought.

         SECTION 5.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by any Holiday Party of each Transaction Document to which it is a party or the consummation by any Holiday Party of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of a Lien (other than a Permitted
Lien) upon, any of the properties or assets (including without limitation the Retained Assets) of the Retained Companies under (i) the charter or bylaws of the Retained Companies, (ii) subject to obtaining the third-party consents set forth in Schedule 5.03 (the "RETAINED COMPANIES' CONSENTS"), any loan or credit agreement, note, bond, mortgage, indenture, lease (other than tenant leases), Management Agreement or Joint Venture agreement applicable to any Retained

Company, or any of their respective properties or assets, (iii) other agreements, instruments, or any permits, concessions, franchises, licenses, variances, exemptions, orders and approvals of all Governmental Entities applicable to any Retained Company, or any of their respective properties or assets ("RETAINED COMPANIES' PERMITS"), or (iv) subject to the governmental filings and other matters referred to in Section 5.03(b), any Law applicable to the Retained Companies or any of their respective properties or assets (including without limitation the Retained Assets), other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a Retained Companies Material Adverse Effect.

         (b) Except for the filing of the Certificate of Merger, the Articles of Merger, applicable HSR Filings and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Documents, no consent, approval, order, authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to HC, HII or any of the other Retained Companies in connection with the execution, delivery or performance by each of HC and HII of each Transaction Document to which it is or will be a party or the consummation by HC or HII, as the case may be, of the transactions contemplated thereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect.

         SECTION 5.04. Capital Stock. (a) The authorized capital stock of HII consists of 120,000,000 shares of HII Common Stock. As of the date hereof and immediately prior to the Contribution, there are and will be issued and outstanding 1,000 shares of HII Common Stock, all of which are, as of the date hereof, owned by HC and no shares are, as of the date hereof, held as treasury stock. After the Contribution and the Exchange there will be outstanding 100 shares of HII common stock (the "HII SHARES"), all of which are and will be owned by HC.

         (b) The HII Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except for the HII Shares, there are no outstanding (i) shares of capital stock or other voting securities of HII, (ii) securities of HII convertible into or exchangeable for shares of capital stock or other voting securities of HII, (iii) options or other rights to acquire from HII, or other obligations of HII to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or voting securities of HII, or (iv) bonds, debentures, notes or other obligations or securities other than HII Shares the holders of which have the right to vote with the stockholders on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "HII SECURITIES"). There will be, immediately after the Exchange, no outstanding obligations of any Retained

Company to repurchase, redeem or otherwise acquire any HII Securities. No class of capital stock of HII is entitled to preemptive rights.

         (c) HC is and as of immediately prior to the Effective Time will be, the sole record and beneficial owner of all of the HII Shares, free and clear of any Lien and any other limitation or restriction (including without limitation any restriction on the right to vote, sell or otherwise dispose of such HII Shares), and will transfer and deliver to Acquiror at the Effective Time valid title to such HII Shares free or clear of any Lien or any such limitation or restriction.

         SECTION 5.05. Retained Companies. (a) Schedule 5.05 completely and correctly (i) lists each Hotel and the identity of the Retained Company, Joint Venture or other Person that owns or holds an interest in the Hotel and the nature of that ownership or other interest in the Hotel; and (ii) sets forth the name and jurisdiction of incorporation or organization of each Retained Company identified in (i).

         (b) Except as disclosed in Schedule 5.05, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Retained Company has been duly authorized and validly issued and are fully paid and non-assessable and are owned solely by HII, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as listed on Schedule 5.05, there are no outstanding (i) shares of capital stock or other voting securities of, or ownership interest in, any Retained Company, (ii) securities of any Retained Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Retained Company, or (iii) options or other rights to acquire from any Retained Company, or other obligation of any Retained Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or ownership interests in, any Retained Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "RETAINED COMPANY SECURITIES"). There will be, immediately after the Exchange and immediately prior to the Effective Time, no outstanding obligations of any Retained Company to repurchase, redeem or otherwise acquire any outstanding Retained Company Securities.

         (c) Upon completion of the Contribution and the Exchange, except for interests in the Retained Companies and Joint Ventures identified in
Schedule 5.05, none of the Retained Companies will own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

         SECTION 5.06. Information. (a) None of the information supplied or to be supplied by any Holiday Party or any Affiliate thereof or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement will at the time such Proxy Statement is filed with the SEC and at the time of the mailing of the Proxy Statement to the stockholders of Acquiror contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any Holiday Party with respect to statements made in the Proxy Statement based on information supplied by Acquiror or any of its Subsidiaries for inclusion therein, or with respect to information concerning Acquiror or any of its Subsidiaries incorporated by reference therein.

         SECTION 5.07. HII Operating Statements, Etc. (a) Except as set forth on Schedule 5.07(a)(i), the 1996 HII Operating Statements fairly present the results of operations of each Hotel for the periods set forth therein. The 1993-1995 Operating Statements fairly present the results of operations of each Hotel for the periods set forth therein, except for the corporate allocations of costs and revenues actually made by HII for those years in a manner consistent with those allocations set forth in Schedule 5.07(a)(i). As used herein, the "1996 HII OPERATING STATEMENTS" and the "1993-1995 OPERATING STATEMENTS" means the operating statements for the years ended September 30, 1996, and 1995, 1994 and 1993, respectively. Each of the 1993-1995 and 1996
Operating Statements has been prepared in accordance with GAAP, except as identified on Schedule 5.07(a)(ii), and is based on the books and records maintained for each Hotel.

         (b) For each Hotel, Schedule 5.07(b) lists both the year in which such hotel opened and the total number of rooms available in such Hotel.

         (c) As of the Effective Time, the Retained Companies will have no liabilities, actual or contingent, except (i) for the Retained Liabilities,
(ii) for those Liabilities as to which Acquiror is indemnified under Article 12 and (iii) as reflected in the Working Capital Statement.

         SECTION 5.08. Absence of Certain Changes or Events. Except as disclosed in Schedule 5.08, or as otherwise contemplated by the Transaction Documents, since September 30, 1996, HII and the other Retained Companies have conducted the Retained Business in the ordinary course, consistent with past practices, and there have not been (i) any events, changes or developments which would have, individually or in the aggregate, a Retained Companies Material Adverse Effect, (ii) any change by the Holiday Parties in their accounting methods, principles or practices, (iii) any entering into, establishment or amendment of, any Holiday Employee Plan or any other increase in the compensation payable or to become payable to any Retained Companies' Employee, except for annual plan renewals and as otherwise noted on the Schedules or (iv) any revaluation for financial statement purposes by HII or any of the other Retained Companies of any asset (including without limitation any writing down of the value of any property, investment or asset or writing off of notes or accounts receivable).

         SECTION 5.09. Compliance with Applicable Laws.  Except as listed in
Schedule 5.09, the Retained Companies are in compliance with the Retained Companies' Permits and all Laws applicable to them, except where the failure to be in compliance would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. The Retained Companies have not received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Retained Business that, individually or in the aggregate, would have a Retained Companies Material Adverse Effect. The Retained Business has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. All such Permits relating to the Retained Business are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. This Section 5.09 does not relate to real property matters (for which Section 5.10 is applicable), Tax matters (for which Section 5.12 is applicable), employee benefits matters (for which Section 5.13 is applicable) or environmental matters (for which Section 5.14 is applicable).

         SECTION 5.10. Retained Real Property. (a) Schedules 5.10(a)(i) through (a)(iv) describes all real properties owned, held or used by the Retained Companies (each a "RETAINED REAL PROPERTY"), (i) Schedule 5.10(a)(i) lists the Retained Real Properties owned by the Retained Companies, (ii)
Schedule 5.10(a)(ii) lists the Retained Real Properties held by the Retained Companies under leases and the leases under which the same are held, (iii)
Schedule 5.10(a)(iii) lists the Retained Real Properties held by the Retained Companies under joint ventures or partnerships (each a "JOINT VENTURE") and the joint venture or partnership agreements under which the same are held, and (iv)
Schedule 5.10(a)(iv) lists each management agreement (each a "MANAGEMENT AGREEMENT") to which a Retained Company is a party and the hotels that are the subject of such Management Agreements and the owners and lessors of those properties.

         (b) Each lease, Joint Venture agreement and Management Agreement described in Schedules 5.10(a)(i) through (a)(iv) is valid, binding and enforceable in accordance with its material terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of rights generally and to general principles of equity, neither the applicable Retained Company nor, to the knowledge of HII, any other party thereto is in default under any material provision of such lease or agreement, and to the knowledge of HII no event or circumstance has occurred which, with notice or lapse of time or both, would constitute a default under any material provision of such lease or agreement.

         (c) Except as set forth on Schedule 5.10(c), the facilities and equipment owned by the Retained Companies and each Joint Venture and the facilities under Management Agreements are in good operating condition and repair and have been reasonably maintained except for such condition and repair as would not have a Material Adverse Effect on the operations of such facility.

         (d)     Each Retained Company listed on Schedules 5.10(a)(i) through
(a)(iv) as being the owner or lessee of a Retained Real Property has insurable fee simple title to, or an insurable leasehold interest in, such Retained Real Property. No such Retained Real Property (i) is subject to any Liens other than Permitted Liens or (ii) is subject to any encumbrances, easements, exceptions, encroachments, protrusions, options, rights of first refusal, rights of first offer, other purchase rights or any other title matters that are generally objectionable to purchasers of similar assets or their secured lenders, except for such matters that do not, individually or in the aggregate, have a material adverse effect on the use or value of such Retained Real Property.

         SECTION 5.11. Litigation. Except as disclosed in Schedule 5.11, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of HII, threatened against any of the Retained Companies that, individually or in the aggregate, would if decided adversely have a Retained Companies Material Adverse Effect. Except as disclosed in Schedule 5.11, there are no outstanding judgments, orders, decrees, stipulations or awards against any of the Retained Companies or their respective properties or businesses that would, individually or in the aggregate, have a Retained Companies Material Adverse Effect. This Section 5.11 does not relate to environmental matters (for which Section 5.14 is applicable).

         SECTION 5.12. Taxes. (a) HII and each other entity with which HII is included as a member of a consolidated group for tax purposes (collectively, the "HII AFFILIATED GROUP") has filed, or will file or cause to be filed, with the appropriate United States, state, local and foreign Governmental Entities, all material Tax Returns required to be filed by it on or prior to the Effective Time (taking into account all extensions of due dates) and such Tax Returns were true, complete and correct in all material respects (as to Tax Returns not filed as of the date of this Agreement but filed at or prior to the Effective Time, will be true, complete and correct in all material respects) and reflected (or will so reflect) the liability for taxes of HII and each of its Subsidiaries, and each member of the HII Affiliated Group has paid or adequately reserved or provided for all Taxes shown thereon as owing.

         (b) Except as set forth on Schedule 5.12(b), the Retained Companies have not waived or extended any applicable statute of limitations relating to the assessment of any federal, state or local Taxes relating to the Retained Business.

         (c) There is no Tax sharing or allocation agreement under which any Retained Company will have any obligations after the Effective Time.

         (d) HII is not, and immediately prior to the Effective Time will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) or (iv) of the Code.

         (e) The representations and covenants of HC in Schedule 5.12(e) are incorporated herein by reference.

         SECTION 5.13. Employee Benefit Plans. (a) Schedule 5.13(a) identifies each Employee Plan that is entered into, maintained, administered or contributed to, as the case may be, by HII or any of its ERISA Affiliates, and under which any such Person has any liability or obligation, or which covers any Retained Companies' Employee or any former employee of the Retained Companies ("RETAINED COMPANY PLAN"). HII has furnished or made available to Acquiror copies of such Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof together with the annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation reports prepared in connection with any such Employee Plan during the past three years. No Retained Company Plan is a Multiemployer Plan or a Title IV Plan.

         (b) Neither HII nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

         (c) Each Retained Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of HII, no event has occurred since the date of such determination letter to adversely affect the qualified status of such Employee Plan. There are no matters for which a filing has to be made under the IRS' Voluntary Compliance Resolution Program and each such Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws.

         (d) Schedule 5.13(d) identifies each Benefit Arrangement that is entered into, maintained, administered or contributed to, as the case may be, by HII or any of its ERISA Affiliates, or under which any such Person has any liability or obligation, or which covers any Retained Companies'

Employee or any former employee of the Retained Companies. HII has furnished or made available to Acquiror copies or descriptions of each such Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and summary plan and descriptions thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws.

         SECTION 5.14. Environmental Matters. Except as set forth in Schedule 5.14:

         (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the knowledge of the Holiday Parties, is threatened by any Person against the Retained Business, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution, individually or in the aggregate, would not result in a Retained Companies Material Adverse Effect;

         (b) Since January 1, 1994, there has been no environmental investigation conducted in relation to any Hotel with respect to any matter which would, individually or in the aggregate, have a Retained Companies Material Adverse Effect; and

         (c) To the knowledge of HII, no Retained Company has any liability or obligation, fixed or contingent, under, or is in violation of, any Environmental Law, which, individually or in the aggregate, would have a Retained Companies Material Adverse Effect.

         SECTION 5.15. Brokers and Finders. None of HII or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, except that Bass plc has retained Lazard Freres & Co. LLC as its financial advisor, the fees and expenses of which shall be paid by HC.

         SECTION 5.16. Employees. There is no labor strike or work stoppage pending or, to the knowledge of the Holiday Parties, threatened against any of the Retained Companies. Except as set forth on Schedule 5.16, none of the Retained Companies is on the date hereof a party to any collective bargaining agreement relating to its employees.

         SECTION 5.17. Contracts. Except as disclosed in Schedule 5.17, neither HII nor any of the other Retained Companies is in breach or default under any Contract, except where such breach or default would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect. To the knowledge of HII, as of the date of this Agreement, none of the other parties to any Contract that is material to the operation or value of the Retained Business is (with or without the lapse of time or the giving of notice, or both) in breach or default, except for those breaches or defaults which would not, individually or in the aggregate, have a Retained Companies Material Adverse Effect.

         SECTION 5.18. No Representations or Warranties. The Holiday Parties acknowledge that none of Acquiror or its Subsidiaries, any of their Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Acquiror or its Subsidiaries not included in the Transaction Documents, and none of Acquiror or its Subsidiaries or Affiliates or any other Person will have or be subject to any liability to the Holiday Parties or any of their respective Subsidiaries, any of their Affiliates or any other Person resulting from the distribution to the Holiday Parties or any Subsidiary's use of, any such information. The Holiday Parties further acknowledge that, except as expressly set forth in the Transaction Documents, there are no representations or warranties of any kind, expressed or implied, with respect to any of Acquiror or any of its Subsidiaries.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror represents and warrants that, except as disclosed in Acquiror SEC Reports filed prior to the date hereof:

         SECTION 6.01. Corporate Organization and Qualification. Each of Acquiror and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the businesses conducted, by it require such qualification or license, except for any such failure so to qualify, or be licensed or be in good standing which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. Acquiror and its Subsidiaries have the requisite corporate power and authority to carry on its businesses as they are now being conducted. Acquiror has heretofore made available to HC complete and correct copies of the certificate of incorporation and by-laws of Acquiror, each as amended to date and currently in full force and effect.

         SECTION 6.02. Corporate Authority. Acquiror has the requisite corporate power and authority to execute, deliver and, subject to the approval of the Merger and the authorization of the issuance of shares of Acquiror Stock in the Merger by the stockholders of Acquiror, perform each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Acquiror of each Transaction Document to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are or will be necessary to authorize each Transaction Document to which it is a party or to consummate the transactions contemplated thereby, subject to the approval of the adoption of this Agreement and the authorization of the issuance of shares of Acquiror Stock in connection with the Merger by the stockholders of Acquiror. Each Transaction Document to which Acquiror is a party is, or when executed and delivered will be, a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with the terms thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefore may be brought.

         SECTION 6.03. No Violations; Consents and Approvals. (a) None of the execution, delivery or performance by any of Acquiror or its Subsidiaries of each Transaction Document to which it is a party or the consummation by any of Acquiror and its Subsidiaries of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of a Lien upon, any of the properties or assets of Acquiror and its Subsidiaries under (i) the charters or bylaws, or comparable documents of Acquiror and its Subsidiaries, (ii) subject to obtaining the third-party consents set forth in
Schedule 6.03 (the "ACQUIROR CONSENTS"), any loan or credit agreement, note, bond, mortgage, indenture, lease, management or joint venture agreement, (iii) other agreements, instruments, or any permits, concessions, franchises, licenses, variances, exemptions, orders and approvals of all Governmental Entities applicable to Acquiror and its Subsidiaries, or any of their respective properties or assets (the "ACQUIROR'S PERMITS"), or (iv) subject to the governmental filings and other matters referred to in Section 6.03(b), any Law applicable to Acquiror or its Subsidiaries or any of their respective properties or assets other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have an Acquiror Material Adverse Effect.

         (b) Except for the filing of the Certificate of Merger, the Articles of Merger, applicable HSR Filings and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Documents, and except for filings under the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Acquiror or any of its Subsidiaries, in connection with the execution, delivery or performance by Acquiror of each Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated thereby except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not, individually or in the aggregate, have an Acquiror Material Adverse

         SECTION 6.04. Capital Stock. (a) The authorized capital stock of Acquiror consists solely of (i) 75,000,000 shares of Acquiror Stock, of which an aggregate of 16,565,840 shares of Acquiror Stock were issued and outstanding as of the close of business on December 12, 1996 and no shares were held in the treasury of Acquiror as of the close of business on December 12, 1996; and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share, of Acquiror, of which no shares were issued and outstanding on December 12, 1996. As of the close of business on December 12, 1996, there were outstanding under Acquiror Option Plans options to purchase an aggregate of 883,843 shares of Acquiror Stock (subject to adjustment on the terms set forth in Acquiror Option Plans). As of December 12, 1996, Acquiror had no shares of its capital stock reserved for issuance other than shares of Acquiror Stock reserved for issuance pursuant to Acquiror Option Plans. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries.

         (b) All of the outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and non-assessable. All of the shares of Acquiror Stock to be issued in the Merger are duly authorized and, when issued in accordance with the terms of this Agreement (including the approval by the stockholders of Acquiror of the issuance thereof), will be duly and validly issued, fully paid, non-assessable and free of preemptive rights. Except as listed in Schedule 6.04, there are no outstanding (i) shares of capital stock or other voting securities of Acquiror,
(ii) securities of Acquiror convertible into or exchangeable for shares of capital stock or other voting securities of Acquiror, (iii) options or other rights to acquire from Acquiror, or other obligations of Acquiror to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or (iv) bonds, debentures, notes or other obligations or securities other than Acquiror Common Stock the holders of which have the right to vote with the stockholders on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "ACQUIROR SECURITIES"). There are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. No class of capital stock of Acquiror is entitled to preemptive rights.

         SECTION 6.05. Subsidiaries. (a) Schedule 6.05 lists the name and jurisdiction of incorporation or organization of each Subsidiary of Acquiror.

         (b) Except as disclosed in Schedule 6.05, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Acquiror, has been duly authorized and validly issued and is fully paid and non-assessable and is owned by Acquiror, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as listed on Schedule 6.05(b)(2), there are no outstanding (i) shares of capital stock or other voting securities of, or ownership interest in, any Subsidiary of Acquiror, (ii) securities of any Subsidiary of Acquiror convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary, (iii) options or other rights to acquire from Acquiror or its Subsidiaries, or other obligation of Acquiror or any of its Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Acquiror, or (iv) bonds, debentures, notes or other obligations or securities of any subsidiary of Acquiror, the holders of which have the right to vote with the stockholders of such Subsidiary on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "ACQUIROR SUBSIDIARY SECURITIES"). There are no outstanding obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Acquiror Subsidiary Securities.

         SECTION 6.06. Information. (a) The financial statements of Acquiror included in Acquiror SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, with respect to any unaudited financial statement, the absence of footnote disclosures and subject to normal year-end adjustments and other adjustments described therein). Each of the consolidated balance sheets of Acquiror and its Subsidiaries fairly presents in all material respects the consolidated financial position of Acquiror and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity of Acquiror and its Subsidiaries fairly presents in all material respects the consolidated results of operations, cash flows and retained earnings, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein), in each case in accordance with GAAP.

         (b) None of the information supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in the Proxy Statement will at the time such Proxy Statement is filed with the SEC and at the time of the mailing of the Proxy Statement to the stockholders of Acquiror contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Acquiror with respect to statements made in the Proxy Statement based on information supplied by the Holiday Parties or any of their respective Subsidiaries for inclusion therein or with respect to information concerning the Holiday Parties or any of their respective Subsidiaries incorporated by reference therein.

         SECTION 6.07. SEC Filings. (a) Acquiror has filed the Acquiror SEC Documents. As of its filing date, each Acquiror SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable and the rules and regulations thereunder and (ii) did not, at the time it was filed (and at the effective date thereof, in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 6.08. Absence of Certain Events and Changes. Except as disclosed in Schedule 6.08 or as otherwise contemplated by the Transaction Documents, since September 30, 1996 Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there have not been any events, changes or developments which would have, individually or in the aggregate, an Acquiror Material Adverse Effect.

         SECTION 6.09. Compliance with Applicable Laws.  Except as disclosed in
Schedule 6.09, Acquiror and its Subsidiaries are in compliance with all Acquiror Permits and Laws applicable to them, except where the failure to be in compliance would not individually or in the aggregate, have an Acquiror Material Adverse Effect. None of Acquiror or any of its Subsidiaries has received any written notice of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity that, individually or in the aggregate, would have an Acquiror Material Adverse Effect. Each of Acquiror and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except those Permits which the failure to have would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.
All Permits are in full force and effect, except for any such Permit as to which the failure so to be in full force and effect would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. This Section 6.09 does not relate to Tax matters (for which Section 6.12 is applicable) or environmental matters (for which Section 6.13 is applicable).

         SECTION 6.10. Acquiror Real Property. (a) Schedules 6.10(a)(i) through (a)(iv) describes all real properties owned, held or used by Acquiror and its Subsidiaries as of the date hereof (each an "ACQUIROR REAL PROPERTY"),
(i) Schedule 6.10(a)(i) describes Acquiror Real Properties owned by Acquiror and its Subsidiaries as of the date hereof, (ii) Schedule 6.10(a)(ii) describes Acquiror Real Properties held by Acquiror and its Subsidiaries under leases as of the date hereof and the leases under which the same are held, and (iii) Schedule 6.10(a)(iii) describes Acquiror Real Properties held by Acquiror and its Subsidiaries as of the date hereof under joint ventures or partnerships and the joint venture or partnership agreements under which the same are held.

         (b) Each lease, joint venture agreement and partnership agreement described in Schedules 6.10(a)(i) through (a)(iv) is, to the knowledge of Acquiror, valid, binding and enforceable in accordance with its material terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of rights generally and to general principles of equity, neither Acquiror or its Subsidiary (as applicable) nor, to the knowledge of Acquiror, any other party thereto is in default under any material provision of such lease or agreement, and to the knowledge of Acquiror, no event or circumstance has occurred which, with notice or lapse of time or both, would constitute a default under any material provision of such lease or agreement, except in each case to the extent that any invalidity, unenforceability or default, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

         SECTION 6.11. Litigation. Except as disclosed in Schedule 6.11, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would, if decided adversely, have an Acquiror Material Adverse Effect. Except as disclosed in Schedule 6.11, there are no outstanding judgments, orders, decrees, stipulations or awards against Acquiror or any of its Subsidiaries or their respective properties or businesses that would, individually or in the aggregate, have an Acquiror Material Adverse Effect. This Section 6.11 does not relate to environmental matters (for which Section
6.13 is applicable).

         SECTION 6.12. Taxes. (a) The representations and covenants of Acquiror in Schedule 6.12(a) are incorporated herein by reference.

         (b) Absent a final determination to the contrary by the competent Tax Authority, Acquiror shall treat the Merger as a tax-free "reorganization", within the meaning of Section 368(a)(1)(A), in which no gain or loss is recognized, for all Tax purposes.

         (c) All Tax Returns required to be filed by Acquiror before the date hereof have been filed, and all Taxes shown as due and payable on such Returns have been timely paid, except to the extent that the failure to file or to file timely, individually or in the aggregate, could not be reasonably expected to have an Acquiror Material Adverse Effect.

         (d) There are no claims or investigations pending or, to the knowledge of Acquiror, threatened relating to Taxes that individually or in the aggregate, could be reasonably expected to have an Acquiror Material Effect on Acquiror and its Subsidiaries, and none of Acquiror or any of its Subsidiaries have waived or extended any applicable statute of limitations in connection with the assessment of federal, state or local Taxes relating to Acquiror and its Subsidiaries.

         (e) There is no Tax sharing or allocation agreement under which Acquiror or any of its Subsidiaries will have any obligations after the Effective Time.

         SECTION 6.13. Environmental Matters. Except as set forth in Schedule 6.13:

         (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or is pending or, to the knowledge of Acquiror, is threatened by any Person against, Acquiror or any of its Subsidiaries, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where such resolution would not, individually or in the aggregate, result in an Acquiror Material Adverse Effect;

         (b) Since January 1, 1994, there has been no environmental investigation conducted of which Acquiror has knowledge in relation to Acquiror or any of its Subsidiaries or any property or facility owned, leased or operated by Acquiror or any of its Subsidiaries with respect to any matter which would, individually or in the aggregate, have an Acquiror Material Adverse Effect, which has not been delivered to HC at least five days prior to the date hereof; and

         (c) To the knowledge of Acquiror, none of Acquiror or any of its Subsidiaries has any liability or obligation, fixed or contingent, under, or is in violation of, any Environmental Law, which, individually or in the aggregate, could reasonably be expected to have an Acquiror Material Adverse Effect.

         SECTION 6.14. Brokers and Finders. None of Acquiror or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated hereby, except that Acquiror has retained Merrill Lynch & Co. as its financial advisor, the fees and expenses of which shall be paid by Acquiror.

         SECTION 6.15. Employees. There is no labor strike or work stoppage pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries. Except as set forth in Schedule 6.15, none of Acquiror or its Subsidiaries is on the date hereof a party to any collective bargaining agreement relating to its employees, that individually or in the aggregate, would have an Acquiror Material Adverse Effect.

         SECTION 6.16. Financing. Acquiror has entered into the Commitment (the "COMMITMENT") as previously delivered to HC.

         SECTION 6.17. Capital Expenditure Plan. Acquiror has adopted a capital expenditure plan, pursuant to which it plans to spend an additional $150 million to further upgrade the hotels acquired pursuant to the Merger and Asset Purchase Agreements.

         SECTION 6.18. No Representations or Warranties. Acquiror acknowledges that none of the Holiday Parties, any of their Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of HII, HC, New Spinco or the Retained Business not included in the Transaction Documents, and none of the Holiday Parties or any of their Affiliates or any other Person will have or be subject to any liability to Acquiror or any of its Subsidiaries, any of their Affiliates or any other Person resulting from the distribution to Acquiror or Acquiror's or any of Acquiror's Subsidiaries' use of, any such information. Acquiror further acknowledges that, except as expressly set forth in the Transaction Documents, there are no representations or warranties of any kind, expressed or implied, with respect to any of HII, HC, New Spinco or the Retained Companies.

                                   ARTICLE 7
                            COVENANTS OF HII AND HC

         SECTION 7.01. Conduct of HII and HC. (A) During the period from the date of this Agreement and continuing until the Effective Time, each of the Holiday Parties as to itself and the Retained Companies (with respect to the conduct of the Retained Business) agrees that, except for the Contribution, the Exchange and as otherwise contemplated by the Transaction Documents, HII will, and will cause each of the other Retained Companies to, conduct the Retained Business in the ordinary course thereof consistent with past practice and in compliance in all material respects with all applicable Laws and Permits and, to the extent consistent therewith, use reasonable efforts to (a) preserve intact the Hotels, (b) keep available the services of their current officers and other key employees, and (c) preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, and except as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, HII will not, and will not permit any of the other Retained Companies to:

         (a) Issuance of Securities. Issue, transfer, sell, dispose of or pledge, or authorize or agree to the issuance, transfer, sale or disposition or pledge by any of the Retained Companies (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of, any shares of capital stock or any voting securities of any of the Retained Companies, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of any of the Retained Companies or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than the issuance, transfer, sale or disposition by a wholly-owned Subsidiary of its capital stock to its parent.

         (b) Governing Documents. Amend the HII Charter or HII By-laws or the certificate of incorporation or by- laws or comparable organizational documents of any Retained Company.

         (c) No Acquisitions. (i) Acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any property or business or (ii) make or agree to make any other investment in any person (whether by means of loan, capital contribution, purchase of capital stock or other securities or otherwise) that would be part of the Retained Business, except for acquisitions or investments by HII pursuant to the existing contractual obligations listed in Schedule 7.01(c) or investments in any entity that was a Retained Business before giving effect to such investment.

         (d) No Dispositions. Sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Retained Business other than in the ordinary course of business consistent with past practice or pursuant to the existing contractual commitments and other arrangements, each as listed in Schedule 7.01(d).

         (e) Benefit Plans. Except as required by Law, (i) adopt any plan, arrangement or policy which would become an Employee Plan or amend an Employee Plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Retained Business that will not either (A) be fully performed or satisfied prior to the Effective Time or (B) be assumed by New Spinco or one of its Subsidiaries pursuant to the Contribution Agreement or (ii) adopt any increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights performance awards or restricted stock awards) or stock purchase rights or plans.

         (f) Pay Increases. Other than in the ordinary course of the Retained Business consistent with past practices, (i) grant any increases in the base compensation of any Retained Companies' Employee except for increases in the base compensation of any Retained Companies' Employees scheduled to go into effect on January 1, 1997 as previously provided to Acquiror or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any of the Employee Plans as in effect on the date hereof to any Retained Companies' Employee.

         (g) Liens. Create, incur, suffer to exist or assume any Lien on the Retained Assets, except for Permitted Liens.

         (h) Tax-Free Contribution, Exchange and Merger. Take or cause to be taken prior to the Effective Time any action that would disqualify the Contribution and the Exchange from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Exchange from being treated as tax-free under Section 355 of the Code or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         (i) Representation and Warranties. Take or agree or commit to take any action that would make any representation and warranty of HII or HC hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         (j) The Contribution Agreement. Terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement directly or indirectly affecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of HII thereunder from and after the Effective Time.

         (k) Certain Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HII or any of the other Retained Companies (other than the Contribution, the Exchange and the Merger).

         (l) Certain Contracts. Enter into any contract providing for acceleration of payment of any liability or performance of any benefit or payment or other consequence as a result of a change of control of HII or any of the Retained Companies or enter into any contract, arrangement or understanding requiring the lease or purchase of equipment, materials, supplies or services over a period greater than 12 months, which is not cancelable without penalty on 30 days' or less notice or involves the payment by HII or any of the Retained Companies of more than $100,000 unless such purchase or lease is necessary to correct, on an emergency basis, any condition that could be reasonably expected to affect adversely the life, safety or health of the customers and employees of the Retained Business.

         (m) Other Actions. Enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing.

         (B) Without limiting the generality or effect of the above, and except as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, HII will, and will cause the other Retained Companies to:

         (a) Further Covenants. (i) Prepare and timely file with the relevant Taxing Authority all material Pre- Effective Returns; (ii) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Retained Companies in respect of any Taxes where there is a reasonable possibility of a determination or decision which would materially increase the Tax liabilities of any of the Retained Companies (other than Taxes for which New Spinco has assumed liability under the Contribution Agreement); and (iii) not, without the prior written consent of Acquiror, change any of the Tax elections, accounting methods, conventions or principles which relate to the Retained Business that has the effect of increasing the Retained Liabilities of the Retained Companies.

         (b) Maintenance of Properties. Continue to maintain and repair all property material to the operation of the Retained Business in a manner consistent with past practice.

         (c) Asset Purchase Agreements. Use its reasonable efforts to cause the Asset Purchase Agreements to become effective and to cause the closing of each Asset Purchase Agreement to take place simultaneously with the closing of this Agreement.

         (d) IRS Ruling. To obtain as promptly as possible (i) an advance letter ruling from the Internal Revenue Service (the "IRS") in response to the HII ruling request submitted to the IRS on November 12, 1996, to the effect that the Contribution and Exchange will be a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and will be tax-free under Section 355 of the Code (the "IRS RULING") and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under
Section 368(a)(1)(A) of the Code in which no gain or loss is recognized.

         (e) Representation Letter. To deliver to Acquiror a representation letter substantially in the form of the HC representation letter attached hereto as Schedule 5.12(e).

         (f) Drop-down; Consents. Use its reasonable efforts to cooperate with Acquiror to (i) contribute certain of the Retained Assets to one or more wholly owned Subsidiaries of HII and (ii) obtain certain consents, subordination and/or estoppel agreements with respect to ground leases, Joint

Venture agreements, Management Agreements and other material contracts as required by Acquiror's lenders in connection with the Transactions; provided that HII will not be required to incur any expense, obligation or liability in connection with such efforts.

         SECTION 7.02. Notices of Certain Events. HII and HC shall promptly notify Acquiror of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than consents, the failure of which to obtain would not have a Retained Companies Material Adverse Effect;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Retained Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
5.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any fact, event or circumstance which makes any representation or warranty of the Holiday Parties herein untrue or incorrect in any material respect or involves a breach of any covenant herein of the Holiday Parties.

         SECTION 7.03. Liquor and Other Licenses. (a) The Holiday Parties shall cooperate, and prior to the Effective Time shall cause the Retained Business to cooperate, with Acquiror in connection with obtaining the regulatory approvals of the transactions contemplated by this Agreement as may be required by any Governmental Entities administering laws regulating the sale of alcoholic beverages, including but not limited to Acquiror obtaining, by transfer or otherwise, such approvals for, and/or the issuance of all liquor, cabaret and other federal, state and local licenses necessary to maintain the continuity of service of alcoholic beverages. If any such regulatory approval or license issuances shall not be obtained by Acquiror prior to the Effective Time, HC shall, after the Effective Time, cooperate with Acquiror, at Acquiror's sole expense, to maintain continuity of the liquor service as well as the continuity of the same forms of business operations conducted at, in or upon each property by the Retained Companies or Acquiror and its Subsidiaries immediately before the Effective Time. Nothing herein shall require any holder of any liquor, cabaret or other federal, state or local license to permit any unlicensed person to unlawfully exercise any privilege under such license or to have any unlawful interest in liquor inventory or in revenues from any business operated under such license.

         (b) After the Effective Time, the Holiday Parties and Acquiror shall communicate and cooperate regarding the application of alcoholic beverage laws to Acquiror's business and the businesses of the Holiday Parties and their Affiliates.

         SECTION 7.04. Financial Statements. HC will cause to be delivered to Acquiror as promptly as practicable the financial statements of the Carve-out Business required to be filed in the Proxy Statement together with an unqualified opinion of Deloitte & Touche thereon (the "FINANCIAL STATEMENTS"). The Financial Statements will be prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position and results of operations for the Carve-out Business as of and for the periods set forth therein.

                                   ARTICLE 8
                             COVENANTS OF ACQUIROR

         SECTION 8.01. Conduct of Acquiror. (A) During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its Subsidiaries that, except as otherwise contemplated by the Transaction Documents or agreed by HC and Acquiror, Acquiror will, and will cause each of its Subsidiaries to, conduct the business of Acquiror in the ordinary course thereof consistent with past practice and in compliance in all material respects with all applicable Laws and Permits and, to the extent consistent therewith, use reasonable efforts to (a) preserve intact the business of Acquiror and each of its Subsidiaries, (b) to keep available the services of their current officers and other key employees, and (c) preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time (as used hereafter in this Article 8, "Acquiror" means "Acquiror and its Subsidiaries"). Without limiting the generality or effect of the foregoing, and except as aforesaid or as otherwise expressly provided in this Agreement or the Contribution Agreement, prior to the Effective Time, Acquiror will not:

         (a) Issuance of Securities. Issue, transfer, sell, dispose of, or pledge, or authorize or agree to the issuance, transfer, sale or disposition or pledge by Acquiror (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of , any shares of capital stock or any voting securities of Acquiror, or any options or other securities convertible into or exchangeable for any such shares of capital stock or any voting securities of Acquiror or amend any of the terms of any such securities or agreements relating to such capital stock outstanding on the date hereof, other than pursuant to employee or director plans filed as exhibits to Acquiror SEC Documents or the issuance, transfer, sale or disposition by a wholly-owned Subsidiary of its capital stock to its parent.

         (b) Governing Documents. Amend Acquiror's charter or by-laws or comparable organizational documents.

         (c) Debt. Debt of Acquiror, determined on a consolidated basis, shall not prior to the Effective Time be in excess of the indebtedness permitted to be incurred by Acquiror pursuant to the Term Credit Agreement, dated December 12, 1995, among Bristol Hotel Asset Company, Bankers Trust Company, as agent, and the lenders party thereto (the "EXISTING ACQUIROR CREDIT AGREEMENT"), without giving effect to any amendment, modification or waiver thereof or thereunder, plus $25 million aggregate principal amount of additional indebtedness at any time outstanding.

         (d) No Dispositions. Sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of Acquiror's hotels other than pursuant to the existing contractual commitments or other arrangements, each as listed in Schedule 8.01(d).

         (e) Representation and Warranties. Take or agree or commit to take any action that would make any representation and warranty of Acquiror hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         (f) Accounting Principles. Change any of its accounting principles, except as may be required by GAAP.

         (g) Other Actions. Enter into any contract, agreement, commitment or arrangement, or take any corporate or other action, to do any of the foregoing.

         Notwithstanding the foregoing, Acquiror may take any action that otherwise would be prohibited under this Section 8.01(A), (i) if such action could not reasonably be expected to involve the expenditure or incurrence of obligations of more than $25 million, (ii) if, in the case of any action referred to in subsection 8.01(d) above, the proceeds for the hotel to be disposed of, which when added to the proceeds received for hotels the disposition of which would be prohibited by subsection 8.01(d), is less than $25 million, or (iii) with the prior written consent of HC.

         SECTION 8.02. Notices of Certain Events. Acquiror shall promptly notify HC and HII of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than consents, the failure of which to obtain would not have an Acquiror Material Adverse Effect;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents;

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Retained Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
6.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any fact, event or circumstance which makes any representation or warranty of Acquiror herein untrue or incorrect in any material respect or involves a breach of any covenant herein of Acquiror.

         SECTION 8.03. Tax-Free Contribution, Exchange and Merger. (a) (i) Prior to the Effective Time, each of HC, HII and Acquiror will not, and will not permit any of its respective Affiliates to, and (ii) thereafter Acquiror (to the extent of actual knowledge of likely disqualification), will not, and will not permit any of its respective Affiliates (other than HC and its Affiliates, which shall not be considered Affiliates of Acquiror for purposes of this Section 8.03) to take or cause or permit to be taken, any action that would disqualify the Contribution and the Exchange from being treated as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the Exchange from being treated as tax-free under Section 355 of the Code or the Merger from being treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. During the one-year period after the Effective Time:

                 (i) Acquiror shall continue or cause to be continued the historic business of HII within the meaning of Treasury Regulations
         Section 1.368-1(d) and not sell, transfer, distribute or otherwise dispose of a significant portion (within the meaning of Treasury Regulations Section 1.3681-(d)) of the Hotels, except that Acquiror may contribute some of or all of the Hotels to one or more a wholly owned subsidiaries if such contributions do not give rise to the recognition of gain under Section 351 of the Code and otherwise qualifies under Section 368(a)(2)(C) of the Code; and

                 (ii) Acquiror shall not adopt a plan of liquidation or initiate and enter into an agreement of merger, a redemption or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer, unless Acquiror first obtains an opinion, in form and substance satisfactory to HC, of Jones, Day, Reavis & Pogue or other nationally recognized tax counsel satisfactory to HC, to the effect that the proposed action will not result in the Exchange or the Merger failing to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code and Section 368(a)(1)(A) of the Code, respectively.

         (b) Acquiror shall reasonably cooperate with, as and to the extent reasonably requested by HII, in connection with the obtaining of (i) the advance letter ruling from the IRS in response to the ruling request submitted to the IRS on November 12, 1996 to the effect that the Contribution and Exchange will be a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and will be tax-free under Section 355 of the Code, and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code.

         (c) Acquiror shall provide to HII a representation letter substantially in the form of Acquiror representation letter attached hereto as
Schedule 6.12(a).

         SECTION 8.04. HII Names. Acquiror understands that the names "Holiday Inn" and "Crowne Plaza" are the names applied to the international system of hotels operated or licensed by HII and/or its affiliates and defined as the "System" in the Franchise Agreements. Acquiror recognizes the exclusive right of HII and, following the Effective Time, New Spinco and its permitted assigns to the System, including the names "Holiday Inn" and "Crowne Plaza" and all service marks, trademarks, copyrights, trade names, patents or other trade registrations now or hereafter held or applied for in connection therewith, and hereby disclaims any right, title or interest therein, regardless of the legal protection afforded the service marks, trademarks, patents, trade names, copyrighted items or other trade registrations of HII and, following the Effective Time, New Spinco and its permitted assigns. Acquiror agrees not to use the names "Holiday Inn" and "Crowne Plaza", the words "Holiday" or "Bass" or any combination or any variation of such names or words, or any other trademarks, trade names, service marks, patents, copyrighted items or other trade registrations of HII, HC or any parent, Subsidiary (direct or indirect) or related entity, or any of their permitted assigns, in connection with the operation of any Hotel or any hotel listed on Schedule 9.07(2) except in accordance with and subject to the terms and conditions of the Franchise Agreement relating to such Hotel or hotel. Accordingly, and notwithstanding any other provisions hereof, prior to the Effective Time, HC will change the name of each Retained Company the name of which includes the word "Holiday," "Crowne Plaza" or "Bass", so that the name of such Retained Company no longer includes such word.

         SECTION 8.05. Employee Communications. Prior to the Effective Time, HII and Acquiror shall each use their reasonable efforts to cooperate in making any required communications with Transferred Employees with respect to employee benefit plans maintained by HII or Acquiror and with respect to other matters arising in connection with the Merger.

                                   ARTICLE 9
                       COVENANTS OF ACQUIROR, HC AND HII

         The parties hereto agree that:

         SECTION 9.01. Access to Information. From the date hereof until the Effective Time, each of the parties hereto will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its and its Subsidiaries' offices, properties, books and records, will furnish to the other party such financial and operating data and other information as such Persons may reasonably request and as is reasonably related to the Transactions and will instruct their respective employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of HII and the other Retained Companies or Acquiror and its Subsidiaries, as applicable. Any information exchanged among the parties pursuant to this Section 9.01 shall be subject to the terms of the Confidentiality Agreement. As this Section 9.01 applies to HC and HII, such parties need not provide any information relating to their respective franchising businesses unless (i) access to such information is reasonable under the circumstances (as determined by HC or HII, as the case may be, in good faith), and (ii) such information relates directly to the Retained Business. Acquiror agrees that in no event shall the above-described access to information include the right to perform any soil, groundwater or other physical sampling or testing without the prior written consent of HC, which consent shall not be unreasonably withheld or delayed.

         SECTION 9.02. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including without limitation all actions necessary, proper and advisable to ensure that each Management Agreement or interest in a Joint Venture to which any Retained Company is a party is, if required, assigned to Acquiror; provided, however, that in connection with the foregoing neither Acquiror nor any of its Subsidiaries will be required to commit to any divestiture or hold separate or similar transaction and otherwise take or commit to take any action, in each case, that materially limits its freedom of action with respect to, or its ability to retain, HII or any of the other Retained Companies or any material portion of the assets (including without limitation the Hotels) of the Retained Companies existing and material businesses or assets (as of the date hereof) of Acquiror or any of Acquiror's Subsidiaries.

         (B) Without limiting the generality or effect of the above, and except as otherwise expressly provided in this Agreement, prior to February 7,

1997, HC and Acquiror shall negotiate in good faith and use their reasonable efforts to agree upon the forms of (i) the Asset Purchase Agreements and (ii) the Contingency Agreement.

         SECTION 9.03. Certain Filings. (a) Acquiror shall use reasonable efforts to prepare and file promptly with the SEC a preliminary proxy statement.

         (b) HII, HC and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement and any other required filings. The information provided by HII, HC and Acquiror for use in the Proxy Statement and such other filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed with the SEC or any other Governmental Entity, comply in all material respects with all applicable requirements of law.

         SECTION 9.04. Public Announcements. Acquiror, HC and HII will consult and agree, such agreement not to be unreasonably withheld, with each other before (i) with respect to any date between the Effective Time and the first anniversary of the Effective Time, issuing any press release relating to the Transactions or (ii) with respect to any date between the date hereof and the Effective Time, issuing any press release or making any public statement relating to the Transactions and, except as may be required by applicable law, Governmental Entity or any securities exchange, will not issue any such press release or make any such public statement prior to such consultation and agreement.

         SECTION 9.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of HII, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of HII, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of HII acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 9.06. Meetings of Stockholders. Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption of this Agreement and the issuance of Acquiror Stock in the Merger. The stockholder vote required for the adoption and approval of such transactions shall be the vote required by the DGCL and Acquiror's certificate of incorporation.

         SECTION 9.07. Franchise Agreements. At the Effective Time, HIFI and Acquiror, or a Subsidiary of Acquiror reasonably acceptable to HIFI, shall enter into Franchise Agreements with respect to the Hotels identified on
Schedule 9.07(1). At the Effective Time, HIFI and Acquiror, or a Subsidiary of Acquiror reasonably acceptable to HIFI, shall also have entered into Franchise Agreements with respect to the conversion of the properties identified on
Schedule 9.07(2) to the brands listed on Schedule 9.07(2).

         SECTION 9.08. Certain Contracts. HC and Acquiror shall use their reasonable good faith efforts to negotiate with the parties to each of the contracts listed on Schedule 9.08 with a view toward securing and equitably allocating the benefits originally contemplated by HII to be derived from such contracts.

         SECTION 9.09. Environmental and Structural Matters. (a) HC agrees that, during the 80 calendar days following the date hereof, Acquiror may, at its own cost and expense, perform Phase I environmental audits and/or engineering audits of the Hotels owned by the Joint Ventures and of the Hotels which are owned or leased by the Retained Companies. Such audits shall be performed by an independent third party consultant reasonably satisfactory to HC, and shall be provided to HC in the form of a written report or reports (each an "INITIAL REPORT") within 5 days after Acquiror's receipt thereof. To the extent recommended in such Phase I environmental audits or structural audits and with the prior written consent of HC, which consent will not be unreasonably withheld or delayed, Acquiror may conduct Phase II environmental audits and other follow-up testing and investigations prior to the Effective Time and Acquiror agrees to provide to HC, promptly after Acquiror's receipt thereof, but in no event later than five days after the receipt thereof, the results of such audits, testing or investigation.

         (b) If HC determines in good faith that any recommendation or cost estimate in any Initial Report is erroneous, HC may, at its own cost and expense, retain an independent third party consultant, which consultant is listed on Bankers Trust Company's list of approved consultants, to review such Initial Reports and, if applicable, any Phase II or other reports prepared as permitted in clause (a) above. If HC delivers to Acquiror, within 10 days following the date HC received the Initial Report or, if applicable, any subsequent Acquiror Reports, a report or reports (each an "HC REPORT") setting forth such consultant's maximum estimated cost of repairing or remediating any violation of an Environmental Law, any violation of a Building Code, or any other Structural Deficiency, then the "FINAL ESTIMATED COST" with respect to each such matter shall be deemed to be such consultant's maximum estimated cost set forth in the HC Report. With respect to any matter for which a cost estimate is identified in the Initial Report and with respect to which HC does not object as provided above, then the maximum estimated cost set forth in the Initial Report shall be deemed to be the Final Estimated Cost for such matter. Acquiror and HC agree to cooperate in preparing any such reports and to provide each other with reasonably available information relating to such reports.

                                   ARTICLE 10
                               EMPLOYEE BENEFITS

         SECTION 10.01. Maintenance of Benefits. (a) For a period of 12 months following the Effective Time, Acquiror shall, subject to the following provisions of this paragraph, (i) provide Retained Companies' Employees with the same base pay levels and comparable long-term and short-term incentive compensation bonus opportunities as were in place immediately prior (x) to the date hereof, to the extent such pay levels and bonus opportunities were modified between the date hereof and the Effective Time other than in accordance with this Agreement and (y) to the Effective Time, to the extent such pay levels and bonus plans were not modified after the date hereof or were modified after the date hereof in accordance with this Agreement and (ii) provide the Retained Companies' Employees with compensation and benefits comparable to the Savings Plan, the Group Health Plans, the Nonqualified Plans and the Additional Welfare Plans for the benefit of those Retained Companies' Employees who participated in such plans immediately prior to the Effective Time. Not less than 30 days after the date hereof, Acquiror shall deliver to the Finance Director of Bass plc a written analysis of the comparability of the various benefits noted in subsection (ii) above, together with a proposal for Acquiror to provide to Retained Companies' Employees additional compensation and/or benefits if required to ensure comparability. If the comparability of the various benefits referred to in the preceding sentence is approved by the Finance Director of Bass plc, such benefits will be deemed to be comparable with those provided to Retained Companies' Employees prior to the Effective Time. If such benefits are not so approved, Acquiror may provide such benefits to Retained Companies' Employees as it shall determine; provided, however, that such benefits shall be comparable in the aggregate to those provided to Retained Companies' Employees prior to the Effective Time. It is understood that in providing such comparable benefits Acquiror shall utilize additional cash compensation if it determines not to amend or otherwise revise benefits under an Acquiror Benefit Arrangement or Employee Plan. Notwithstanding any other provision hereof, (x) nothing herein will confer third-party beneficiary rights on any individual Retained Companies' Employee or group of Retained Companies' Employees, (y) nothing herein will prohibit Acquiror from substituting any compensation or benefit plan, program, arrangement or structure for Retained Companies' Employees so long as such Retained Companies' Employees are treated on substantially the same basis as similarly situated employees of Acquiror and its Subsidiaries prior to the Merger, provided that comparability of the various benefits noted in subsection (ii) above is maintained and (z) nothing herein will limit Acquiror's or its Subsidiaries' rights to terminate the employment of any Retained Companies' Employee as of or following the Effective Time.

         (b) Acquiror will give the Retained Companies' Employees full credit for purposes of eligibility and vesting under any plans or arrangements maintained by Acquiror for such employees' service recognized for such purposes under the Employee Plans and Benefit Arrangements listed on Schedule 10.01(b). All Acquiror Employee Plans and Benefit Arrangements shall (i) recognize all service with HII for eligibility purposes, (ii) waive all pre-existing condition exclusions for all eligible Retained Companies' Employees and (iii) credit each such Retained Companies' Employee for purposes of deductible limits with amounts so credited with respect to that portion of the calendar year preceding the Effective Time.

         SECTION 10.02. Severance Obligations. New Spinco shall be responsible for making all severance payments and making all required filings and withholdings relating thereto, pursuant to the current Holiday Inns, Inc. Human Resource severance policy ("SEVERANCE PAYMENTS") due those Core Employees who
(i) are not employees of New Spinco or any Affiliate thereof six months after the Effective Time and (ii) who have not accepted employment with Acquiror or any Affiliate thereof after the Effective Time (an "AFFECTED EMPLOYEE") at substantially the same compensation rate as noted in Section 10.01(a)(i) above; provided that Acquiror shall, not later than 10 days following the date Severance Payments are made by New Spinco, (i) reimburse New Spinco for 50% of the actual severance paid to severed Core Employees; provided that the total amount of reimbursements pursuant to this clause (i) shall not exceed $625,000 and (ii) reimburse New Spinco for 100% of any payments in respect of accrued and unused vacation paid to Affected Employees and not reflected in the Working Capital Statement. Acquiror and New Spinco agree to treat any payment made to New Spinco pursuant to the preceding sentence as a reimbursement for severance payments made by New Spinco on behalf of Acquiror.

         SECTION 10.03. Savings Plan. (a) Effective as of the Effective Time, HC shall cause New Spinco to take all action required or deemed appropriate to cause New Spinco to adopt and become the sponsor of and the employer under, and to assume the obligations with respect to the New Spinco Employees under, the Savings Plan and to amend the Savings Plan to cause the active participation of the Retained Companies' Employees therein to cease as of the Effective Time.

         (b) Effective as of the Effective Time, Acquiror shall establish or designate a defined contribution retirement plan, which shall be qualified under Section 401(a) and 401(k) of the Code (the "RETAINED COMPANIES' SAVINGS PLAN") covering the Retained Companies' Employees.

         (c) As soon as practicable after the Effective Time, following receipt by Acquiror of a favorable determination letter, or Acquiror's certification to New Spinco in a manner reasonably acceptable to New Spinco, that the Retained Companies' Savings Plan is qualified under the applicable provisions of the Code, HC shall cause the trustee of the Savings Plan to transfer in respect of the account balances of the Retained Companies' Employees assets in cash or in kind, as the trustee shall determine, valued as of the date of transfer, to the trustee of the Retained Companies' Savings Plan. Following such transfer of accounts, (i) New Spinco shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to participants in the Retained Companies' Savings Plan and (ii) Acquiror shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to participants in the Savings Plan. HC and Acquiror shall each use reasonable efforts to effect the account transfers contemplated in this Section 10.03 as soon as practicable after the Effective Time.

         (d) Notwithstanding the foregoing, if Acquiror cannot reasonably implement the Retained Companies' Savings Plan prior to the Effective Time, New Spinco shall allow Acquiror to adopt the Savings Plan as a participating employer for up to a 90 day period. During that period thereafter, Acquiror will make contributions thereto for or on behalf of Retained Companies' Employees in accordance with the terms thereof and pay its share of expenses related thereto based on the ratio that the number of Retained Companies' Employees participating therein bear to the total number of participants in the Savings Plan during such period in accordance with the terms thereof.

         SECTION 10.04. Nonqualified Plans. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations with respect to the New Spinco Employees under, the Nonqualified Plans. All liabilities of HII with respect to the New Spinco Employees under the Nonqualified Plans shall be Contributed Liabilities and not Retained Liabilities and all rights of HII with respect to New Spinco Employees under the Nonqualified Plans and all insurance policies, contracts and agreements and all contracts, arrangements and agreements with other providers and service organizations pursuant to the Nonqualified Plans shall be Contributed Assets and not Retained Assets. The assumption of the sponsorship and liabilities and rights under the Nonqualified Plan by New Spinco shall not constitute a termination of employment for the New Spinco Employees pursuant to the provisions of the plan. All obligations and liabilities under the Nonqualified Plans other than those liabilities and obligations described in this Section 10.04 shall be Retained Liabilities. All participants in the Nonqualified Plans shall be vested in their accrued benefits thereunder, effective as of the Effective Time.

         SECTION 10.05. Group Health Plans; Workers' Compensation. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the New Spinco Employees under the Group Health Plans. All such Group Health Plans and all rights of HII thereunder shall be Contributed

Assets and not Retained Assets. With respect to the Retained Companies' Employees, HC shall cause New Spinco to assume responsibility for and continue to pay all expenses and benefits with respect to (i) claims incurred prior to the Effective Time under the Group Health Plans and (ii) workers compensation claims with respect to events occurring prior to the Effective Time. Notwithstanding the foregoing, with respect to any Retained Companies' Employee or his or her covered dependents who enters a hospital or is on long-term disability under any Group Health Plan on or prior to the Effective Time and continues in a hospital or on long-term disability after the Effective Time, HC shall cause New Spinco to assume responsibility for claims and expenses incurred both before and after the Effective Time in connection with such person, to the extent that such claims and expenses are covered by the Group Health Plan, until such time (if any) that such employee assumes full-time employment with Acquiror and, in the case of any covered dependent, such person's hospitalization has terminated; provided that, with respect to maternity leave and any extraordinary expenses relating to a newborn child, Acquiror shall reimburse HC for such claims incurred after the Effective Time. For purposes of this paragraph, a medical, dental, workers' compensation or similar claim is deemed incurred when the services that are the subject of the claim are performed.

         SECTION 10.06. Executive Medical and Dental Plan. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the Executive Medical and Dental Plan (the "EXECUTIVE MEDICAL PLAN"). Such Executive Medical Plan and all rights of HII thereunder shall be Contributed Assets and not Retained Assets.

         SECTION 10.07. Severance Pay Plan. Effective as of the Effective Time, HC shall cause New Spinco to take all actions required, or deemed appropriate to cause New Spinco to become the sponsor of and the employer under, and to assume the obligations of HII with respect to the New Spinco Employees under the Severance Pay Plan.

         SECTION 10.08. COBRA. New Spinco will be responsible for COBRA Coverage for all Qualifying Events with respect to all employees (and their covered beneficiaries) of HII and its Subsidiaries that occur prior to the Effective Time and HII will be responsible for COBRA Coverage for all Qualifying Events that occur with respect to Retained Companies' Employees (and their covered beneficiaries) following the Effective Time.

         SECTION 10.09. Collective Bargaining Agreements. (a) Acquiror shall, and HC shall cause New Spinco to, take such action as may be required to cause Acquiror to assume any and all union contracts then existing for any and all Retained Companies' Employees who are union employees of HII. HII's obligations under any collective bargaining agreements covering any New

Spinco Employee shall be Contributed Liabilities, HII's rights under any such agreement shall be Contributed Assets and New Spinco shall be the successor employer under such collective bargaining agreements. HII's obligations under any collective bargaining agreements covering any Retained Companies' Employee shall be Retained Liabilities, and HII's rights under any such agreement shall be Retained Assets.

         (b) Acquiror agrees to take whatever actions are necessary to ensure that the transactions contemplated pursuant to this agreement will not be treated as a withdrawal resulting in any withdrawal liability of HII from any Multiemployer Plan.

         SECTION 10.10. Relocation Expenses. Acquiror shall provide relocation benefits to each of the Retained Companies' Employees listed on Schedule 10.10, which such list shall be finalized no later than the Effective Time, who are to be relocated, which such benefits shall be at least equal to those benefits provided to Acquiror's employees immediately prior to the date hereof in accordance with Acquiror's policies.

         SECTION 10.11. Vacation and Sick Leave. (a) Acquiror will adopt vacation and sick leave policies substantially comparable to those maintained by HII immediately prior to the Effective Time, and, to the extent fully accrued in the Working Capital Statement, will credit all service earned by the Retained Companies' Employees prior to the Effective Time and will accept all liability for vacation and sick leave days accrued by the Retained Companies' Employees as of the Effective Time; to the extent not so accrued, HC will be liable in respect of all of the foregoing and will indemnify Acquiror and its Affiliates in respect thereof.

         (b) HC will cause New Spinco to adopt vacation and sick leave policies comparable to those maintained by HII immediately prior to the Effective Time, will credit all service earned by New Spinco Employees prior to the Effective Time and will accept all liability for vacation and sick leave days accrued by the New Spinco Employees as of the Effective Time.

         SECTION 10.12. Loyalty Bonuses. New Spinco shall pay to each of the Core Employees designated by HC and agreed to by Acquiror, a loyalty bonus equal to 25% of the base annual salary for such employee for the period between the date hereof and either (b) the date of such employees' date of severance or
(c) six months after the Effective Time, whichever such period is shorter. Acquiror shall reimburse New Spinco for any loyalty bonus paid pursuant to this
Section 10.12 within 20 days from the date New Spinco makes such payment. Acquiror and New Spinco agree to treat any payment made to New Spinco pursuant to the preceding sentence as a reimbursement for loyalty payments made by New Spinco on behalf of Acquiror.

         SECTION 10.13. WARN. (a) Acquiror shall not, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of HII without complying fully with the requirements of WARN.

         (b) HC shall not, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of HII without complying fully with the requirements of WARN.

         SECTION 10.14. Cooperation. Without limiting the generality of Articles 7 and 8 hereof, HII, Acquiror and New Spinco agree to furnish each other promptly with such information concerning employees and employee benefit plans, arrangements or policies as is reasonably necessary and appropriate to effect the transactions contemplated by this Article 10.

                                   ARTICLE 11
                            CONDITIONS TO THE MERGER

         SECTION 11.01. Conditions to the Obligations of Each Party. The obligations of each of HII and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) the adoption of this Agreement and issuance of Acquiror Stock in the Merger shall have been approved by the requisite vote of the stockholders of Acquiror in accordance with the DGCL;

         (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the Transactions;

         (c) the transactions contemplated by Article 4, including, without limitation, the Contribution and the Exchange, shall have been consummated in accordance with the terms of this Agreement and the Contribution Agreement;

         (d) the parties or their respective Affiliates shall have entered into the Stockholders Agreement, the Hotel Properties Agreement and the Registration Rights Agreement and shall also enter into the Asset Purchase Agreements, the form of such agreements to be agreed upon by the parties prior to February 7, 1997 and the closings under the Asset Purchase Agreements shall have taken place simultaneously with the Closing;

         (e) the parties shall have entered into the Franchise Agreements substantially in the form attached hereto as Exhibit E; and

         (f) the waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

         SECTION 11.02. Conditions to the Obligations of HII. The obligation of HII to consummate the Merger is subject to the satisfaction of each of the following further conditions:

         (a) Acquiror shall have performed in all material respects all obligations required to be performed by it under the Transaction Documents at or prior to the Effective Time, and HII shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror to such effect;

         (b) The representations and warranties of Acquiror contained in this Agreement and in any certificate or other writing (including Acquiror Representation Letter) delivered by Acquiror pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (it being understood that where any such representation or warranty already includes a Material Adverse Effect or materiality exception, no further materiality exception is to be permitted by this Section) and HII shall have received a certificate signed by an executive officer of Acquiror to the foregoing effect;

         (c) HII shall have determined in good faith, after considering the advice of Davis Polk & Wardwell, that there has not occurred after the date of this Agreement any Adverse Tax Development (as defined below) after the date hereof that has a reasonable possibility of or will result in the imposition of a material amount of federal income Tax to HII, New Spinco or any of their respective Affiliates, Subsidiaries or stockholders by reason of the Contribution, the Exchange or the Merger. "ADVERSE TAX DEVELOPMENT" means the enactment or proposal of any legislation or any regulation or notice that would cause the Contribution, Exchange or Merger to become taxable for federal income tax purposes;

         (d) HII shall have received (i) an advance letter ruling from the IRS as contemplated by Section 7.01(B)(d)(i) to the effect that the Contribution and Exchange qualify as a "reorganization" within the meaning of
Section 368(a)(1)(D) of the Code and as a tax free distribution under Section 355 of the Code and (ii) an opinion of Davis Polk & Wardwell to the effect that the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code in which no gain is recognized by HC or HII;

         (e) No event resulting in an Acquiror Material Adverse Effect shall have occurred; and

         (f) Acquiror shall have entered into employment agreements with Peter Kline and John Beckert previously described.

         SECTION 11.03. Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Merger is subject to the satisfaction of each of the following further conditions:

         (a) Each of HII and New Spinco shall have performed in all material respects all obligations required to be performed by it under the Transaction Documents at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of HII by an executive officer of HII to such effect;

         (b) The representations and warranties of HII contained in this Agreement and in any certificate or other writing delivered by HII pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (it being understood that where any such representation or warranty already includes a Material Adverse Effect or materiality exception, no further materiality exception is to be permitted by this Section) and Acquiror shall have received a certificate signed by an executive officer of HII to the foregoing effect;

         (c) The Acquiror Required Consents listed on Schedule 11.03(c), the failure of which to obtain could reasonably be expected to have an Acquiror Material Adverse Effect, shall have been obtained;

         (d) No event resulting in a Retained Companies Material Adverse Effect shall have occurred;

         (e) Acquiror shall have obtained the financing contemplated to be provided to Acquiror pursuant to the Commitment Letter previously delivered to HC;

         (f) There shall not be pending or threatened any litigation, proceeding or claim brought by any Governmental Authority seeking to enjoin the Merger or any transaction contemplated by this Agreement seeking any hold-separate, divestiture or other order relating thereto or to any other business or asset of Acquiror or any Subsidiary thereof or seeking any other relief that Acquiror reasonably determines would be materially adverse; and

         (g) Bass International Holdings N.V. shall have entered into a guarantee of the indemnity obligations of HC and New Spinco under this Agreement and the Contribution Agreement reasonably satisfactory to Acquiror.

                                   ARTICLE 12
                           SURVIVAL; INDEMNIFICATION

         SECTION 12.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until June 1, 1998; provided that (i) except as set forth below, the covenants and agreements contained in this Agreement shall survive for the period set forth therein, or, if no specific period is set forth therein, indefinitely, (ii) the representations and warranties contained in Sections 5.10(c), 5.11, 5.12(a), (b) and (c), 5.14(a) and (b), 6.11,
6.12(c), (d) and (e) and 6.13(a) and (b) shall not survive after the Effective Time, (iii) the representations and warranties contained in Section 5.14(c) and 6.13(c) shall survive until 40 months from the Effective Time, (v) the representations and warranties, covenants and agreements, as the case may be, set forth in Sections 5.12(e), 6.12(a) and 8.03(a) shall survive all applicable statutes of limitations (including applicable extensions) and (v) the indemnifications set forth in Section 12.02(b) shall survive until 40 months from the Effective Time, and thereafter each HII and the Acquiror and any of their respective Affiliates hereby waives any contribution or similar rights it may have against HC, whether in law or in equity, with respect to Environmental Liabilities. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the claim for indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.


         SECTION 12.02. Indemnification. (a) HC hereby indemnifies Acquiror, and will cause New Spinco to indemnify Acquiror jointly and severally, and, effective at the Effective Time, without duplication, HII or any of their respective Affiliates against and agrees to hold them harmless from any and all Damages incurred or suffered by Acquiror, HII or any of their respective Affiliates arising out of any misrepresentation or breach of covenant made or to be performed by HII (prior to the Effective Time) or HC pursuant to this Agreement; provided that (i) HC shall not be liable under this Section 12.02(a) for any Damages relating to Taxes which are governed by Article 5 of the Contribution Agreement, (ii) notwithstanding anything else in this Agreement or the Contribution Agreement to the contrary, HC shall not be liable for any Damages relating to (A) any violation of any Building Code or other Structural Deficiency, (B) any matter identified in any Initial Report (delivered pursuant to Section 9.09(a)) which does not relate to a violation or requirement of any Environmental Law or Environmental Liability or (C) Structural Deficiencies or violations of Building Codes which resulted from a breach of any covenant of this Agreement by the Holiday Parties at any time prior to the inspection of the Retained Real Properties pursuant to the Initial Report and (iii) no claim may be made against HC for indemnification pursuant to this Section 12.02(a) with respect to any Individual Item of liability or damage for breach of any representation or warranty, unless such item exceeds $5,000 and unless the aggregate of all such liabilities and damages of Acquiror with respect to this
Section 12.02(a), plus all liabilities and damages incurred under comparable provisions of the Asset Purchase Agreements, shall exceed $1,000,000, after which HC shall be liable for the full amount of all Damages (without regard to the foregoing threshold). "INDIVIDUAL ITEM" means an item or series of items relating to a single event or arising out of the same misrepresentation. Notwithstanding anything to the contrary in this Section 12.02(a) or elsewhere in this Agreement, after the Effective Time, the representations and warranties contained in Section 5.10(d) with respect to each Retained Real Property referred to in Section 5.10(d) shall be deemed to exclude (and HC shall not be liable for any Damages relating to) all Liens and other matters referred to in Section 5.10(d) with respect to such Retained Real Property disclosed in any title commitment, report, abstract or opinion or survey or other written notice relating to such Retained Real Property received prior to the Effective Time by Acquiror unless Acquiror gives HC notice of such matter promptly within a reasonable time after receiving such disclosure and gives HC the opportunity to attempt to cure, remove or insure over the matter.



         (b) HC hereby indemnifies Acquiror and, effective at the Effective Time, without duplication, HII and any of their respective Subsidiaries against and agrees to hold them harmless from 70% of any and all Damages incurred or suffered by Acquiror, HII or any of their Subsidiaries arising out of events occurring on or prior to the Effective Time at the Hotels which arise directly and solely as a result of any violation or requirement of any Environmental Law or Environmental Liability or obligation thereunder which was identified in either an Initial Report or an HC Report pursuant to the terms of Section 9.09; provided that (x) no items covered by this Section 12.02(b) may be asserted under Section 12.02(a) and (y) HC's maximum liability under this Section 12.02(b) and the maximum Liability of certain Affiliates of HC under the comparable indemnification provisions of the Asset Purchase Agreements shall not in the aggregate exceed $4 million. HC shall pay any amount owed by it under this Section 12.02(b) within 20 days of the date such amount is due.


         (c) Acquiror hereby indemnifies HC, New Spinco and their respective Affiliates (the "HOLIDAY INDEMNITEES") against and agrees to hold them harmless from any and all Damages incurred or suffered by the Holiday Indemnities arising out of any misrepresentation or breach of covenant made or to be performed by Acquiror pursuant to this Agreement; provided, that no claim may be made against Acquiror for indemnification pursuant to this Section 12.02(c) with respect to any Individual Item of liability or damage, unless such item exceeds $5,000 and unless the aggregate of all such liabilities and damages of the Holiday Indemnitees with respect to this Section 12.02(c), plus all liabilities and damages incurred under comparable provisions of the Asset Purchase Agreements, shall exceed $1,000,000 after which Acquiror shall be liable for the full amount of the Damages (without regard to the foregoing threshold).

         SECTION 12.03. Indemnification Procedures. (a) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 12.02(a), (b) and (c) hereof, such Person (the "INDEMNIFIED PARTY") shall promptly notify the Person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided that the failure of any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (b) In addition to and without limiting the terms of Section 12.03(a) above, with respect to any claim for indemnification made pursuant to
Section 12.02(b) hereof, the parties agree that any investigative, monitoring, removal, remedial or other action required to address a failure to comply with Environmental Laws shall be performed in a reasonable and cost-effective manner and, with respect to a violation of an Environmental Law, shall be limited to those actions required by regulatory authorities to comply with such Environmental Law given the use of the site as of the Effective Time. Acquiror agrees, prior to initiating any activity relating to any environmental matter allegedly covered by Section 12.02(b), to provide HC with a reasonably detailed description of the proposed activity and a reasonable period of time, given the specific circumstances, to permit HC to comment on such proposed activity and agrees to consider any such comments in good faith. Acquiror agrees to use reasonable efforts to perform any such activities in a manner that will permit the maximum available recovery of funds under any applicable insurance policy or any applicable state reimbursement or similar fund, and the amount of Damages for which indemnification would otherwise be provided under this Agreement shall be decreased to take account of any such recovery.

                                   ARTICLE 13
                                  TERMINATION

         SECTION 13.01. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

         (i)     by mutual written consent of HC, HII and Acquiror;

         (ii)    by HC or HII if, at the stockholders' meetings referred to in
Section 9 (including any postponement or adjournment thereof), the Transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified therein;

         (iii) by HC, HII or Acquiror, so long as the terminating party is not then in breach of any of its obligations hereunder, after June 30, 1997 if the Merger shall not have been consummated on or before such date;

         (iv) by HC or HII, provided neither HC or HII is then in breach of any of its obligations hereunder, if either (i) Acquiror fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after HC or HII delivers written notice thereof, or (ii) any condition in Section 11.02 has not been satisfied and is not capable of being satisfied prior to June 30, 1997; and

         (v) by Acquiror, provided it is not then in breach of any of its obligations hereunder, if either (i) HII or HC fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after Acquiror delivers written notice thereof or
(ii) any condition in Section 11.03 has not been satisfied and is not capable of being satisfied prior to June 30, 1997.

         (b) If (i) the transactions contemplated by Article 4 have not been consummated by virtue of the failure or non-waiver of the conditions set forth in Section 7.01(b) of the Contribution Agreement or (ii) either of the conditions set forth in Section 11.02(c) and (d) have not been satisfied (other than by reason of a breach of a covenant by the relevant party) or waived by April 30, 1997 (the "CONTINGENCY DATE"), or such earlier date if the parties mutually determine in good faith that certain conditions cannot be met, then the Contingency Agreement shall, without further action, become automatically effective.

         SECTION 13.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.01 hereof, this Agreement, except for the provisions of Section 14.04, and the confidentiality provisions of Section 9.01, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 13.02 shall, however, relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE 14
                                 MISCELLANEOUS

         SECTION 14.01. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement with respect to the subject matter hereof and except as otherwise expressly provided herein and therein.

         SECTION 14.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to HC, HII (prior to the Merger) or New Spinco, to:

                 Holiday Corporation
                 Three Ravinia Drive
                 Suite 2900
                 Atlanta, Georgia 30346
                 Telecopy: (770) 604-5403
                 Attention: Senior Vice President, General Counsel with a copy to:

                 Bass plc
                 20 North Audley Street
                 London W1Y 1WE
                 England
                 Attention: Spencer Wigley

                 Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York  10017
                 Attention:       William Rosoff
                 Telecopy:  (212) 450-4800

         if to Acquiror, or HII (following the Merger), to:

                 Bristol Hotel Company
                 14285 Midway Road
                 Suite 340
                 Dallas, Texas 75244
                 Attention: Joel M. Eastman
                 Telecopy: (972) 687-0326

         with a copy to:

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York 10022
                 Attention: Robert A. Profusek
                 Telecopy: (212) 755-7306

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 14.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by HC and HII and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Acquiror, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of HII, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Acquiror.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 14.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         SECTION 14.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

         SECTION 14.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 14.08. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Contribution Agreement.

         SECTION 14.09. Schedules. Notwithstanding anything herein to the contrary, on or prior to the Effective Time, HII and Acquiror may supplement or amend the Schedules applicable to such party with respect to any matter arising after the date hereof which, if existing or occurring on the date hereof would have been required to be set forth or described in such Schedule; but no supplement or amendment will affect the supplementing or amending party's liabilities or obligations for any prior breach of this Agreement whether or not the Effective Time occurs.

         SECTION 14.10. Knowledge. (a) For purposes of this Agreement, "to the knowledge" of HII or HC shall mean actual knowledge, after reasonable inquiry of those persons listed on Schedule 14.10(a).

         (b) For purposes of this Agreement, "to the knowledge" of Acquiror shall mean actual knowledge, after reasonable inquiry, of those persons listed on Schedule 14.10(b).

         SECTION 14.11 Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery in the State of Delaware, and each of the parties hereby consents to the non-exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.02 shall be deemed effective service of process on such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                 HOLIDAY CORPORATION

                                                 By:    /s/ Michael L. Goodson
                                                        ------------------------
                                                        Name: Michael L. Goodson
                                                        Title:  Vice President


                                                 HOLIDAY INNS, INC.

                                                 By:     /s/ James L. Kacena
                                                         -----------------------
                                                         Name: James L. Kacena
                                                         Title:  Vice President


                                                 BRISTOL HOTEL COMPANY

                                                 By:     /s/ Joel M. Eastman
                                                         -----------------------
                                                         Name: Joel M. Eastman
                                                         Title: Vice President

                                                                       EXHIBIT I
                                                             TO MERGER AGREEMENT




                          FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


         FIRST. The name of the corporation is Bristol Hotel Company (the "Company").

         SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

         FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 200,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share.

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to authorize the issuance of shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

         Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3, 8, 10, 11, 12, 13, 34, and 40 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

         SIXTH. Subject to the rights of the holders of any series of Preferred Stock:

                 (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                 (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or a Vice Chairman of the Board (the "Vice Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors then in office (the "Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth; provided, however, that if any proposed amendment or repeal of, or adoption of provision inconsistent with, clause (b) of the first sentence of this Article Sixth is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

         SEVENTH. Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 15 and will be fixed from time to time in the manner described in the By-Laws of the Company. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders.
Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. Each Director will be elected to serve until his or her successor is elected and qualified.

         Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

         Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, by a sole remaining Director, or, if there is no remaining Director, by the stockholders. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directorship for which such Director was so elected and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

         Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock in respect of the election additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office (a) by the Board as provided in the Bylaws and (b) by the stockholders only for cause and only in the manner provided in this
Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Seventh; provided, however, that if any such proposed amendment or repeal or adoption of an inconsistent provision is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

         EIGHTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company in respect of any act or omission occurring in whole or in part prior to such repeal or modification.

         NINTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Ninth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts) and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Ninth. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or otherwise different than that provided in this Article Ninth or the DGCL, and any such agreement approved by the Whole Board will be a valid and binding obligation of the Company regardless of whether one or more members of the Board, or all members of the Board, are parties thereto or to similar agreements. Notwithstanding anything to the contrary in this Article Ninth, in the event that the Company enters into a contract with any person providing for indemnification of such person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such person's counsel or any other professional engaged by such person. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

                                                                       EXHIBIT J
                                                             TO MERGER AGREEMENT



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                             BRISTOL HOTEL COMPANY


                              AMENDED AND RESTATED
                                     BYLAWS


                            As Adopted and in Effect
                           as of ___________ __, 1997





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                             BRISTOL HOTEL COMPANY

                              AMENDED AND RESTATED
                                     BYLAWS


                               TABLE OF CONTENTS


                                                                                                                     Page
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STOCKHOLDERS' MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-74

         1.      Time and Place of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-74
         2.      Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-74
         3.      Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-74
         4.      Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-74
         5.      Inspectors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-75
         6.      Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-75
         7.      Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-75
         8.      Order of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-75

DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-77

         9.      Function . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-77
         10.     Number and Term of Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-77
         11.     Vacancies and New Directorships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-77
         12.     Removal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-78
         13.     Nominations of Directors; Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-78
         14.     Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         15.     Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         16.     Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         17.     Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         18.     Written Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         19.     Participation in Meetings by Telephone Conference  . . . . . . . . . . . . . . . . . . . . . . . .  A-79
         20.     Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-80
         21.     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-81
         22.     Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-81

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-81

         23.     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-81
         24.     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82

OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82

         25.     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82
         26.     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82
         27.     Succession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82
         28.     Authority and Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-82

STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83

         29.     Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83
         30.     Classes of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83
         31.     Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83
         32.     Lost, Stolen, or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83
         33.     Record Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-83

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-84

         34.     Damages and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-84
         35.     Insurance, Contracts, and Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-88

GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89

         36.     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89
         37.     Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89
         38.     Reliance upon Books, Reports, and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89
         39.     Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89
         40.     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89
         41.     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-89

                             STOCKHOLDERS' MEETINGS


         1. Time and Place of Meetings. All meetings of the stockholders for the election of Directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, or a Vice Chairman and stated in the notice of meeting. The Board, the Chairman, or a Vice Chairman may postpone any previously scheduled annual or special meeting of the stockholders.

         2. Annual Meeting. An annual meeting of the stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those whose terms expire and will transact such other business as may properly be brought before the meeting in accordance with Bylaw 8.

         3. Special Meetings. (a) Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called only by (i) the Chairman or a Vice Chairman and (ii) the Secretary within 10 calendar days after receipt of the written request of a majority of the Whole Board. Any such request by a majority of the Whole Board must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.

         (b) Upon the receipt by the Company of a written request executed by the holders of not less than a majority of the outstanding Voting Stock (a "Meeting Request"), the Board will (i) call a special meeting of the stockholders for any lawful purpose (which may not, however, include the election of Directors) and (ii) fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting, which record date will not be later than 60 calendar days after the date of receipt by the Company of the Meeting Notice; provided, however, that no separate special meeting of stockholders requested pursuant to a Meeting Request will be required to be convened if (A) the Board calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of such Meeting Request and (B) the purposes of such annual or special meeting include (among any other matters properly brought before the meeting) the purposes specified in such Meeting Request. Notwithstanding any provision of the Certificate of Incorporation or these Bylaws to the contrary, this Bylaw 3(b) may not be amended or repealed by the Board, and no provision inconsistent therewith may be adopted by the Board, without the affirmative vote of the holders of at least a majority of the Common Stock present or represented by proxy and entitled to vote at any annual or special meeting of stockholders at which such vote is to be taken.

         4. Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

         5. Inspectors. The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

         6. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

         7. Voting. Except as otherwise provided by law or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by these Bylaws or unless the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted will decide any question properly brought before such meeting, unless the question is one upon which by express provision of law, the Certificate of Incorporation, a Preferred Stock Designation, or these Bylaws, a different vote is required, in which case such express provision will govern and control the decision of such question.

         8. Order of Business. (a) The Chairman, or such other officer of the Company designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) who may attend any such stockholders' meeting, by ascertaining whether any stockholder or his proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

         (b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Bylaw 4, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a stockholder of the Company in accordance with Bylaw 8(c).

         (c) For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must (i) be a stockholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company's books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Bylaw 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw 8(c). For purposes of this Bylaw 8(c) and Bylaw 13, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to stockholders. Nothing in this Bylaw 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman or a Vice Chairman or a majority of the Whole Board in accordance with Bylaw 4 or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

         (e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Bylaw 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.


                                   DIRECTORS

         9. Function. The business and affairs of the Company will be managed under the direction of the Board.

         10. Number and Term of Office. (a) Subject to the rights, if any, of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation and to the minimum and maximum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time by (i) a vote of a majority of the Whole Board or (ii) by the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. Each Director will be elected to serve until his or her successor is elected and qualified.

         (b) Notwithstanding anything contained in the Certificate of Incorporation or these Bylaws to the contrary, the term of any Director who is also an officer of the Company will terminate automatically, without any further action on the part of the Board or such Director, upon the termination for any reason of such Director in his or her capacity as an officer of the Company. Notwithstanding anything contained in the Certificate of Incorporation or these Bylaws to the contrary, the affirmative vote of at least 80% of the Directors then in office will be required to amend, repeal, or adopt any provision inconsistent with this Bylaw 10(b).

         11. Vacancies and New Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, vacancies and newly created directorships resulting from any increase in the authorized number of Directors will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directorship for which such Director was so elected and until such Director's successor is elected and qualified.
No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

         12. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office (a) by the Board with or without cause and upon the vote of a majority of the Whole Board and (b) by the stockholders only for cause and only in the manner provided in the Certificate of Incorporation.

         13. Nominations of Directors; Election. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the following procedures will be eligible for election at a meeting of stockholders as Directors of the Company.

         (b) Nominations of persons for election as Directors of the Company may be made only at an annual meeting of stockholders (i) by or at the direction of the Board or (ii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Bylaw 13, who is entitled to vote for the election of Directors at such meeting, and who complies with the procedures set forth in this Bylaw 13. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

         (c) To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 calendar days prior to the annual meeting of stockholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 calendar days prior to the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. To be in proper written form, such stockholder's notice must set forth or include
(i) the name and address, as they appear on the Company's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission under the Exchange Act had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a director of the Company if so elected. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Bylaw 13, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Bylaw 13, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw 13.

         14. Resignation. Any Director may resign at any time by giving written notice of his resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

         15. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

         16. Special Meetings. Special meetings of the Board may be called by the Chairman or a Vice Chairman on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication, and will be called by the Chairman or the Vice Chairman in like manner and on like notice on the written request of five or more Directors. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

         17. Quorum. At all meetings of the Board, a majority of the total number of Directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

         18. Written Action. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or committee.

         19. Participation in Meetings by Telephone Conference. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any such committee, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

         20. Committees. (a) The Board, by resolution passed by a majority of the Whole Board, will designate an executive committee (the "Executive Committee") of not less than two and not more than four members of the Board. The Executive Committee will have and may exercise the powers of the Board, except the power to amend these Bylaws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designation, preferences, and other terms of any series of Preferred Stock), adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend, or recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution, and except as otherwise provided by law. Unless otherwise provided in the resolution designating the Executive Committee, two-thirds of the members of the Executive Committee will constitute a quorum for the transaction of business, and the act of two-thirds of the members of the Executive Committee will constitute the act of such committee.

         (b) The Board, by resolution passed by a majority of the Whole Board, will designate a finance committee (the "Finance Committee") of not less than one nor more than four members of the Board, one of whom will be a Vice Chairman. In the event of the inability of a Vice Chairman to attend any meeting thereof, the Chairman may take the place at such meeting of a Vice Chairman. The Finance Committee will have and may exercise the powers of the Board in the oversight of the financial affairs of the Company, except the power to amend these Bylaws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any series of Preferred Stock), adopt an agreement of merger or consolidation, authorize the issuance of stock, declare a dividend, or recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution, or rescind or modify any prior action of the Whole Board, and except as otherwise provided by law. Two-thirds of the members of the Finance Committee will constitute a quorum for the transaction of business, and the act of two-thirds of the members of the Finance Committee (which must include the affirmative vote of a Vice Chairman or, in the absence of a Vice Chairman, the Chairman) will constitute the act of such committee.

         (c) The Board, by resolution passed by a majority of the Board, may designate one or more additional committees, each such committee to consist of one or more Directors (which, unless otherwise prescribed by the Board, in each case must include either the Chairman or the Vice Chairman, or both) and each to have such lawfully delegable powers and duties as the Board may confer.

         (d) The Executive Committee, the Finance Committee and each other committee of the Board will serve at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such action by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may, by unanimous action, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

         (e) Except as otherwise provided in these Bylaws or by law, any committee of the Board, to the extent provided in Paragraph (a) or (b) of this Bylaw or, if applicable, in the resolution of the Board designating such committee, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. Except as provided in Paragraph (a) or (b) of this Bylaw 20 or as otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members (which, unless otherwise prescribed by the Board, must include the affirmative vote of the Chairman or Vice Chairman or, in the absence of the Chairman or Vice Chairman, the person designated by the Board to take the place of the Chairman or Vice Chairman) will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

         (f) A majority of the members of the Finance Committee, and all of the members of any committee the primary responsibilities of which include (i) reviewing the professional services to be provided by the Company's independent auditors and the independence of such firm from the Company's management, reviewing financial statements with management or independent auditors, and/or reviewing internal accounting controls or (ii) reviewing and approving salaries and other compensation, whether cash or non-cash, and benefits of the Company's executive officers, will be directors who are not employees of the Company, United/Harvey Holdings, L.P., Holiday Corporation, Bass America, Inc. or any affiliate thereof. Notwithstanding any provision of the Certificate of Incorporation or these Bylaws to the contrary, this Bylaw 20(f) may not be amended or repealed by the Board, and no provision inconsistent therewith may be adopted by the Board, without the affirmative vote of the holders of at least a majority of the Common Stock present or represented by proxy and entitled to vote at any annual or special meeting of stockholders at which such vote is to be taken.

         21. Compensation. The Board may establish such compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, or for other services by Directors to the Company or any of its majority-owned subsidiaries, as the Board may determine.

         22. Rules. The Board may adopt rules and regulations for the conduct of its meetings and the management of the affairs of the Company.


                                    NOTICES

         23. Generally. Whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws, notice is required to be given to any

Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his, her, or its address as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as may otherwise be permitted by these Bylaws.

         24. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.


                                    OFFICERS

         25. Generally. The officers of the Company will be elected by the Board and will consist of a Chairman, a Chief Executive Officer, a President, a Secretary, and a Treasurer. The Board may also choose any one or more Vice Chairmen or Vice Presidents and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chairman or a Vice Chairman to appoint any person to any office other than Chairman, Vice Chairman, President, Secretary, or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer's powers or duties to any other officer or to any Director.

         26. Compensation. The compensation of all officers and agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

         27. Succession. The officers of the Company will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board as provided in Bylaw 24.

         28. Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board or by the Chairman or the Vice Chairman as provided in Bylaw 24.

                                     STOCK

         29. Certificates. Certificates representing shares of stock of the Company will be in such form as is determined by the Board or an authorized committee thereof, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the Chairman or a Vice Chairman and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time certificates are issued and delivered.

         30. Classes of Stock. The designations, preferences, and relative participating, optional, or other special rights of the various classes of stock or series thereof, and the qualifications, limitations, or restrictions thereof, will be set forth in full or summarized on the face or back of the certificates which the Company issues to represent its stock or, in lieu thereof, such certificates will set forth the office of the Company from which the holders of certificates may obtain a copy of such information.

         31. Transfers. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it will be the duty of the Company to issue, or cause its transfer agent to issue, a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

         32. Lost, Stolen, or Destroyed Certificates. The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen, or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen, or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of the new certificate.

         33.     Record Dates.    (a) In order that the Company may determine
the stockholders entitled to notice of or to vote at any meeting of stockholder or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting.
If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

         (b) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

         (c) The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.


                                INDEMNIFICATION

         34. Damages and Expenses. (a) Without limiting the generality or effect of Article Ninth of the Certificate of Incorporation, the Company will to the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to be a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether or not for profit (including the heirs, executors, administrators, or estate of such person), or anything done or not done by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         (b) The right of indemnification provided in this Bylaw 34 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to Proceedings commenced or continuing after the adoption of this Bylaw 34, whether arising from acts or omissions occurring before or after such adoption.

         (c) In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions, and remedies will apply with respect to advancement of expenses and the right to indemnification under this Bylaw 34:

                   (i) All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding will be advanced to the Indemnitee by the Company within 30 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the expenses incurred by the Indemnitee and, if and to the extent required by law at the time of such advance, will include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amounts advanced as to which it may ultimately be determined that the Indemnitee is not entitled. If such an undertaking is required by law at the time of an advance, no security will be required for such undertaking and such undertaking will be accepted without reference to the recipient's financial ability to make repayment.

                   (ii) To obtain indemnification under this Bylaw 34, the Indemnitee will submit to the Secretary a written request, including such documentation supporting the claim as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification will be made not less than 60 calendar days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary will promptly upon receipt of such a request for indemnification advise the Board in writing that the Indemnitee has requested indemnification. The Indemnitee's entitlement to indemnification under this Bylaw 34 will be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board, or, in the case of an Indemnitee that is not a present or former officer of the Company, by any committee of the Board or committee of officers or agents of the Company designated for such purpose by a majority of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (1) a Change of Control (as hereinafter defined) has occurred and the Indemnitee so requests or (2) in the case of an Indemnitee that is a present or former officer of the Company, a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in subparagraph (iii) below. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to clause (B) above, a majority of the Disinterested Directors will select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control has occurred, the Indemnitee will select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

                   (iii) Except as otherwise expressly provided in this Bylaw 34, the Indemnitee will be presumed to be entitled to indemnification under this Bylaw 34 upon submission of a request for indemnification together with the

       Supporting Documentation in accordance with subparagraph (c)(ii) above, and thereafter the Company will have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under subparagraph (c)(ii) to determine entitlement to indemnification has not been appointed or has not made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee will be deemed to be entitled to indemnification and the Indemnitee will be entitled to such indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in paragraph (a) of this Bylaw 34, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

                   (iv) (A) In the event that a determination is made pursuant to subparagraph (c)(ii) that the Indemnitee is not entitled to indemnification under this Bylaw 34, (1) the Indemnitee will be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or
       (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (2) any such judicial proceeding or arbitration will be de novo and the Indemnitee will not be prejudiced by reason of such adverse determination, and (3) in any such judicial proceeding or arbitration the Company will have the burden of proving that the Indemnitee is not entitled to indemnification under this Bylaw 34.

                   (B) If a determination is made or deemed to have been made, pursuant to subparagraph (c)(ii) or (iii) of this Bylaw 34 that the Indemnitee is entitled to indemnification, the Company will be obligated to pay the amounts constituting such indemnification within five business days after such determination has been made or deemed to have been made and will be conclusively bound by such determination unless
       (1) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (2) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to subparagraph (c)(i) of this Bylaw 34 or payment of indemnification is not made within five business days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to subparagraph (c)(ii) or (iii) of this Bylaw 34, the Indemnitee will be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of any event described in subclause (1) or (2) of this clause
       (A) (a "Disqualifying Event"); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

                   (B) The Company will be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to the provisions of this subparagraph (c)(iv) that the procedures and presumptions of this Bylaw 34 are not valid, binding, and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Bylaw 34.

                   (C) In the event that the Indemnitee, pursuant to the provisions of this subparagraph (c)(iv), seeks a judicial adjudication of, or an award in arbitration to, enforce his or her rights under, or to recover damages for breach of, this Bylaw 34, the Indemnitee will be entitled to recover from the Company, and will be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it is determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration will be prorated accordingly.

                   (v)  For purposes of this paragraph (c):

                        (A) "Change in Control" means the occurrence of any of the following events:

                                (1) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of the Company immediately prior to such transaction;

                                (2)      The Company sells or otherwise
                        transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                                (3)      If, during any period of two
                        consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (3) each Director who is first elected, or first nominated for election by the Company's stockholders by a vote of at least two-thirds of the Directors (or a committee of the Directors), then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

               (B) "Disinterested Director" means a Director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

               (C) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (1) the Company or the Indemnitee in any matter material to either such party or (2) any other party to the Proceeding giving rise to a claim for indemnification under this Bylaw 34. Notwithstanding the foregoing, the term "Independent Counsel" will not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would be precluded from representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Bylaw 34.

       (d) If any provision or provisions of this Bylaw 34 are held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of this Bylaw 34 (including without limitation all portions of any paragraph of this Bylaw 34 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Bylaw 34 (including without limitation all portions of any paragraph of this Bylaw 34 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

       35. Insurance, Contracts, and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in Bylaw 34 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under Bylaw 34 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Bylaw 34. Notwithstanding anything to the contrary contained in Bylaw 34, in the event that the Company enters into a contract with any person providing for indemnification of such person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such person's counsel or any other professional engaged by such person.

                                    GENERAL

       36. Fiscal Year. The fiscal year of the Company will be fixed from time to time by the Board.

       37. Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

       38. Reliance upon Books, Reports, and Records. Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

       39. Time Periods. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded and the day of the event will be included.

       40. Amendments. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (b) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders.

       41. Certain Defined Terms. Terms used herein with initial capital letters that are defined in the Certificate of Incorporation are used herein as so defined.

                                                                         ANNEX B





                           [MERRILL LYNCH LETTERHEAD]





                                           April 7, 1997




Board of Directors
Bristol Hotel Company
14285 Midway Road
Suite 300
Dallas, Texas 75244

Gentlemen:

       Bristol Hotel Company (the "Company"), a Delaware corporation, Holiday Corporation, a Delaware Corporation ("HC"), and Holiday Inns, Inc., a Tennessee corporation and a wholly owned subsidiary of HC ("HII"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, HII will be merged with and into the Company in a series of transactions (collectively, the "Acquisition", which term shall also include the debt exchange contemplated by Section 2.06 of the Merger Agreement and the transactions contemplated by the Asset Purchase Agreements referenced in
Section 11.01(f) of the Merger Agreement) in which the outstanding stock of HII will be converted into, and certain indebtedness assumed by the Company in the Acquisition will be satisfied for, an aggregate of 9,373,118 shares of the common stock of the Company (the "Company Shares"), par value $.01 per share. Prior to the effective time of the Acquisition, HII will divest certain assets and liabilities as contemplated by a Contribution Agreement (as defined in and annexed to the Merger Agreement). The assets and liabilities remaining in HII following such divestiture, together with the assets to be acquired by the Company pursuant to the Asset Purchase Agreements, shall be referred to herein as the "Acquired Business." The Company will also assume or incur certain indebtedness pursuant to the Merger Agreement, and the parties will enter into certain other agreements as specified in the Merger Agreement.

       You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Acquisition is fair to the Company from a financial point of view.

       In arriving at the opinion set forth below, we have, among other things:

       (1) Reviewed the Company's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1995, the Company's Current Report on Form 8-K, dated June 17, 1996, and the Company's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

       (2) Reviewed certain information, including historical financial statements and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquired Business, which were based on information provided to us by the Company and HII;

       (3) Conducted discussions with members of senior management of the Company and HII concerning their respective business prospects and proposed capital expenditure programs, and the expected financial impact of such capital expenditure programs;

       (4) Reviewed the historical market prices and trading activity for the Company Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

       (5) Considered the pro forma effect of the Acquisition on the combined entity's capitalization ratios and earnings, cash flow and book value per share;

       (6) Compared the results of operations of the Company and the Acquired Business with those of certain companies which we deemed to be reasonably similar to the Company and the Acquired Business, respectively;

       (7) Compared the proposed financial terms of the Acquisition with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

       (8) Reviewed the Merger Agreement and the other transaction documents referenced therein; and

       (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be relevant.

       In preparing our opinion, we have relied with your consent on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and HII, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or the Acquired Business. With respect to the financial forecasts provided to us, we have assumed that they are based on reasonable assumptions and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company or the Acquired Business as well as the financial impact of the proposed capital expenditure programs to be implemented by the Company. We have assumed, at the Company's direction, that the tax effects to the holders of the Company Shares resulting from the Acquisition will be immaterial. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

       We express no opinion as to the prices at which the Company Shares will trade following the consummation of the Acquisition or the prices at which the Company Shares will trade between the announcement and consummation of the Acquisition. In addition, our opinion does not address the relative merits of the Acquisition and alternative business combinations with third parties. Finally, this opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any holder of the Company Shares as to how such holder should vote on the Acquisition.

       We have, in the past, provided financial advisory and financing services to the Company and Bass plc and acted as an underwriter to the Company on unrelated matters and have received customary fees for the rendering of such services. We will also receive a fee for services in connection with the Acquisition. In the ordinary course of our business, we may actively trade in the Company Shares or securities of Bass plc for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

       On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Acquisition is fair to the Company from a financial point of view.

                                           Very truly yours,

                                           MERRILL LYNCH, PIERCE, FENNER
                                             & SMITH INCORPORATED


                                           By: /s/ MARTIN J. CICCO
                                              ----------------------------------
                                                  Managing Director
                                                  Investment Banking Group

                             BRISTOL HOTEL COMPANY

                      1997 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned holder of shares of Bristol Hotel Company ("Bristol") hereby appoints Joel M. Eastman, J. Peter Kline and Jeffrey P. Mayer, and each of them, jointly and severally and with full power of substitution and resubstitution, as proxies of the undersigned, to represent and to vote, as designated below and in accordance with their judgment, all of the shares of Bristol Common Stock held of record by the undersigned on March 14, 1997 at the Annual Meeting of Stockholders of Bristol to be held on April 28, 1997 and at any and all postponements and adjournments thereof.



     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS TO ADOPT THE MERGER AGREEMENT, TO ADOPT THE CHARTER AMENDMENT, TO ELECT THE TWO LISTED NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS BRISTOL'S INDEPENDENT ACCOUNTANTS AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.


                      (Continued, and to be dated and signed, on the other side)

1.   Adoption of the Agreement and Plan of Merger among Bristol Hotel Company,
     Holiday Corporation and Holiday Inns, Inc. (the "Merger Agreement").

          FOR [ ]                  AGAINST [ ]              ABSTAIN [ ]

2. Adoption of an amendment to Bristol's certificate of incorporation to increase the number of authorized shares of Bristol Common Stock from 75,000,000 to 150,000,000 and to remove the provisions therein relating to the classification of Bristol's Board of Directors (the "Charter
     Amendment").

          FOR [ ]                  AGAINST [ ]              ABSTAIN [ ]

     The Charter Amendment is an integral part of the merger contemplated by the Merger Agreement and will be effected only upon consummation of such merger. Accordingly, a vote "against" the Charter Amendment (Proposal 2) will be counted also as a vote "against" adoption of the Merger Agreement
     (Proposal 1) and a vote "against" adoption of the Merger Agreement
     (Proposal 1) will be counted also as a vote "against" the Charter
     Amendment (Proposal 2), irrespective of whether or the manner in which you vote with respect to such other proposal.

3.   Election of Directors.

     FOR both nominees listed below                 WITHHOLD AUTHORITY to vote
     (except as marked to the contrary below) [ ]   for both nominees listed below [ ]

       J. PETER KLINE and KURT C. READ

     (INSTRUCTION: To withhold authority to vote for either nominee write that nominee's name on the space provided below.)

     _____________________________________

4.   Ratification of Arthur Andersen LLP as Bristol's independent accountants.

          FOR [ ]                  AGAINST [ ]              ABSTAIN [ ]

5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.


                                        This proxy should be dated, signed by
                                        the stockholder as his, her or its name
                                        appears below, and returned promptly in
                                        the enclosed envelope. Joint owners
                                        should each sign personally, and
                                        trustees and others signing in a
                                        representative capacity should indicate
                                        the capacity in which they sign.

                                        Dated:___________________________, 1997


                                        _______________________________________
                                        Signature of Stockholder



                                        _______________________________________
                                        Signature of Stockholder


         USING BLUE OR BLACK INK, PLEASE MARK, SIGN AND PROMPTLY RETURN
                    THIS PROXY CARD IN THE ENVELOPE PROVIDED